AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1995


                                                       REGISTRATION NO. 33-77096


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                            BDM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         7373                        54-1561881
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation)         Classification Code Number)        Identification No.)

                              -------------------

                                  1501 BDM WAY
                          MCLEAN, VIRGINIA 22102-3204
                                 (703) 848-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                                PHILIP A. ODEEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BDM INTERNATIONAL, INC.
                                  1501 BDM WAY
                          MCLEAN, VIRGINIA 22102-3204
                                 (703) 848-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                WITH COPIES TO:

 WILLIAM J. GRANT, JR., ESQ.        ROBERT H. CRAFT, JR., ESQ.
   WILLKIE FARR & GALLAGHER             SULLIVAN & CROMWELL
     ONE CITICORP CENTER          1701 PENNSYLVANIA AVENUE, N.W.
     153 EAST 53RD STREET             WASHINGTON, D.C. 20006
   NEW YORK, NEW YORK 10022               (202) 956-7500
        (212) 821-8000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                              -------------------

                   CALCULATION OF ADDITIONAL REGISTRATION FEE



                                               PROPOSED          PROPOSED
                                               MAXIMUM           MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT           OFFERING         AGGREGATE         AMOUNT OF
    SECURITIES TO BE          TO BE           PRICE PER          OFFERING        REGISTRATION
       REGISTERED           REGISTERED         SHARE(1)          PRICE(1)         FEE(2)(3)
Common Stock, par value
$.01 per share..........      230,000           $19.00          $4,370,000        $1,507(3)



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a).



(2) Does not include registration fee of $13,682 for 2,645,000 shares of Common Stock previously registered on March 30, 1994 with the initial filing of the registration statement, which fee was paid at such time.



(3) Represents registration fee due on additional shares of Common Stock to be offered by the Company.

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            BDM INTERNATIONAL, INC.
                             CROSS REFERENCE SHEET

    Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.


                   ITEM IN FORM S-1                         LOCATION IN PROSPECTUS
      ------------------------------------------  ------------------------------------------
1.    Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus..............................  Outside Front Cover Page
2.    Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front and Outside Back Cover Pages
3.    Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Prospectus Summary; Risk Factors
4.    Use of Proceeds...........................  Use of Proceeds
5.    Determination of Offering Price...........  Underwriting
6.    Dilution..................................  Dilution
7.    Selling Security Holders..................  Not Applicable
8.    Plan of Distribution......................  Outside Front Cover Page; Underwriting
9.    Description of Securities to be
      Registered................................  Description of Capital Stock
10.   Interests of Named Experts and Counsel....  Validity of Common Stock; Experts
11.   Information with Respect to the
      Registrant................................  Prospectus Summary; The Company; Risk
                                                    Factors; Use of Proceeds; Dividend
                                                    Policy; Capitalization; Selected
                                                    Consolidated Financial Information;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management;
                                                    Certain Transactions; Security Ownership
                                                    of Certain Beneficial Owners and
                                                    Management; Description of Capital
                                                    Stock; Shares Eligible for Future Sale
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities...............................  Not Applicable

                   SUBJECT TO COMPLETION, DATED MAY 12, 1995



[LOGO]



                                2,500,000 SHARES
                            BDM INTERNATIONAL, INC.


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                              -------------------


    Of the 2,500,000 shares of Common Stock offered, 2,000,000 shares are being offered in the United States and 500,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".



    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $17.00 and $19.00. For factors to be considered in determining the initial public offering price. See "Underwriting".



    SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.



    Application has been made for the Common Stock to be approved for quotation and trading on the Nasdaq National Market under the symbol "BDMI".

                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                  INITIAL PUBLIC     UNDERWRITING     PROCEEDS TO
                                  OFFERING PRICE     DISCOUNT(1)      COMPANY(2)
                                  --------------     ------------     -----------
Per Share.....................               $                  $               $
Total(3)......................               $                  $               $

- ------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



(2) Before deducting estimated expenses of $650,000 payable by the Company.



(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 375,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting".



                              -------------------



    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
           , 1995.


GOLDMAN, SACHS & CO.                                      LEHMAN BROTHERS
                              -------------------


                  The date of this Prospectus is       , 1995.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Depicted here is a graphic with no images other than the following text:

    BDM . . . a multinational information technology company that operates primarily in:

    - Systems and Software Integration

    - Computer and Technical Services

    - Enterprise Management and Operations



                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed with the SEC can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (7 World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611).

    The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                              -------------------


    IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE
COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Depicted on a fold-out page behind the front cover of the prospectus is a graphic introducing the Company and its four decentralized subsidiaries which contains the following:

     (1)  five pictures portraying examples of the Company's operations.

     (2)  a box containing the following text:

          Systems and Software Integration ("SSI")
          *    Software Development
          *    Systems Integration
          *    Computer Consolidation and Migration
          *    Enterprise Architecture Development
          *    Interoperability and Standardization
          *    Real-Time Controls (Air Traffic Systems)
          *    Environmental Information Management
          *    Logistics Computer Systems
          *    Education Information Systems
          *    Warehouse and Distribution Systems
          *    Health and Human Services Systems
          *    Transaction Management Systems
          *    Computer Network Design and Integration
          *    Manufacturing Automation and Modernization
          *    Re-engineering and Change Management

          Computer and Technical Services ("CTS")
          *    Systems Engineering and Technical Assistance
          *    Modeling and Simulation
          *    Systems and Requirements Analysis
          *    Test and Evaluation
          *    Environmental and Energy Services
          *    Workforce Development and Training
          *    Engineering Design and Development
          *    Telecommunications Services
          *    Advanced Transportation Services
          *    Management Consulting

          Enterprise Management and Operations ("EMO")
          *    R & D Management
          *    Test Center Management
          *    Training Center Management
          *    Data Center Management

     (3)  a graphic showing substantially the following information:


                        Primary Areas      Primary
                        of Operations      Clients             Headquarters
                        -------------      -------             ------------

BDM Federal             SSI, CTS           Defense and         McLean, Virginia
                        and EMO            Civil Government
                                           Agencies


BDM Technologies        SSI                State and Local     McLean, Virginia
                                           Governments,
                                           Commercial


BDM Europe              SSI, CTS           German Government,  Ottobrun, Germany
                        and EMO            Commercial
                                           (European)


Vinnell Corporation     CTS and EMO        Defense (Foreign    Fairfax, Virginia
                                           Locations), U.S.
                                           Civil Agencies

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the "Company" or "BDM" include BDM International, Inc. and its subsidiaries. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment options are not exercised.


                                  THE COMPANY


    BDM is a multinational information technology company that operates in three interrelated markets:



    . SYSTEMS AND SOFTWARE INTEGRATION. The Company creates information and other computer-based systems that are tailored to specific public and private sector client needs. It does so by applying commercial off-the-shelf hardware and software, purchased from multiple vendors, to user-oriented system solutions with integrated software developed by the Company. BDM's expertise includes consolidating computer operations and/or migrating from older mainframe-based computer systems to newer, more flexible, standardized open systems based on client/server architectures linked by local and wide-area networks. Current multi-year contracts in this market include development and delivery of client/server as well as mainframe-based management information and transaction processing systems, real time control systems (such as air traffic control), automated distribution systems and computer networks. Systems and Software Integration revenue in 1994 was approximately $197 million (26% of total revenue) and has grown at a compound annual growth rate of 33% since 1991 (31% excluding acquisitions).



    . COMPUTER AND TECHNICAL SERVICES. The Company provides a broad range of scientific, engineering, technical assistance and consulting services spanning the complete life-cycle of complex programs. Typical assignments involve system concept development, requirements analysis, training and systems testing. Specific examples include advanced modeling and simulation services to help clients improve planning, testing and training; the use of image technology to enhance security and intelligence; numerous programs in command, control, communications, computers and intelligence to assist the U.S. military services and other clients; and environmental remediation and waste management services. Through this work, BDM also gains insights into its clients' operations, identifies potential cost-effective systems solutions and thereby positions itself to capture complex systems and software integration opportunities. Computer and Technical Services revenue in 1994 was approximately $491 million (63% of total revenue) and has grown at a compound annual growth rate of 36% since 1991 (4% excluding acquisitions).



    . ENTERPRISE MANAGEMENT AND OPERATIONS. The Company manages and operates research and development centers, test facilities and logistics and training centers on behalf of its clients. Examples include managing and operating the U.S. government's primary petroleum energy research facility; various European test facilities for vehicles, aircraft and spacecraft; and five Job Corps Centers. These activities, together with the Company's capabilities in Systems and Software Integration and Computer and Technical Services, enable BDM to provide the full range of services that its clients often require. Enterprise Management and Operations revenue in 1994 was approximately $86 million (11% of total revenue) and has grown at a compound annual growth rate of 71% since 1991 (24% excluding acquisitions).

BUSINESS STRATEGIES AND STRENGTHS


    BDM is pursuing a strategy of growth and diversification through its decentralized subsidiaries--BDM Federal, BDM Technologies, BDM Europe and Vinnell--to become a global information technology ("IT") company. Total revenue has grown from $297 million in 1991 to $774 million in 1994, a compound annual growth rate of 38% (14% excluding acquisitions). Building on its core competencies developed over 35 years of serving the U.S. Department of Defense (the "DOD") and its reputation for high quality professional work, BDM is transferring its expertise to selected public and private sector clients in targeted vertical markets. The following chart illustrates how BDM has implemented its diversification program from 1991 through 1994:




Depicted here is a bar chart displaying substantially the following information (revenue in thousands):


                   Commercial, Civil Government
                       and International               U.S. Defense
                       -----------------               ------------

          Total
         Revenue          Revenue            %          Revenue        %
         -------          -------           ---         -------       ---


1991     $297              $ 98             33%         $199          67%

1992      424               211             50           213          50

1993      558               297             53           261          47

1994      774               529             68           245          32




    The aggregate stated award value of new contracts won by the Company in 1994 exceeded $1 billion for the second consecutive year. No single contract represented more than 10% of total revenue in 1994. See "Business--Company Operations" for a description of some of the Company's contracts.



    BDM attributes much of its recent performance to the following strategies and strengths:



    EMPHASIS ON INFORMATION TECHNOLOGY SYSTEMS MARKETS. BDM has placed an emphasis on strengthening its ability to compete in the fast-growing systems and software integration marketplace, focusing on large multi-year contracts ranging upward from $50 million. The Company has pursued its information systems strategy through such actions as the establishment of BDM Technologies, an IT company focused on commercial and state and local government clients, and the acquisition of two European companies that possess significant IT systems capabilities. To enhance the Company's ability to compete in targeted vertical information systems markets, the Company is developing a common IT strategy, standardized software methodologies, and a pool of systems professionals who can be deployed across each of its subsidiaries. The Company believes that its position and reputation in IT markets are reflected by its dollar-based competitive win rate of 51% of the Company's bids on contracts awarded in 1994.



    EXPANSION INTO TARGETED MARKETS. The Company has successfully transitioned its expertise gained from work with the DOD into such vertical markets as environmental/waste management, energy research and development, air traffic control, work force development and training, education technologies, health and human services information management, and manufacturing and distribution automation for civil government and commercial clients. BDM has penetrated the civil government business through systems development and integration contracts, such as its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system for the SEC, and has built a market position in health and welfare systems for state governments and education systems for state and local school districts. BDM's commercial and civil government business (both international and domestic) increased from $83 million in 1991 to $336 million in 1994, representing approximately 43% of the Company's 1994 revenue.



    GLOBAL DIVERSIFICATION. In 1994, BDM generated more revenue from international clients ($336 million) than from all sources in 1991 ($297 million). The Company believes that its ability to serve clients on a global basis is a competitive differentiator in the marketplace. The Company's overseas presence allows it to project its core competencies into less competitive IT markets which the Company believes will afford significant growth and margin expansion opportunities. BDM has expanded vigorously into European and Middle Eastern markets, aided by two key acquisitions, and has begun marketing in the Pacific Rim.



    FOCUSED ACQUISITION PROGRAM. The Company is experienced in identifying and consummating acquisitions and subsequently integrating acquired businesses into existing operations. The Company intends to continue to pursue an acquisition program, primarily focused on expanding its position in global information technology markets. The Company will concentrate on identifying acquisition targets, particularly those focusing on commercial clients, which have strong existing management teams in place that can be integrated into BDM's decentralized operating structure within a common overall strategy.



                                 THE OFFERINGS



Common Stock offered hereby(1):
    United States Offering...................  2,000,000
    International Offering...................  500,000
      Total..................................  2,500,000
Total Common Stock to be outstanding after
the Offerings(1)(2)(3).......................  11,975,656
Proposed Nasdaq National Market Symbol.......  BDMI
Use of proceeds..............................  To repay a portion of the Company's outstanding bank debt and certain acquisition
                                               indebtedness.


- ------------


(1) Does not include 375,000 shares of Common Stock, par value $.01 per share ("Common Stock") of the Company that are subject to the over-allotment options granted by the Company to the Underwriters. See "Underwriting."


(2) Includes 400,000 shares of outstanding Class B Common Stock, par value $.01 per share ("Class B Common Stock"), which shares are identical in almost all respects to shares of Common Stock, except that shares of Class B Common Stock only have voting rights to the extent required by the General Corporation Law of the State of Delaware (the "DGCL"). There are currently two holders of Class B Common Stock, which are both subject to independent regulatory restraints on the ownership of voting securities. Shares of Class B Common Stock are convertible into shares of Common Stock on a one-for-one basis upon their disposition in connection with a public offering, in a sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), following a public offering or in certain other circumstances. See "Description of Capital Stock--Common Stock and Class B Common Stock."


(3) For information regarding Common Stock issuable upon exercise of outstanding options, see footnote 1 to "Capitalization." As used in this Prospectus, references to the "U.S. Offering" shall mean the offering of shares of Common Stock pursuant to this Prospectus in the United States, and references to the "International Offering" shall mean the offering of such shares outside the United States. The U.S. Offering and the International Offering shall be referred to herein collectively as the "Offerings."

                         SUMMARY FINANCIAL INFORMATION


                                    THREE MONTHS ENDED
                                         MARCH 31,
                                        (UNAUDITED)                YEAR ENDED DECEMBER 31,
                                    -------------------   -----------------------------------------
                                      1995       1994     1994(1)    1993(1)    1992(2)    1991(3)
                                    --------   --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS DATA:
Revenue...........................  $191,901   $165,163   $774,249   $558,292   $424,389   $296,798
Cost of sales.....................   156,989    135,334    643,728    460,186    348,191    236,165
Selling, general and
  administrative..................    19,385     19,373     82,950     63,847     41,940     32,328
Depreciation, amortization and
  other...........................     5,622      4,899     20,627     12,089     14,802     18,650
                                    --------   --------   --------   --------   --------   --------
Operating profit..................     9,905      5,557     26,944     22,170     19,456      9,655
Interest expense, net.............     1,121        248      3,481      4,178      5,302      6,425
Equity in earnings of
  affiliates......................      (332)      (386)    (1,841)    (2,223)    (1,852)     --
Minority interest.................     2,227        582      2,526      1,555      --         --
                                    --------   --------   --------   --------   --------   --------
Income before income taxes........     6,889      5,113     22,778     18,660     16,006      3,230
Provision for income taxes........     3,555      2,205      9,700      7,632      6,552      2,710
                                    --------   --------   --------   --------   --------   --------
Income before extraordinary gain
  and cumulative effect of
accounting change.................     3,334      2,908     13,078     11,028      9,454        520
Extraordinary gain, net of tax....     --         --         --           413      --         --
Cumulative effect of accounting
  change..........................     --         --         --         --          (115)     --
                                    --------   --------   --------   --------   --------   --------
Net income........................  $  3,334   $  2,908   $ 13,078   $ 11,441   $  9,339   $    520
                                    --------   --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------   --------
EARNINGS PER SHARE:
Income before extraordinary gain
  and cumulative effect of
accounting change.................  $   0.33   $   0.24   $   1.20   $   0.92   $   0.81   $   0.05
Extraordinary gain................     --         --         --          0.03      --         --
Cumulative effect of accounting
  change..........................     --         --         --         --         (0.01)     --
                                    --------   --------   --------   --------   --------   --------
Net income........................  $   0.33   $   0.24   $   1.20   $   0.95   $   0.80   $   0.05
                                    --------   --------   --------   --------   --------   --------
                                    --------   --------   --------   --------   --------   --------


                                      AS OF MARCH 31,
                                        (UNAUDITED)                  AS OF DECEMBER 31,
                                    -------------------   -----------------------------------------
                                    1995(4)      1994     1994(4)    1993(1)    1992(2)    1991(3)
                                    --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets....................  $238,933   $210,519   $270,079   $242,800   $135,775   $105,220
Total assets......................   304,778    271,883    335,551    303,436    174,816    133,577
Current liabilities...............   158,760    121,387    175,165    161,052     81,033     48,525
Long-term debt....................    60,130     53,593     82,750     48,480     38,423     40,940
Stockholders' equity..............    44,429     65,204     41,105     62,909     54,932     44,112

- ------------


(1) On November 16, 1993, the Company acquired a 45% interest in Industrieanlagen-Betriebsgesellschaft mbH ("IABG"), a company formerly owned indirectly by the German Government, and entered into an agreement which gives the Company voting control of IABG and permits the Company to manage IABG's operations. The Company's financial statements consolidate IABG's financial position and results of operations and report the remaining owners' 55% interest as a minority interest. This acquisition was accounted for as a purchase, and the Company's consolidated results of operations include IABG from the date of its acquisition through its subsidiary, BDM Europe.



(2) On March 13, 1992, the Company acquired the outstanding common stock of Vinnell Corporation ("Vinnell") for approximately $29.6 million, including transaction expenses. This acquisition was accounted for as a purchase and the Company's consolidated results of operations include Vinnell from the date of its acquisition.



(3) The Company was acquired in an investor and management led buyout on October 23, 1990. The acquisition was accounted for as a purchase and $93.5 million of indebtedness of the Company related to the buyout was incurred. The results of 1991 and 1990 reflect certain one-time acquisition-related expenses.



(4) The decline in stockholders' equity and increase in long-term debt reflects the impact of the repurchase of 2.6 million shares of Common Stock and Class B Common Stock for $36.4 million on May 27, 1994.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered when evaluating an investment in the shares of Common Stock offered hereby.

CONCENTRATION OF REVENUE


    Approximately 49%, 69%, 76% and 90% of the Company's total revenue in 1994, 1993, 1992 and 1991, respectively, was derived from contracts or subcontracts funded by the U.S. Government, which includes contracts funded by the DOD that accounted for approximately 32%, 47%, 50% and 67% of the Company's total revenue in such years, respectively. Although the percentage of the Company's revenue that is derived from U.S. Government contracts has decreased, the Company believes that the success and development of its business will continue to be dependent upon its ability to participate in U.S. Government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in U.S. Government contracting policies. Among the factors that could materially adversely affect the Company's government contracting business are budgetary constraints, changes in fiscal policies or available funding, changes in government programs or requirements, including proposals to abolish certain government agencies or departments, curtailment of the U.S. Government's use of technology services firms, the adoption of new laws or regulations, technological developments and general economic conditions. These factors could cause U.S. Government agencies to exercise their right to terminate existing contracts for convenience or not to exercise options to renew.



    Certain of the Company's contracts individually contribute a significant percentage of the Company's revenue. In 1994, the Company's largest contract (by revenue) generated approximately 9% of the Company's total revenue, and the ten largest and 30 largest contracts (by revenue) generated approximately 37% and 53% of the Company's total revenue, respectively. Termination of such contracts, or the Company's inability to renew or replace such key contracts when they expire, could have a material adverse effect on the Company.



    Approximately 16% and 14% of the Company's revenue in 1994 was derived from contracts funded by the Saudi and the German governments, respectively. See "--International Operations".



CONTRACTS WITH U.S. FEDERAL, STATE AND LOCAL GOVERNMENTS



    U.S. Government contracts, by their terms, generally can be terminated at any time by the U.S. Government, without cause, for the convenience of the U.S. Government. If a U.S. Government contract is so terminated, the Company would be entitled to receive compensation for the services provided or costs incurred through the time of termination and a negotiated amount of profit on the contract. Government contractors who fail to comply with applicable government procurement-related statutes and regulations may also be subject to potential contract termination, suspension or debarment from contracting with the Government, or other remedies. Most U.S. Government contracts are also subject to modification in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other U.S. Government auditors. Further, U.S. Government contract awards may be protested by competitors.



    The Company in the ordinary course of its business occasionally performs services for U.S. Government clients in advance of receiving a funded contractual document. The Company does so with the expectation that such contractual authorization will be obtained. As of December 31, 1994, the Company had recognized no material amounts of revenue for U.S. Government clients for which funding had not been obtained; however, no assurance can be given that the Company will not experience material losses relating to this practice in the future.



    Approximately $45 million in revenue (6% of total revenue) in 1994 was derived from subcontracts with prime contractors on U.S. Government contracts. Accordingly, the Company may be adversely affected if a prime contractor fails to perform satisfactorily or is unable or unwilling, for financial or other reasons, to meet its obligations to the Company.



    Many of the types of provisions governing U.S. Government contracts described above also apply to the Company's contracts with state and local governments and their agencies. In addition, with respect to state and local government clients, budgeting pressures and other financial constraints may result in reductions in funding of various state and local government programs, which may affect the ability of the Company to obtain new contracts with state and local governments, cause state and local governments to exercise their right to terminate existing contracts for convenience or not to exercise their options thereunder and may result in the extension of the procurement and contract funding process over a longer period of time.


INTERNATIONAL OPERATIONS


    The Company has recently increased its efforts to build its presence in international markets. The Company recognized approximately $336 million in revenue (43% of total revenue) in 1994 from contracts funded by international clients. While management believes that BDM's experience serving the domestic market translates into an ability to serve international markets, no assurance can be given that the Company's efforts will succeed.



    The Company recognized approximately $194 million in revenue (25% of total revenue) in 1994 from contracts with foreign defense agencies and approximately $54 million in revenue (7% of total revenue) in 1994 from contracts with other foreign government agencies. A significant amount of this revenue was derived from contracts funded by foreign governments under the U.S. Government's Foreign Military Sales ("FMS") program. FMS contracts involve the provision of services to certain foreign governments, procured through U.S. Government contracting mechanisms, but funded by the foreign governments themselves. The Company could be materially adversely affected as a result of any political instability or financial constraints experienced, or decisions to decrease funding, by such foreign governments.



    In 1993, the Company acquired a 45% interest in IABG pursuant to a plan of privatization by the German Government. In connection with the acquisition, the Company entered into an agreement by which the Company votes 53% of the shares of IABG except in those instances in which the German Federal Ministry of Defense determines that an issue before the shareholders affects German national security interests. In addition, BDM has received an informal commitment from the German Government to use its best efforts to continue to direct business to IABG through 1996, although there can be no assurance that IABG will receive such business. This commitment will terminate at the end of 1996.



ENTRY INTO NEW MARKETS



    The Company has continued to diversify into new markets. These markets for services offered by the Company are highly competitive, with numerous competitors having substantially greater experience, market presence and resources than the Company. There can be no assurance that the Company will be successful in future efforts to enter into these markets.

CONTRACT PROFIT EXPOSURES


    The Company's services are provided primarily through three types of contracts: fixed-price, time-and-material and cost-reimbursable contracts. Approximately 30% of the Company's total revenue in 1994 was attributable to fixed-price contracts which require the Company to perform services under a contract at a stipulated price. The Company derived approximately 27% of its total revenue during the same period from time-and-material contracts which reimburse the Company for the number of labor hours expended at established hourly rates negotiated in the contract, plus the cost of materials incurred. The balance of the Company's contracts (approximately 43%) are cost-reimbursable contracts under which the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit.



    The Company assumes greater financial risk on fixed-price type contracts than on either time-and-material or cost-reimbursable contracts. As the Company increases its commercial business, it believes that an increasing percentage of its contracts will be fixed-price. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause a loss. Greater risks are involved under time-and-material contracts than under cost-reimbursable contracts because the Company assumes the responsibility for the delivery of specified skills at a fixed hourly rate. Although management believes that adequate provision for its fixed-price and time-and-material contracts is reflected in the Company's financial statements, no assurance can be given that this provision is adequate or that losses on fixed-price and time-and-material contracts will not occur in the future.


COMPETITION


    The markets for the Company's services are highly competitive. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company as well as firms which receive preferences under government set-aside programs. The U.S. Government's in-house capabilities, federal (nonprofit) contract research centers, and universities are also competitors of the Company because they perform certain types of services that might otherwise be performed by the Company. For commercial and state and local clients, the Company also faces competition from in-house capabilities resident in client organizations.


ACQUISITIONS AND STRATEGIC ALLIANCES


    The Company has made several acquisitions since its formation and may make additional acquisitions in areas related to its current lines of business. Although the Company is not currently engaged in any material acquisitions, the Company's strategy is to grow through acquisition as well as internally. However, no assurance can be given that the Company will make additional acquisitions, that past or future acquisitions will prove to be successful or that the Company will successfully manage the growth attributable to such acquisitions. Moreover, the Company has incurred, and may incur, substantial debt and non-cash amortization expenses in making acquisitions.



    The Company has formed strategic alliances in the form of joint ventures to gain access to markets in Oman, Saudi Arabia, Turkey and Egypt. As the Company seeks to expand internationally, it may be necessary to form new strategic alliances to gain access to particular foreign markets. No assurance can be given, however, that the Company will be able to maintain its existing alliances or form new desirable alliances in the future. See "Business--Joint Ventures in the Middle East."

ENVIRONMENTAL MATTERS


    One of the Company's subsidiaries, Vinnell, along with another potentially responsible party ("PRP"), entered into a consent decree with the Environmental Protection Agency ("EPA") in 1992, by which Vinnell and the other PRP are obligated to reimburse the EPA for costs incurred in its assessment and monitoring and to undertake work to address the environmental exposure as defined in the consent decree relating to an asbestos mine owned by Vinnell prior to the time Vinnell was acquired by the Company. Operations at such mine ceased in May 1974. Although management believes that its accrual for this contingency is sufficient to cover costs to be incurred related to the subsidiary's performance pursuant to the consent decree, there can be no assurance that additional costs will not be incurred. Another of the Company's subsidiaries was previously notified by the Massachusetts Department of Environmental Protection that it is also one of several PRP's in an environmental matter arising as a result of work performed on a contract with the United States Air Force ("USAF") in 1986. The Company has been, and management believes the Company will continue to be, reimbursed by the USAF for all costs incurred in connection with addressing the claimed environmental hazard associated with the former contract. See Note 17 of the Notes to Consolidated Financial Statements. In addition, the Company anticipates increasing its environmental consulting activity which includes work related to environmental remediation. Such business may expose the Company to additional environmental risks in the future.


STAFFING REQUIREMENTS

    The Company's business is dependent on its ability to attract, retain and mobilize a highly trained technical staff. An inability to maintain a sufficient number of trained personnel or to relocate or position such personnel on certain contracts performed at remote locations could have a material adverse effect on the Company's contract performance or its ability to capitalize on market opportunities.


    As a corporation organized under the laws of and operating in Germany, IABG is subject to the German Co-Determination Law. Under this law, certain German workers have a right to representation on supervisory boards of a company and, through Workers' Councils, have a say in issues relating to corporate operations, particularly those having a direct impact on workers. No assurance can be given that this law will not adversely affect the Company's ability to operate IABG.


PROPRIETARY INFORMATION

    The Company believes that its business is dependent on its technical and organizational knowledge, practices and procedures. The Company claims a proprietary interest in certain of its work products, software programs, methodologies and know-how. Some of the proprietary information is protected by confidentiality agreements and other means. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices and procedures or that others may not independently develop similar knowledge, practices or procedures.

    The U.S. Government has certain proprietary rights to software programs and other products that result from the Company's services under U.S. Government contracts or subcontracts. The U.S. Government may disclose such information to third parties, including competitors of the Company. In the case of subcontracts, the prime contractors may also have certain rights to such programs and products.

CONTROL BY CURRENT STOCKHOLDERS


    Upon completion of the Offerings, The Carlyle Partners Leveraged Capital Fund I, L.P. ("The Carlyle Fund"), BDM Acquisition Partners II, L.P. ("BDM Acquisition II") and BDM Acquisition Partners, L.P. ("BDM Partners"), three limited partnerships controlled by The Carlyle Group, L.P. ("Carlyle"), will have, in the aggregate, approximately 50% of the Company's voting power (or 48% if the Underwriters' over-allotment options are exercised in full). Consequently, since it will have approximately 50% of the Company's voting power upon completion of the Offerings, Carlyle will be able to elect all of the directors of the Company. Further, Carlyle will be able to control the outcome of all matters submitted to a vote of the Company's stockholders, as well as the Company's management, operations and policies. See "Certain Transactions--Stockholders Agreement."



    Certain agreements to which the Company is a party contain provisions that may have the effect of deterring a change in control of the Company. Options granted under the 1990 and 1994 Stock Option Plans will immediately vest upon a merger in which the Company is not the surviving entity or upon a sale of substantially all the assets or more than 80% of the then outstanding capital stock of the Company. In addition, an Investor Stock Purchase Agreement, dated October 23, 1990, between the Company and certain stockholders, as amended (the "Investor Agreement") restricts the transferability of the Company's securities held by Carlyle and such stockholders. See "Certain Transactions--Stockholders Agreement" and "--Investor Agreement."


ABSENCE OF A PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE


    Prior to the Offerings, there has been no regular public market for the Common Stock, and there can be no assurance that a regular trading market will develop or be sustained after the Offerings. The initial public offering price for the Common Stock will be determined through negotiations between the Company and the Underwriters based on factors described under the caption "Underwriting" and may not be indicative of the market price after the Offerings. Additionally, while there has been no material trading in the Common Stock, the Common Stock has been subject to periodic independent valuation by an independent appraisal company for the purpose of determining fair market value for the issuance of incentive stock options. According to the most recent such valuation, the Common Stock was valued at $17.25 per share as of March 9, 1995 based on the number of shares outstanding at such time. This valuation reflects an illiquidity discount due to the absence of a public market.



    The market price for the Common Stock may be highly volatile. The Company believes that factors such as announcements by it, or its competitors or suppliers, or quarterly variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Common Stock.



SHARES ELIGIBLE FOR FUTURE SALE



    Upon the completion of the Offerings, the Company will have 11,975,656 shares of Common Stock and Class B Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock sold in the Offerings, the 1,339,217 shares of Common Stock sold in the 1991 Offering and the 1,562,500 shares of Common Stock issued, or to be issued, upon exercise of stock options granted under the 1990 Stock Option Plan that have been registered under the Securities Act pursuant to registration statements on Form S-8 will be freely tradable without restriction under the Securities Act by persons other than "affiliates" of the Company without restriction under the Securities Act. In addition, the Company currently intends to register the shares of Common Stock under the 1994 Stock Option Plan pursuant to which options to purchase 188,282 shares have been granted. If registered, such shares will be freely tradable as described above. An additional 360,000 shares of Common Stock are reserved for issuance under the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") of which 231,748 shares have been issued as of March 31, 1995, and are freely tradable without restriction under the Securities Act. The remaining 7,653,515 shares of issued and outstanding Common Stock and Class B Common Stock were acquired in transactions that were exempt from registration under the Securities Act and consequently may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including Rule 144 under the Securities Act. See "Shares Eligible For Future Sale."


    Pursuant to the Investor Agreement, the stockholders who are subject thereto have certain demand and piggy-back registration rights. See "Shares Eligible for Future Sale--Registration Rights."

DILUTION

    Purchasers of the shares of Common Stock offered hereby will incur immediate and substantial dilution in the net tangible book value of their investment. See "Dilution."

                                  THE COMPANY



    BDM is a multinational information technology company that operates in three interrelated markets:



    . SYSTEMS AND SOFTWARE INTEGRATION. The Company creates information and other computer-based systems that are tailored to specific public and private sector client needs. It does so by applying commercial off-the-shelf hardware and software, purchased from multiple vendors, to user-oriented system solutions with integrated software developed by the Company. BDM's expertise includes consolidating computer operations and/or migrating from older mainframe-based computer systems to newer, more flexible, standardized open systems based on client/server architectures linked by local and wide-area networks. Current multi-year contracts in this market include development and delivery of client/server as well as mainframe-based management information and transaction processing systems, real time control systems (such as air traffic control), automated distribution systems and computer networks. Systems and Software Integration revenue in 1994 was approximately $197 million (26% of total revenue) and has grown at a compound annual growth rate of 33% since 1991 (31% excluding acquisitions).



    . COMPUTER AND TECHNICAL SERVICES. The Company provides a broad range of scientific, engineering, technical assistance and consulting services spanning the complete life-cycle of complex programs. Typical assignments involve system concept development, requirements analysis, training and systems testing. Specific examples include advanced modeling and simulation services to help clients improve planning, testing and training; the use of image technology to enhance security and intelligence; numerous programs in command, control, communications, computers and intelligence to assist the U.S. military services and other clients; and environmental remediation and waste management services. Through this work, BDM also gains insights into its clients' operations, identifies potential cost-effective systems solutions and thereby positions itself to capture complex systems and software integration opportunities. Computer and Technical Services revenue in 1994 was approximately $491 million (63% of total revenue) and has grown at a compound annual growth rate of 36% since 1991 (4% excluding acquisitions).



    . ENTERPRISE MANAGEMENT AND OPERATIONS. The Company manages and operates research and development centers, test facilities and logistics and training centers on behalf of its clients. Examples include managing and operating the U.S. government's primary petroleum energy research facility; various European test facilities for vehicles, aircraft and spacecraft; and five Job Corps Centers. These activities, together with the Company's capabilities in Systems and Software Integration and Computer and Technical Services, enable BDM to provide the full range of services that its clients often require. Enterprise Management and Operations revenue in 1994 was approximately $86 million (11% of total revenue) and has grown at a compound annual growth rate of 71% since 1991 (24% excluding acquisitions).



BUSINESS STRATEGIES AND STRENGTHS



    BDM is pursuing a strategy of growth and diversification through its decentralized subsidiaries--BDM Federal, BDM Technologies, BDM Europe and Vinnell--to become a global IT company. Total revenue has grown from $297 million in 1991 to $774 million in 1994, a compound annual growth rate of 38% (14% excluding acquisitions). Building on its core competencies developed over 35 years of serving the DOD and its reputation for high quality professional work, BDM is transferring its expertise to selected public and private sector clients in targeted vertical markets.

    The aggregate stated award value of new contracts won by the Company in 1994 exceeded $1 billion for the second consecutive year. No single contract represented more than 10% of total revenue in 1994. See "Business--Company Operations" for a description of some of the Company's contracts.



    BDM attributes much of its recent performance to the following strategies and strengths:



    EMPHASIS ON INFORMATION TECHNOLOGY SYSTEMS MARKETS. BDM has placed an emphasis on strengthening its ability to compete in the fast-growing systems and software integration marketplace, focusing on large multi-year contracts ranging upward from $50 million. The Company has pursued its information systems strategy through such actions as the establishment of BDM Technologies, an IT company focused on commercial and state and local government clients, and the acquisition of two European companies that possess significant IT systems capabilities. To enhance the Company's ability to compete in targeted vertical information systems markets, the Company is developing a common IT strategy, standardized software methodologies, and a pool of systems professionals who can be deployed across each of its subsidiaries. The Company believes that its position and reputation in IT markets are reflected by its dollar-based competitive win rate of 51% of the Company's bids on contracts awarded in 1994.



    EXPANSION INTO TARGETED MARKETS. The Company has successfully transitioned its expertise gained from work with the DOD into such vertical markets as environmental/waste management, energy research and development, air traffic control, work force development and training, education technologies, health and human services information management, and manufacturing and distribution automation for civil government and commercial clients. BDM has penetrated the civil government business through systems development and integration contracts, such as its EDGAR system for the SEC, and has built a market position in health and welfare systems for state governments and education systems for state and local school districts. BDM's commercial and civil government business (both international and domestic) increased from $83 million in 1991 to $336 million in 1994, representing approximately 43% of the Company's 1994 revenue.



    GLOBAL DIVERSIFICATION. In 1994, BDM generated more revenue from international clients ($336 million) than from all sources in 1991 ($297 million). The Company believes that its ability to serve clients on a global basis is a competitive differentiator in the marketplace. The Company's overseas presence allows it to project its core competencies into less competitive IT markets which the Company believes will afford significant growth and margin expansion opportunities. BDM has expanded vigorously into European and Middle Eastern markets, aided by two key acquisitions, and has begun marketing in the Pacific Rim.



    FOCUSED ACQUISITION PROGRAM. The Company is experienced in identifying and consummating acquisitions and subsequently integrating acquired businesses into existing operations. The Company intends to continue to pursue an acquisition program, primarily focused on expanding its position in global information technology markets. The Company will concentrate on identifying acquisition targets, particularly those focusing on commercial clients, which have strong existing management teams in place that can be integrated into BDM's decentralized operating structure within a common overall strategy.



CORPORATE HISTORY



    The Company was formed in 1959 by Drs. Joseph V. Braddock, Bernard J. Dunn and Daniel F. McDonald as "Braddock, Dunn & McDonald, Incorporated," which was later reorganized as BDM International, Inc. (the "Predecessor Company"). The Predecessor Company was a public company from 1980 until 1988, when Ford Aerospace, then a wholly owned subsidiary of Ford Motor Company ("Ford"), acquired all of the outstanding stock of the Predecessor Company.

    In October 1990, on behalf of certain investors, Carlyle, a private merchant banking firm, formed BDM Holdings, Inc. ("Holdings"), a Delaware corporation, and a wholly owned subsidiary corporation named New BDM, Inc. ("New BDM"), which acquired substantially all of the assets of the Predecessor Company (the "1990 Acquisition"). See "Certain Transactions--1990 Acquisition." Shortly after the 1990 Acquisition, New BDM changed its name to BDM International, Inc. In December 1992, Holdings and BDM International, Inc. changed their names to BDM International, Inc. and BDM Federal, Inc. ("BDM Federal"), respectively.



    In February 1991, the Company sold 1,339,217 shares of Common Stock at a purchase price of $4.00 per share to certain employees, directors and consultants of the Company in an offering (the "1991 Offering") registered under the Securities Act, and sold an additional 1,500,000 shares of Common Stock to Carlyle at a purchase price of $4.00 per share. Since the 1991 Offering, the Company has filed reports under the Exchange Act; however, there has been no public market for the Common Stock. See "Available Information."



    In March 1992, the Company acquired the outstanding common stock of Vinnell, a company that provides training and logistics services largely in the Middle East. In January 1993, the Company began operating a new subsidiary, BDM Technologies, Inc. ("BDM Technologies"), to focus on commercial and state and local government clients. Effective January 1, 1993, a new subsidiary, BDM Europe BV ("BDM Europe"), acquired two European businesses, FACE Industrial Automation BV and Logisticon BV, and merged them into a single entity called FACE Holding BV ("FACE"), located in Eindhoven, The Netherlands. FACE provides systems integration and technical services to industrial clients, primarily in the areas of automated distribution and advanced manufacturing systems. In November 1993, BDM Europe acquired management control, through a 45% ownership interest, in IABG, a German company that provides test and evaluation and information services, principally to the German Government. The interest was acquired primarily from Industrieverwaltungsgesellschaft AG ("IVG") under a privatization plan approved by the relevant ministries of the German Government, the principal owner of IVG. In February 1994, the Company acquired Geoscience Consultants, Ltd. ("GCL"), a company that provides environmental assessment and engineering services to industrial and governmental clients, which is reported under BDM Federal.



    The Company's headquarters and executive offices are located at 1501 BDM Way, McLean, Virginia 22102-3204, and its telephone number is (703) 848-5000.

                                USE OF PROCEEDS



    The Company intends to use the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company, estimated to be approximately $41,200,000 (based on an assumed initial public offering price of $18.00 per share, the midpoint of the range stated on the cover page hereof, and after deduction of the underwriting discounts and commissions and estimated expenses payable by the Company), to repay outstanding debt under a credit agreement dated July 20, 1993, among the Company, certain subsidiaries of the Company and the banking institutions named therein, with CoreStates Bank, N.A. as Agent, as amended (the "Credit Facility") and under a subordinated promissory note given in connection with the acquisition of Vinnell (the "Vinnell Note"). Pending application of the net proceeds, the Company will invest such net proceeds in short-term marketable securities.



    As of March 31, 1995, borrowings under the Credit Facility, totalled $60 million. The Credit Facility bears interest at a variable rate, which, as of March 31, 1995, was approximately 8.4% per annum, and matures on July 20, 1998. Borrowings under the Credit Facility during 1994 were used to repurchase 2,600,000 shares of Common Stock and Class B Common Stock from certain shareholders and for general working capital purposes. The aggregate principal amount outstanding under the Vinnell Note, as of March 31, 1995, was $3.7 million. The Vinnell Note bears interest at the rate of 10% per annum and matures on March 13, 1996. See "Certain Transactions--1990 Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Dividend Policy" and Note 9 of the Notes to Consolidated Financial Statements.



                                DIVIDEND POLICY



    The Company does not have a policy of paying regular dividends and has no present intention of paying any dividends. The payment of dividends is subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements; general business conditions; restrictions imposed by financing arrangements, if any; legal and regulatory restrictions on the payment of dividends; and other factors, such as continued growth opportunities in which to invest, which the Board of Directors deem relevant. The Company paid a dividend on December 15, 1993, of $.50 per share of Common Stock and Class B Common Stock. The payment of future dividends by the Company should not be assumed.

                                    DILUTION


    The net tangible book value of the Company at March 31, 1995, was $31.8 million, or $3.35 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock and Class B Common Stock outstanding. As the following table demonstrates, after giving effect to the sale of 2,500,000 shares of Common Stock by the Company in the Offerings, at an assumed initial public offering price of $18.00 per share, the midpoint of the range stated on the cover page hereof, and after deducting anticipated offering expenses and underwriting discounts and commissions, the pro forma net tangible book value of the Company at March 31, 1995, would have been $73.0 million, or $6.09 per share, representing an immediate $11.91 per share dilution to new investors purchasing shares of Common Stock at the assumed initial public offering price.



Assumed initial public offering price per share.....................           $18.00
  Net tangible book value per share before the Offerings............   3.35
  Increase per share attributable to new investors..................   2.74
                                                                       ----
Pro forma net tangible book value per share after the Offerings.....             6.09
                                                                               ------

Dilution per share to new investors(1)(2)...........................           $11.91
                                                                               ------
                                                                               ------


- ------------


(1) As of March 31, 1995, there were outstanding options to purchase 81,979 shares of Common Stock at an average exercise price of $.01 per share under the Management Incentive Stock Purchase Program and 1,499,606 shares of Common Stock at exercise prices of $4.00-- $17.25 per share under the 1990 and 1994 Stock Option Plans. See "Management--Management Incentive Stock Purchase Program" and "--1990 and 1994 Stock Option Plans." If all the options outstanding as of March 31, 1995 under the Management Incentive Stock Purchase Program and the 1990 and 1994 Stock Option Plans were to be immediately converted to Common Stock, dilution per share to new investors would be $12.62.



(2) On May 5, 1995, the Company granted additional options to purchase 57,500 shares of Common Stock. See "Management Incentive Stock Purchase Program" and "--1990 and 1994 Stock Option Plans."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1995 and as adjusted to reflect the sale of the 2,500,000 shares of Common Stock by the Company (at an assumed initial public offering price of $18.00 per share, the midpoint of the range stated on the cover page hereof) and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Selected Consolidated Financial Information, the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.



                                                                    MARCH 31, 1995
                                                                      (UNAUDITED)
                                                                -----------------------
                                                                                AS
                                                                 ACTUAL     ADJUSTED(2)
                                                                --------    -----------
                                                                    (IN THOUSANDS)
Current portion of Long-term debt............................   $  4,183     $     483
                                                                ========     =========
Long-term debt...............................................   $ 60,130     $  22,630
Stockholders' equity
  Preferred stock, $.01 par value; 500,000 shares
    authorized, none issued..................................      --           --
  Common stock, $.01 par value; 52,000,000 shares authorized;
    9,475,656 issued and outstanding at March 31, 1995
    (11,975,656 issued and outstanding as adjusted)(1).......         95           120
  Additional paid-in capital.................................     11,968        53,143
Retained earnings............................................     32,366        32,366
                                                                --------    -----------
      Total stockholders' equity.............................     44,429        85,629
                                                                --------    -----------
      Total capitalization...................................   $104,559     $ 108,259
                                                                --------    -----------
                                                                --------    -----------


- ------------


(1) Does not include, as of March 31, 1995, 81,979 shares of Common Stock issuable in connection with outstanding options granted to certain members of management under the Management Incentive Stock Purchase Program and 1,499,606 shares of Common Stock issuable in connection with outstanding options granted to certain officers and key employees under the 1990 and 1994 Stock Option Plans. On May 5, 1995, the Company granted additional options to purchase 57,500 shares of Common Stock. See "Management--Management Incentive Stock Purchase Program" and "--1990 and 1994 Stock Option Plans."



(2) Adjusted to reflect the sale by the Company of 2,500,000 shares in the Offerings, at the initial public offering price of $18.00 per share net of underwriters' fees and other expenses, and the anticipated use of the net proceeds to pay a portion of the Company's outstanding bank debt and certain acquisition indebtedness.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION



    The consolidated statement of operations data set forth below with respect to the calendar years ended December 31, 1994, 1993, 1992, 1991 and 1990 and the consolidated balance sheet data at December 31, 1994, 1993, 1992, 1991 and 1990 have been derived from, and are qualified by reference to, the Company's consolidated financial statements and notes thereto audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated statement of operations data for the nine months ended September 30, 1990 reflect operations of the Predecessor Company. See "The Company--Corporate History." The consolidated statement of operations data for the three months ended March 31, 1995 and 1994 and the consolidated balance sheet data at March 31, 1995 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The consolidated results of operations for the three months ended March 31, 1995 are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                           THREE        NINE
                                                                                           MONTHS      MONTHS
                           THREE MONTHS                                                    ENDED       ENDED
                               ENDED                                                      DECEMBER   SEPTEMBER
                             MARCH 31,                                                      31,         30,
                            (UNAUDITED)                YEAR ENDED DECEMBER 31,              1990        1990
                        -------------------   -----------------------------------------   --------   ----------
                          1995       1994     1994(1)    1993(1)    1992(2)    1991(3)    1990(3)    1990(3)(4)
                        --------   --------   --------   --------   --------   --------   --------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS DATA:
Revenue...............  $191,901   $165,163   $774,249   $558,292   $424,389   $296,798   $74,048     $232,216
Cost of sales.........   156,989    135,334    643,728    460,186    348,191    236,165    58,076      193,272
Selling, general and
administrative........    19,385     19,373     82,950     63,847     41,940     32,328     8,769       27,660
Depreciation,
 amortization and
other.................     5,622      4,899     20,627     12,089     14,802     18,650     3,959       14,401
                        --------   --------   --------   --------   --------   --------   --------   ----------
Operating profit......     9,905      5,557     26,944     22,170     19,456      9,655     3,244       (3,117)
Interest expense,
net...................     1,121        248      3,481      4,178      5,302      6,425     1,723       (1,540)
Equity in earnings of
affiliates............      (332)      (386)    (1,841)    (2,223)    (1,852)     --        --          --
Minority interest.....     2,227        582      2,526      1,555      --         --        --          --
                        --------   --------   --------   --------   --------   --------   --------   ----------
Income before income
taxes.................     6,889      5,113     22,778     18,660     16,006      3,230     1,521       (1,577)
Provision for income
taxes.................     3,555      2,205      9,700      7,632      6,552      2,710     1,190        2,717
                        --------   --------   --------   --------   --------   --------   --------   ----------
Income before
 extraordinary gain
 and cumulative effect
 of accounting
change................     3,334      2,908     13,078     11,028      9,454        520       331       (4,294)
Extraordinary gain,
 net of tax...........     --         --         --           413      --         --        --          --
Cumulative effect of
accounting change.....     --         --         --         --          (115)     --        --          --
                        --------   --------   --------   --------   --------   --------   --------   ----------
Net income............  $  3,334   $  2,908   $ 13,078   $ 11,441   $  9,339   $    520   $   331     $ (4,294)
                        --------   --------   --------   --------   --------   --------   --------   ----------
                        --------   --------   --------   --------   --------   --------   --------   ----------
EARNINGS PER SHARE:
Income before
 extraordinary gain
 and cumulative effect
 of accounting
change................  $   0.33   $   0.24   $   1.20   $   0.92   $   0.81   $   0.05   $  0.04          N/A
Extraordinary gain....     --         --         --          0.03      --         --        --
Cumulative effect of
accounting change.....     --         --         --         --         (0.01)     --        --
                        --------   --------   --------   --------   --------   --------   --------   ----------
Net income............  $   0.33   $   0.24   $   1.20   $   0.95   $   0.80   $   0.05   $  0.04          N/A
                        --------   --------   --------   --------   --------   --------   --------   ----------
                        --------   --------   --------   --------   --------   --------   --------   ----------


                          AS OF MARCH 31,
                            (UNAUDITED)                        AS OF DECEMBER 31,
                        -------------------   ----------------------------------------------------
                        1995(5)      1994     1994(5)    1993(1)    1992(2)    1991(3)    1990(3)(6)
                        --------   --------   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets........  $238,933   $210,519   $270,079   $242,800   $135,775   $105,220   $115,890
Total assets..........   304,778    271,883    335,551    303,436    174,816    133,577   153,087
Current liabilities...   158,760    121,387    175,165    161,052     81,033     48,525    45,406
Long-term debt........    60,130     53,593     82,750     48,480     38,423     40,940    67,350
Stockholders'
equity................    44,429     65,204     41,105     62,909     54,932     44,112    30,331

- ------------


(1) On November 16, 1993, the Company acquired a 45% interest in IABG, and entered into an agreement which gives the Company voting control of IABG and permits the Company to manage IABG's operations. The Company's financial statements consolidate IABG's financial position and results of operations and report the remaining owners' 55% interest as a minority interest. This acquisition was accounted for as a purchase, and the Company's consolidated results of operations include IABG from the date of its acquisition through its subsidiary, BDM Europe.



(2) On March 13, 1992, the Company acquired the outstanding common stock of Vinnell for approximately $29.6 million, including transaction expenses. This acquisition was accounted for as a purchase and the Company's consolidated results of operations include Vinnell from the date of its acquisition.



(3) The Company was acquired in an investor and management led buyout on October 23, 1990. The acquisition was accounted for as a purchase and $93.5 million of indebtedness of the Company related to the buyout was incurred. The results of 1991 and 1990 reflect certain one-time acquisition-related expenses.



(4) Per share data for the nine months ended September 30, 1990 are not applicable because the Company was a wholly owned subsidiary of Ford Aerospace Corporation ("Ford Aerospace") for that period.



(5) The decline in stockholders' equity and increase in long-term debt reflects the impact of the repurchase of 2.6 million shares of Common Stock and Class B Common Stock for $36.4 million on May 27, 1994.



(6) Balance sheet data for 1990 reflect purchase accounting adjustments made relating to the sale of the Company in 1990. See "The Company--Corporate History."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    In 1994, the Company achieved significant growth in revenue and net income, as well as success in its diversification strategy, strengthening its position as a multinational information technology company. With revenue of $774.2 million and net income of $13.1 million, 1994 was the third consecutive year of significant growth, from a revenue base of $296.8 million and a net income base of $0.5 million in 1991. The Company is pursuing its strategic markets--Systems and Software Integration, Computer and Technical Services, and Enterprise Management and Operations--through both internal growth and acquisitions.



    Internal growth has been focused on Systems and Software Integration activities where the Company has transferred its core competencies developed in connection with DOD programs to commercial, international and U.S. civil government clients. In addition, the Company formed BDM Technologies in 1993 to provide greater focus on commercial and state government clients by, in part, using expertise developed historically within BDM Federal. In its two years of existence, BDM Technologies has grown rapidly and built a solid, full-service IT business.



    Acquisitions have been integral to BDM's growth and diversification strategy. The acquisition of Vinnell in 1992 increased the Company's presence in the Middle East and its access to federal civil government opportunities. BDM Europe was formed with the purchase of FACE in 1993 to provide access to commercial clients in The Netherlands and other European countries that can utilize the Company's capabilities in such areas as warehouse automation and advanced manufacturing services. BDM Europe was significantly expanded with the Company's acquisition of a 45% interest in IABG in 1993 providing access to growing German and Central European markets. The Company believes that the European IT markets are less mature and therefore offer significant opportunities for growth.



    BDM targets growing markets in which it can draw upon its broad range of IT and related expertise to win business with both public and private sector clients, while continuing to focus on its U.S. defense business. Through a combination of internal growth and acquisitions, the Company's client base has evolved from one in which contracts with the DOD accounted for approximately 67% of total revenue in 1991 to a diversified client base in which DOD contracts accounted for approximately 32% of total revenue in 1994.



    The combination of internal growth and acquisitions has fundamentally changed BDM into a much larger, international company offering a wide variety of services targeted at growing vertical markets in the United States and abroad. The Company's diversification has also enhanced its financial results and condition and has helped generate contract awards in 1994 exceeding $1 billion for the second year in a row. The Company finished 1994 with an awarded but unperformed contract backlog exceeding $1.5 billion.



    For information regarding the results of this diversification effort in recent periods depicting total revenue for major clients served by the Company, see Note 16 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

                                                         THREE MONTHS
                                                         ENDED MARCH      YEAR ENDED DECEMBER 31,
                                                             31,
                                                        --------------    -----------------------
                                                        1995     1994     1994     1993     1992
                                                        -----    -----    -----    -----    -----
Revenue..............................................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales........................................    81.8     81.9     83.1     82.4     82.0
Selling, general, and administrative.................    10.1     11.7     10.7     11.4      9.9
Depreciation, amortization, and other................     2.9      3.0      2.7      2.2      3.5
                                                        -----    -----    -----    -----    -----
  Operating profit...................................     5.2      3.4      3.5      4.0      4.6
Interest expense, net................................     0.6      0.2      0.4      0.7      1.2
Equity in earnings of affiliates.....................    (0.2)    (0.2)    (0.2)    (0.4)    (0.4)
Minority interest....................................     1.2      0.4      0.3      0.3      0.0
                                                        -----    -----    -----    -----    -----
  Income before income taxes.........................     3.6      3.0      3.0      3.4      3.8
Provision for income taxes...........................     1.9      1.3      1.3      1.4      1.5
                                                        -----    -----    -----    -----    -----
  Income before extraordinary gain and cumulative
effect of accounting change..........................     1.7      1.7      1.7      2.0      2.3
Extraordinary gain, net of tax.......................     0.0      0.0      0.0      0.1      0.0
Cumulative effect of accounting change...............     0.0      0.0      0.0      0.0       *
                                                        -----    -----    -----    -----    -----
  Net income.........................................     1.7%     1.7%     1.7%     2.1%     2.3%
                                                        -----    -----    -----    -----    -----
                                                        -----    -----    -----    -----    -----

- ------------

* Less than 0.1%



    REVENUE. Revenue increased 39% in 1994 over 1993, or $216.0 million. This increase was due primarily to the inclusion of the results of IABG in BDM Europe for 12 months in 1994 versus six weeks in 1993 and strong results at BDM Federal and BDM Technologies. Vinnell's revenue was up slightly in 1994 versus 1993. In 1993, revenue for the Company increased $133.9 million, or 32%, over 1992. This increase was due primarily to strong results at BDM Federal, the inclusion of Vinnell for 12 months in 1993 versus nine and one half months in 1992, the acquisition of IABG and the formation of BDM Technologies.



    Revenue generated by subsidiary is identified in the following table (dollars in millions):



                                     THREE MONTHS
                                   ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                             ----------------------------    --------------------------------------------
SUBSIDIARY                       1995            1994            1994            1993            1992
- ---------------------------  ------------    ------------    ------------    ------------    ------------
BDM Federal(1).............  $ 97.5    51%   $ 87.2    53%   $411.6    53%   $386.9    69%   $338.2    80%
BDM Technologies...........    12.2     6       5.5     3      38.8     5      17.7     3      --     --
BDM Europe(2)..............    48.8    26      40.7    25     197.5    26      31.5     6      --     --
Vinnell(3).................    33.4    17      31.8    19     126.3    16     122.2    22      86.2    20
                             ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
      Total................  $191.9   100%   $165.2   100%   $774.2   100%   $558.3   100%   $424.4   100%
                             ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
                             ------   ---    ------   ---    ------   ---    ------   ---    ------   ---


- ------------


(1) BDM Federal revenue in 1994 includes revenue from GCL from its date of acquisition.



(2) BDM Europe revenue in 1993 includes IABG and FACE from their respective dates of acquisition.



(3) Vinnell revenue in 1992 is reflected from its date of acquisition.



    BDM Federal revenue increased by 6% and 14% in 1994 and 1993, respectively, over the preceding year. The increase in each year reflected increased revenue from the Company's professional services which grew 12% and 5% in 1994 and 1993, respectively, over the preceding year. Revenue includes sales of material consisting primarily of computer hardware and software to clients. Such sales of material under large contracts may fall disproportionately into one period rather than being spread evenly over the term of a contract. Sales of material as a percentage of total revenue were higher in 1993 than in 1994, accounting for the higher revenue growth in 1993.



    BDM Technologies revenue increased 120% in 1994 over 1993. This increase was attributable to contract awards exceeding $100 million in 1994 for systems integration and consulting services from state government and commercial clients.



    BDM Europe revenue in 1993 reflected less than six weeks of IABG operations. Revenue increased 4% in 1994 compared to 1993 when including IABG's revenue for the full calendar year (including the period prior to its acquisition). IABG was a government controlled not-for-profit entity, and the Company's objective is to transition IABG's business base from one heavily dependent on German Government defense spending to one with a more diversified governmental and commercial client base.



    Vinnell revenue increased by 3% in 1994 compared to 1993 and by 15% in 1993 compared to its revenue for the full calendar year of 1992 (including the period prior to acquisition by the Company). Growth in 1994 resulted from net expansion in Vinnell's international training efforts of $6.0 million, offset by a $3.0 million reduction in revenue from domestic training. The increase in Vinnell's revenue in 1993 resulted from substantial additions to both its international and domestic training programs.



    For the three months ended March 31, 1995, revenue for the Company increased $26.7 million or 16% over the same period in 1994. All subsidiaries contributed to this growth. The increase in BDM Federal revenue reflected a 7% increase in professional services and a 17% increase in sales of material. BDM Technologies added significant revenue from the performance of two state government IT contracts awarded subsequent to the first quarter of 1994. BDM Europe's increase in revenue was due to exchange rate fluctuations.



    COST OF SALES. Cost of sales, which includes salaries, benefits, subcontractor expenses, material and overhead costs, increased slightly as a percentage of revenue in each of 1994, 1993 and 1992. The increase for 1994 over 1993 is due largely to the development of business in BDM Technologies where a large percentage of the cost of sales was attributable to purchases of computer hardware sold to clients for lower margins than professional services. In addition, the acquisition and consolidation of IABG, which has lower margins than other sectors of BDM's business, contributed to the increase in 1994.



    For the three months ended March 31, 1995, the cost of sales was 81.8% of total revenue consistent with the cost of sales for the three months ended March 31, 1994, which was 81.9% of total revenue.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative ("SG&A") expense, including the Company's research and development ("R&D") costs, decreased as a percentage of revenue in 1994 from 1993, but increased in 1993 from 1992. The increase in 1993 from 1992 was partially attributable to $5.3 million in discontinued R&D activities and also to start-up costs related to BDM Technologies. SG&A in 1994 included $3.9 million in such R&D activities. As part of its R&D efforts, the Company incurred $3.9 million and $5.3 million during 1994 and 1993, respectively, as part of a project to create an advanced manufacturing capability. The Company's funding participation ceased in June 1994. In January 1995, the Company entered into an agreement in which it exchanged a three year license to its developed technology for 36 monthly installment payments of common stock of the licensee. Excluding these discontinued activities, SG&A as a percentage of revenue were 10.2%, 10.5% and 9.9% for 1994, 1993 and 1992, respectively.

    For the three months ended March 31, 1995, SG&A as a percentage of revenue was 10.1%, down from 11.7% for the three months ended March 31, 1994, due to the discontinuance of R&D activity (approximately $2.0 million in the three months ended March 31, 1994) and improved cost controls.



    DEPRECIATION, AMORTIZATION AND OTHER. Depreciation expense increased $5.1 million in 1994 over 1993 due primarily to the inclusion of a full year of operations of BDM Europe. Amortization and other expenses consist largely of certain indirect non-cash charges incurred by the Company which are typically not allocable to government contracts, including amortization of intangibles and the pension charges required by Statement of Financial Accounting Standards No. 87--Employers' Accounting for Pensions (SFAS 87). Amortization and other expenses increased by $3.4 million in 1994 as a result of an increase in the Company's unallocable pension charge of $2 million, a $0.8 million increase in amortization expense associated with intangibles of recent acquisitions, and approximately $0.6 million expensed as a result of the Company's decision to delay its initial public offering.



    For the three months ended March 31, 1995, depreciation, amortization and other expenses increased to $5.6 million from $4.9 million for the three months ended March 31, 1994. Included in the 1995 amount is a $1.6 million write-off of the unamortized value of goodwill incurred as a result of the FACE acquisition in 1993.



    INTEREST EXPENSE. Net interest expense has declined steadily over the three year period. While debt balances increased to $82.8 million as of year end 1994 from $48.5 million as of year end 1993, lower interest rates and the inclusion of a full year of interest income from BDM Europe more than offset higher interest expense. The debt balance in 1993 exceeded the 1992 balance by approximately $10 million; however, interest expense was lower in 1993 compared to 1992 due to the refinancing of 12% subordinated debt with floating rate debt.



    For the three months ended March 31, 1995, interest expense increased due to a weighted average debt balance of $80.7 million versus $58.9 million during the same period in 1994. The increase in debt in 1995 was the result of the Company's repurchase of 2.6 million outstanding shares of Common Stock and Class B Common Stock from institutional investors in May 1994. In addition, the weighted average interest rate incurred during the quarters ended March 31, 1995 and 1994 was 8.5% and 5.5%, respectively.



    MINORITY INTEREST. The Company began deducting minority interest from earnings with the acquisition of 45% of IABG in 1993. Minority interest increased $1.0 million in 1994. This increase comes from a full year of IABG minority interest and approximately $0.6 million from a new 60% owned Vinnell joint venture, Saudi Strategic Services, Ltd., which began performance of a contract in May 1994.



    For the three months ended March 31, 1995, minority interest increased by $1.6 million to $2.2 million compared to the same period in 1994. As noted, Vinnell began performing on a large contract as a 60% joint venture partner with a Saudi Arabian company in May 1994. Minority interest recognized on this contract during the first quarter of 1995 was $0.9 million. Of this amount, $0.4 million represented the finalization in March 1995 of profit negotiations applicable to services provided since contract inception.



    Vinnell currently has a contract to provide training services to the Saudi Arabian National Guard which represented 55% of its total revenue in 1994. The contract was recompeted by the client in 1994 and in the spring of 1995, a joint venture, in which the Company owns 51%, was awarded the three year follow-on contract for $163 million beginning in July 1995. The contract's future results of operations will be consolidated, and the other partner's minority ownership interest of 49% will be reflected as a minority interest. Accordingly, the Company expects reduced profits from this program.



    PROVISION FOR INCOME TAXES. The provision for income taxes increased as a percentage of income before income taxes in 1994 to 42.6% from 40.9% in both 1993 and 1992 as a result of the effects of certain acquisitions which created non-deductible goodwill. Additionally, certain tax benefits derived from the acquisition of IABG were fully realized in the 1993 income tax provision. Historically, the Company has been able to offset the effects of income generated in high tax rate foreign jurisdictions with income earned in foreign jurisdictions where favorable tax positions were negotiated. As a result the overall effect of foreign earnings on the Company's tax provision has been minimal. However, to the extent that any growth in the Company's international operations occurs in high tax rate jurisdictions, the portion of the income tax provision which is attributable to foreign earnings is likely to increase.



    For the three months ended March 31, 1995, the provision for income taxes increased as a percentage of income before taxes to 51.6% compared to 43.1% for the comparable 1994 period. The effective rate increase is the result of the Company's expensing of $1.6 million in goodwill in the first quarter of 1995 which is not deductible for income tax purposes.



    EXTRAORDINARY ITEMS. In 1993, the Company recognized two extraordinary items having the net effect of increasing net income by approximately $0.4 million, or $.03 per share. In connection with the negotiation of the Credit Facility, the Company expensed the carrying value of debt issue costs incurred with the prior credit agreement of $2.3 million less a related income tax benefit of $1 million. In addition, the Company recognized an extraordinary gain related to the elimination of a liability recognized at the time of the 1990 Acquisition, resulting in a benefit of $3.0 million less a related income tax expense of $1.3 million.


EFFECTS OF INFLATION


    The Company's contract mix includes cost-reimbursable contracts which represented 43%, 68% and 74% of total contract revenue in 1994, 1993 and 1992, respectively, under which inflationary increases are passed on to the client. The decline in the percentage of cost-reimbursable contracts reflects the full year of operation at BDM Europe whose contract portfolio is primarily time-and-material contracts. Total 1994 revenue from time-and-material contracts increased to 27% in 1994 compared to 3% and 5% in 1993 and 1992, respectively. The Company performs many significant, long-term fixed-price and time-and-material contracts which expose it to the risks of inflationary pressures on its costs. The Company expects to increase the percentage of fixed-price contracts as it shifts to serving more commercial clients. The contract revenue mix for the three months ended March 31, 1995, did not change significantly from 1994.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's principal sources of liquidity and working capital continue to be cash flow from operations and borrowings under the Credit Facility. In recent years, the Company's cash flow from operations has been adequate to fund internal growth. In addition, cash flow from operations has also contributed to the reduction of outstanding debt, such as the retirement of $93.5 million of debt assumed as part of the 1990 Acquisition in two years rather than the originally planned five years and the retirement of the Vinnell acquisition debt of $25 million in less than three years. Cash flow from the Credit Facility has been utilized to fund other non-operating activities, including capital expenditures, acquisitions, a stock buyback and a dividend.



    Supplementing the cash flow from operations have been significant amounts of advance payments for IABG contracts. As part of customary arrangements, IABG continues to receive such advance payments from a large percentage of its client base. Pursuant to the privatization plan for IABG, the German Government has also indicated that it will continue the practice of advance payments.



    Investing activities providing cash flow include certain provisions of the IABG acquisition agreement in which the owners have guaranteed additional equity infusions of $16 million during the two years following the November 1993 acquisition date. In November 1994, the first anniversary of the acquisition, installment payments of $6.2 million were made which represents 77% of the total required equity infusion. The remaining 23% portion of the required infusion, or $1.9 million, is due from the portion of IABG still held in trust for sale to employees and other investors and will be paid upon the closing of such sale anticipated in the first half of 1995. The Company has funded and will continue to fund its 45% portion of these infusions using proceeds from its working capital facility.



    The Company's cash flow from investing activities consists of funding to and earnings distributed to unconsolidated joint ventures, capital expenditures and corporate acquisitions. Cash out flows to joint ventures are temporarily financed from working capital borrowings until earning distributions are received. Capital expenditures increased in 1994 over 1993 primarily due to the full year effect of consolidating BDM Europe activities. In addition, the Company expended funds to improve computer and business systems technology.



    Financing activities have recently centered around the Company's Credit Facility, which was amended in May 1994, increasing the borrowing capacity to $125 million and extending the term of the facility for one of the option years. In April 1995, the Company exercised its second one year option to extend the Credit Facility through July 20, 1998. Through December 31, 1995, the Company can borrow (including letters of credit) up to the total amount of the Credit Facility. Effective January 1, 1996, the aggregate amount of borrowing, including outstanding letters of credit, is limited to a percentage of the Company's eligible receivables as defined in the agreement. The Company has the option to borrow principal at interest rates based either on the agent bank's prime rate or LIBOR plus a margin, with unused credit also accruing a standard interest charge. The outstanding borrowings are collateralized by a security interest in the Company's accounts receivable. As of March 31, 1995, the Company was eligible to borrow an additional $58.6 million and was in full compliance with all covenants.



    The Company's existing sources of liquidity and working capital are expected to continue to provide sufficient funds for the Company's operations, debt service requirements, planned investments and capital expenditures for the foreseeable future.

                                    BUSINESS

COMPANY OPERATIONS


    BDM is a multinational information technology company that operates in three interrelated markets: Systems and Software Integration, Computer and Technical Services, and Enterprise Management and Operations. The Company serves public and private sector clients, including the DOD (approximately 32% of total revenue in 1994), federal civil government clients (approximately 17% of total revenue in 1994), foreign defense agencies (approximately 25% of total revenue in 1994), foreign civil agencies (approximately 7% of total revenue in 1994), state and local governments (approximately 5% of total revenue in 1994) and commercial clients (approximately 14% of total revenue in 1994). The Company provides its services through four decentralized subsidiaries. These subsidiaries offer their services in specific markets using their specialized expertise and market knowledge, while drawing upon the market access, technical breadth and management capability of the entire BDM organization. BDM's subsidiaries are:



        BDM FEDERAL: represents the evolution of a core business that dates back 35 years, serving primarily U.S. Government clients. Included in BDM Federal totals, for reporting purposes, are the results recognized by GCL, an environmental services company acquired in 1994.



        BDM TECHNOLOGIES: began operations in January 1993 as part of BDM's evolution to a diversified company by applying its core competencies to serve commercial and state and local government clients.



        BDM EUROPE: largely consisting of a 45% interest in IABG, acquired in November 1993 from a company principally owned by the German Government, serves German and European governmental and industrial clients.



        VINNELL: a 63-year old company that BDM acquired in March 1992, specializes in international on-site operations and maintenance and training services in the Middle East. Additionally, Vinnell operates certain Job Corps Centers located in the United States for the Department of Labor.



  BDM FEDERAL



    The largest of BDM's subsidiaries, BDM Federal performs Systems and Software Integration, Computer and Technical Services, and Enterprise Management and Operations for both civil government and defense clients. Pursuing a balanced strategic mix of traditional and new markets, BDM Federal has successfully transitioned and transferred its growing expertise to target markets in environmental remediation and waste management, energy research and development, air traffic control and other transportation sectors, while continuing to serve many sectors of national defense and security. Information systems is an area of special emphasis, with such diverse clients as the SEC, the Defense Information Systems Agency, various state and local school districts and a Kuwaiti civil government agency. In representative contract and program areas, BDM Federal:



    . Consolidates defense logistics computer systems for the USAF under the $362 million DMRD-924 Program. The Company provides systems and software integration services ranging from hardware acquisition to large-scale systems integration, pursuant to a DOD directive mandating consolidation of computer sites to enhance performance and reduce costs. 1994 revenue was approximately $41.7 million.



    . Provides systems and software integration services to the SEC as the developer of EDGAR. This system permits publicly held companies to file electronically with the SEC periodic reports, thus replacing paper filings, and provides for immediate public dissemination of financial filing and reporting data. EDGAR is now operational, and all public companies will make the transition to filing via EDGAR by 1996. 1994 revenue was approximately $8.1 million.



    . Modernizes the ways information is managed by both defense and civil government agencies under the DEIS Program contract. The work includes developing an overall enterprise architecture to integrate disparate information systems, known as legacy systems, introducing modern information technologies, and re-engineering information management processes. BDM is one of six prime contractors named under the DEIS contract, along with Computer Sciences Corporation, EDS Corp. and Unisys, and received the second highest dollar volume of delivery order awards among the six contractors in 1994 (more than $80 million). 1994 revenue was approximately $12.3 million.



    . Supports the Department of Energy ("DOE") in development of plans and technologies and the implementation of strategies to advance its waste management, technology development and environmental restoration programs. The Company performs information systems support, technical assessments and other services to help the DOE meet federally-mandated responsibility for waste management and site cleanup under the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and other laws and regulations. 1994 revenue was approximately $37.0 million.



    . Provides logistic support services to the Royal Saudi Air Force encompassing IT services, logistics and supply, training, engineering and systems maintenance, administration and other areas. 1994 revenue was approximately $28.8 million.



    . Created what the Company believes is one of the world's largest on-line distributed data bases for the USAF under the Requirements Data Bank Program. The Company provided systems and software development services in designing and integrating a worldwide USAF material requirements system which substantially reduces query time and increases accuracy in tracking and performing spare parts procurement and repair of material. 1994 revenue was approximately $9.7 million.



    .Developed and implemented for the Federal Aviation Administration ("FAA") and the DOD a Terminal Radar Approach Air Traffic Control ("TRACON") system for the High Desert TRACON facility in Southern California. The Company believes that this system, certified by the FAA in 1993, was the first new system so certified since 1986, and represents a major technological step forward in air traffic control. This system was honored in 1994 by R&D Magazine as one of the 100 most technologically significant products of the year. 1994 revenue from the Company's air traffic control and air space management projects was approximately $5.6 million.



    .Manages and operates elements of the Joint Readiness Training Center of the U.S. Army Training and Doctrine Command, where approximately 50,000 soldiers a year are trained on integrated battlefields with near-real-time performance feedback. Systems designed and operated by BDM collect data through lasers, electronics and videos to provide the U.S. Army with the most comprehensive experience and data feedback short of actual combat. 1994 revenue was approximately $13.4 million.



    . Provides comprehensive systems integration services to various state and local school districts in the areas of financial and administrative software applications, instructional applications, system architectures and network designs, teacher and administrator training and management consulting. The Company is working to advance the productivity and efficiency of administrative systems and improve student performance. A recently awarded contract, the Company's largest in this area ($27.5 million), combines systems integration with management (outsourcing) of the school district's information services department. 1994 revenue in this area was $4.9 million.



    . Provides the Ballistic Missile Defense Organization with comprehensive senior-level engineering and technical systems assistance in areas such as systems architecture and design, system simulation and modeling, command, control, communications and intelligence, systems testing and logistics planning. 1994 revenue was approximately $22.1 million.



    .Manages and operates the DOE's National Institute for Petroleum and Energy
     Research in Bartlesville, Oklahoma, oriented toward implementation of the DOE's National Oil and Related Programs and the promotion of technology transfer. BDM's charter also includes conducting petroleum energy-related research for others in the U.S. Government and the private sector. 1994 revenue was approximately $20.4 million.



  BDM TECHNOLOGIES



    This subsidiary, established in 1993, has a dual strategic objective: penetrating selected vertical markets in the commercial sector and building business with state and local governments, primarily in information systems integration. These include the automation of warehouse and distribution operations, manufacturing modernization and business process re-engineering and related IT services to strengthen companies and their management. BDM Technologies provides both strategic business services and implementation and integration services in which it leverages IT to achieve strategic and operational benefits for its clients. BDM Technologies:



    .Designs and integrates state-wide information systems aimed at strengthening welfare and human services management and provides tested solutions in such areas as child welfare and child support enforcement. In Montana, the BDM-designed child support enforcement system was the nation's first to achieve the federal certification that all such systems are required to have. Contract awards totaling approximately $90 million were received in 1994 for systems integration projects in Alabama, Missouri and Puerto Rico; an Iowa system is also in progress. 1994 revenue in this area was approximately $23.2 million.



    . Automates warehouse distribution and control operations to improve distribution process efficiencies for major national and international clients including Merck and Co., Inc., Ortho-McNeil, Inc., Bell Canada, Federal Express and Vitesse. Using the Company's proprietary MARCTM system, BDM helps clients achieve increased inventory accuracy, improved response time and other benefits. 1994 revenue in this area was approximately $3.3 million.



    . Performs application outsourcing, maintenance and support and develops critical software enhancements to various information systems for Ford Motor Company ("Ford"). BDM Technologies has been directly involved in the development and implementation of Computer Integrated Manufacturing applications for ELD. In addition, BDM Technologies has also designed, developed and implemented several key client/server applications for Ford. 1994 revenue was approximately $2.2 million.



    . Delivers business process re-engineering and project management services to US West to implement process improvements in this client's large project management systems. A current area of activity is focused on strategies to use the Internet's World Wide Web for both internal and customer support communications. 1994 revenue was approximately $2.0 million.



    . Provides systems integration services under a new contract to Advanced
      Micro Devices Corporation at its primary semiconductor fabrication facilities. The purpose of the project is to provide an automated interface between the semiconductor process equipment and the manufacturing systems.

  BDM EUROPE



    Two 1993 acquisitions make up the principal elements of BDM Europe. The acquisition of IABG, a key component of BDM's globalization strategy, brings important strengths to the Company in IT, technical and environmental services and test facilities management and operation. The Company believes IABG's prospects and opportunities in Europe are similar in scope and potential to those BDM enjoyed in the 1980s in the United States. Environmental services, an area of IABG specialization, offers particular growth potential, with estimates of future expenditures in Germany and nearby states for environmental clean-up and restoration exceeding $225 billion. BDM Europe also includes FACE, a Netherlands-based firm experienced in information systems integration and advanced manufacturing services. BDM Europe:



    . Performs environmental assessments in the former East Germany, both to meet requirements at contaminated sites (site inventory, investigation, assessment and remediation engineering) and to support environmental planning and the development of improved remediation systems and techniques. One project underway involves surveying and environmental risk assessment for former Soviet military sites in the former East Germany. 1994 revenue was approximately $20.7 million.



    . Performs comprehensive testing of satellites and other space structures, space simulation, thermal vacuum testing, vibration and shock-testing and project monitoring for the German Ministry of Research and Technology, the European Space Agency and private clients at the Space Test Center in Ottobrunn, Germany. 1994 revenue was approximately $21.8 million.



    . Provides information technology and systems support in software standardization, development and integration of management information systems for government and commercial clients and strengthening of command/control/communications and intelligence systems for the German Ministry of Defense. 1994 revenue was approximately $24.6 million.



    . Analyzes, tests, evaluates and simulates defense systems, missions and operations for the German Ministry of Defense. Typical programs involve engineering assessments of new weapons systems and platforms, support of Battlefield Training Centers, fatigue testing of military aircraft, design and simulation of camouflage measures and development and implementation of computer-based models for operational analysis and training. 1994 revenue was approximately $62.0 million.



    . Tests vehicles and their components for various German automobile manufacturers and suppliers such as BMW, including climatic testing, emissions testing and mechanical tests of suspension and steering elements. 1994 revenue was approximately $8.7 million.



    . Tests commercial and military aircraft structures, such as the Airbus
      A330/340 airliners and the Tornado and new Eurofighter aircraft; programs include testing of major assemblies, components and structural elements to identify structural weaknesses and improve safety and service life. 1994 revenue was approximately $13.2 million.



    . Operates the Magnetic Levitation ("MagLev") test facility in Elmsland,
      Germany, including the performance of numerous technical investigations and demonstration runs. The successful operation of this facility contributed to the decision of the German Government to implement the first MagLev service route in Germany connecting Hamburg and Berlin. 1994 revenue was approximately $16.1 million.



  VINNELL



    The acquisition of Vinnell in 1992 was an important building block in BDM's strategy of international expansion and diversification. Vinnell has brought important new strengths in training and complementary capabilities in technical services, as well as a history of successful large-scale enterprise management and operations, both in the Middle East and the United States. Vinnell:



    .Provides training, logistical support and comprehensive developmental, advisory and operational services under the Saudi Arabian National Guard ("SANG") Modernization Program. In April 1995, Vinnell won a new three year contract with the SANG to continue this effort through June 1, 1998. This work will be performed by a joint venture, of which Vinnell owns 51%. 1994 revenue was approximately $70.2 million.



    . Performs training, logistical support and comprehensive developmental, advisory and operational services for FMC Arabia (an affiliate of FMC Corporation) in connection with the fielding of the Bradley Fighting Vehicle System for the Royal Saudi Land Forces. Effective in May 1994, this work is being performed through an affiliate, of which Vinnell owns 60%. Aggregate 1994 revenue was approximately $25.2 million.



    .Manages and operates Job Corps Centers in the United States for the Department of Labor under a program designed to bring education and vocational training to disadvantaged youth, in English, math, business and clerical subjects, electricity and electronics, building and mechanical trades and other subject areas. In March 1995, Vinnell was awarded a contract to manage an additional Job Corps Center which should add approximately $10 million in revenue annually. Aggregate 1994 revenue was approximately $19.0 million.



    . Manages and operates U.S. military facilities in Turkey and three USAF facilities in Oman and provides personnel support services in Egypt under joint ventures with Brown & Root Services Corporation ("Brown & Root"), Airwork Ltd. ("Airwork") and SEACOR Services, Inc. ("SEACOR"), respectively. Total 1994 revenue earned by these joint ventures was approximately $72.0 million. As a 50% partner in these joint ventures, Vinnell reports earnings using the equity method. Aggregate equity in earnings from these joint ventures was approximately $1.8 million in 1994.


CONTRACTS

  TYPES OF CONTRACTS


    The Company's services are provided primarily through three types of contracts: fixed-price, time-and-material and cost-reimbursable contracts. Fixed-price contracts require the Company to perform services under the contract at a stipulated price. Time-and-material contracts reimburse the Company for the number of labor hours expended at established hourly rates negotiated in the contract and the cost of materials incurred. Cost-reimbursable contracts reimburse the Company for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit.



    The Company assumes greater financial risk on fixed-price type contracts than on either time-and-material or cost-reimbursable contracts. Commercial contracts are generally fixed-price contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during contract performance may reduce the Company's profit or cause a loss. Greater risks are involved under time-and-material contracts than under cost-reimbursable contracts because the Company assumes the responsibility for the delivery of specified skills at a fixed hourly rate. Higher profit margins are generally negotiated with the government for fixed-price and time-and-material contracts because the Company bears the risk that increased or unexpected costs may reduce the Company's profit or cause a loss, while lower than anticipated costs may result in increased profit.

    The following table shows the approximate percentage of revenue by contract type recognized by the Company during the indicated periods:

                                                 YEAR ENDED DECEMBER 31,
                                                --------------------------
    TYPE OF CONTRACT                            1994       1993       1992
- ---------------------------------------------   ----       ----       ----
Cost-reimbursable............................    43 %       68 %       74 %
Fixed-price..................................    30         29         21
Time-and-material............................    27          3          5
                                                ----       ----       ----
    Total....................................   100 %      100 %      100 %
                                                ----       ----       ----
                                                ----       ----       ----


  AWARD OF CONTRACTS


    The Company may obtain a government contract after the solicitation by the relevant government agencies, in open and free competition, of sealed bids from various suppliers or through the process of negotiation with the Government. Under certain circumstances, most government agencies are authorized to enter into contracts based on negotiation rather than sealed bids.



    Negotiated contracts may or may not involve the solicitation of competitive proposals. Generally, negotiated contracts are entered into without competitive solicitation when the services or supplies desired by the government can be obtained from only one available source. In most non-competitive procurements, the government solicits a proposal from the contractor and then negotiates the price and other terms in accordance with the applicable federal regulations.


  GOVERNMENT CONTRACT OPERATIONS

    Many of the government programs in which the Company participates as a contractor or subcontractor may extend for several years, but they are normally funded on an annual basis. The Company's government contracts and subcontracts are subject to modification, curtailment and termination in the event of changes in government funding. Accordingly, all of the Company's contracts and subcontracts involving the U.S. Government may be terminated at any time by the U.S. Government, without cause, for the convenience of the U.S. Government. If a U.S. Government contract is terminated for convenience, the Company would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract.


    The Company's costs and revenue under government contracts are subject to adjustment as a result of audits by the DCAA. Audits have been completed of costs incurred on all years through 1987. Audits for 1988 through 1994 have not been completed; however, management does not believe the results of these audits will have a material effect on the Company's financial position or results of future operations.


BACKLOG


    The Company's backlog at December 31, 1994 was approximately $1.5 billion compared to approximately $1.3 billion at December 31, 1993. Approximately 45% of the Company's backlog at December 31, 1994 is expected to be converted to revenue within the current fiscal year.



    The Company's backlog amounts are composed of funded and unfunded components. Funded backlog consists of the dollar portion of contracts that is currently appropriated by the government client or other clients and allocated to the contract by the purchasing government agency or otherwise authorized for payment by the client upon completion of a specified portion of work. The Company's funded backlog was approximately $535 million and $326 million as of December 31, 1994 and December 31, 1993, respectively. Although unfunded backlog can include up to the stated award value of the contract including renewals or extensions that have been priced but still remain at the discretion of the client whether to fund, BDM, to be conservative, often recognizes only a portion of stated award values on multi-year contracts into its backlog records. Because many of BDM's contracts are multi-year contracts, total backlog may include revenue expected to be realized several years into the future. The unfunded backlog may not be an indicator of future contract revenue or earnings because there is no assurance that the unfunded portion of the Company's backlog will be funded. In addition, most of the contracts included in backlog are subject to termination for the convenience of the government client.


                                BACKLOG SUMMARY

    BACKLOG COMPONENT                                   AS OF DECEMBER 31,
- --------------------------------------------------   ------------------------
                                                      1994      1993     1992
                                                     ------    ------    ----
                                                          (IN MILLIONS)
Funded............................................   $  535    $  326    $201
Unfunded..........................................    1,003       961    462
                                                     ------    ------    ----
    Total.........................................   $1,538    $1,287    $663
                                                     ------    ------    ----
                                                     ------    ------    ----


MARKETING


    The Company's marketing activities are conducted by its professional managers who have technical expertise and whose efforts are supplemented by the Company's staff of engineers, scientists and analysts. The Company supports the marketing efforts of its personnel through the direct participation of senior management and supervisory employees. These marketing efforts are further supported by a corporate proposal center, organized team reviews of proposals and a formal corporate training program. The Company believes that this marketing approach enables it to anticipate and serve the needs of its clients and ensures that those who are seeking to obtain business for the Company have the necessary technical expertise and resources both to develop proposals that satisfy clients' requirements and to participate in or supervise the performance of services that ultimately may be provided.


COMPETITION


    The information services industry in which the Company operates is highly fragmented with no single company or small group of companies in a dominant position. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company as well as firms which receive preferences under set-aside programs. Some of the Company's competitors also operate in international markets, along with other concerns which operate exclusively or primarily outside the United States. Some of the larger competitors offer services in a number of markets which overlap many of the same areas in which the Company offers services, while certain companies are focused on only one or a few of these markets. The firms which compete with the Company are consulting firms, computer services firms, applications software companies and accounting firms, as well as the computer service arms of computer manufacturing companies and defense and aerospace firms. In addition, the internal staffs of client organizations, non-profit federal contract research centers and universities are, in effect, competitors of the Company. The primary factors of competition in the business in which the Company is engaged include technical, management and marketing competence, as well as price.

EMPLOYEES AND EMPLOYEE REPRESENTATION


    As of March 31, 1995, the Company had approximately 7,000 full-time and part-time employees. Joint ventures, in which the Company is a partner, employed approximately 2,500 additional individuals as of this date. In addition, the Company enters into agreements with a large number of consultants on a project-specific basis who are engaged by the Company to perform specialized work on contracts or to provide expertise in support of marketing and contract activities. With the exception of approximately 95 Vinnell employees, no other employees of the Company are represented by a union and, to the knowledge of the Company, no union organizing activities are in progress.



    As a corporation organized under the laws of and operating in Germany, IABG is subject to the German Co-Determination Law. Under this law, certain German workers have a right to representation on supervisory boards of a company and, through Workers' Councils, have a say in issues relating to corporate operations, particularly those having a direct impact on workers. Approximately 40% of IABG's employees are covered by the tariff agreements of the German metal workers union, IG Metall. The tariff negotiations determine the annual raises and weekly working hours for the people covered by this tariff agreement. Negotiations have been completed to cover the period through December 31, 1996.


FACILITIES


    The Company leases all of its offices and other facilities. The Company's corporate headquarters are located in McLean, Virginia. The Company also leases office buildings as principal offices in Fairfax, Virginia; Albuquerque, New Mexico; Columbia, Maryland; Denver, Colorado; Germantown, Maryland; Kettering, Ohio; Huntsville, Alabama; Eindhoven, The Netherlands; and Ottobrunn, Germany.



    In addition to these principal offices, as of March 31, 1995, the Company maintained offices or facilities in connection with the performance of its contracts in over 60 other locations. A portion of these premises is subleased to others. In addition to the Company's offices and facilities, Company personnel are frequently assigned to client locations throughout the country and overseas.



    For additional information on the Company's leases and rental expenses thereunder, see Note 17 of the Notes to Consolidated Financial Statements.


LEGAL PROCEEDINGS


    The Company is a party to various legal actions, claims, government inquiries and audits resulting from the normal course of business. Although the total amount of liability with respect to these matters cannot be ascertained, the Company believes that any resulting liability should not have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information with respect to the directors and executive officers of the Company as of May 8, 1995.



NAME                                      AGE                       POSITION
- ---------------------------------------   ---    -----------------------------------------------
Frank C. Carlucci......................   64     Chairman of the Board and Director
William E. Conway, Jr..................   45     Vice Chairman and Director
Philip A. Odeen........................   59     President, Chief Executive Officer and Director
C. Thomas Faulders, III................   45     Executive Vice President, Treasurer and Chief
                                                 Financial Officer
Dr. William E. Sweeney, Jr.............   56     Chairman of the Board, BDM Europe; General
                                                 Manager and Chairman of the Management
                                                 Board, IABG and Director
John A. Corsiglia......................   46     President, BDM Technologies
Roy V. Woodle..........................   59     President and Chief Executive Officer, Vinnell
Dr. Jeanette Grasselli Brown...........   66     Director
James A.D. Geier.......................   69     Director
Neil Goldschmidt.......................   54     Director
Walther Leisler Kiep...................   69     Director
Dr. Hans Mark..........................   65     Director
Thomas G. Ricks........................   41     Director
John M. Slosar.........................   56     Director
Helmut Sonnenfeldt.....................   68     Director
Earle C. Williams......................   65     Director



    The terms of all of the Directors expire upon the next annual meeting of shareholders in 1996 or when their successors are elected and qualify or, if earlier, until their retirement during the year in which they turn 70. All directors are elected for a one-year term. Executive officers are appointed by the Board and hold office until their successors are chosen and qualify or until their death, resignation or removal.


    Set forth below is certain information regarding the backgrounds of each of the directors and executive officers of the Company.

    Frank C. Carlucci has served as Chairman of the Board of Directors of the Company since October 1990. Mr. Carlucci has been Chairman and a Managing Director of Carlyle since 1993 and served as Vice Chairman of Carlyle from 1989 to 1993. Mr. Carlucci served as U.S. Secretary of Defense from 1987 to 1989 and has served in a number of other government positions, including Ambassador to Portugal, Deputy Secretary of Defense and Assistant to the President for National Security Affairs.


    Mr. Carlucci presently serves on the Board of Directors of the following corporations: Ashland Oil, Inc., Bell Atlantic Corporation, East New York Savings Bank, General Dynamics Corporation, Kaman Corporation, Neurogen Corporation, Northern Telecom, Ltd., The Quaker Oats Company, SunResorts, Ltd., N.V., Texas Biotechnology Corporation, The Upjohn Company and Westinghouse Electric Corporation. He also presently serves on the Board of Directors of several privately-held companies controlled by Carlyle.


    William E. Conway, Jr. has served as Vice Chairman of the Board of Directors of the Company since October 1990. Mr. Conway has been a Managing Director of Carlyle since 1987 and a Managing Director of TC Group, LLC, a merchant banking firm, since January 1994. Mr. Conway presently serves on the Board of Directors of GTS Duratek, Inc., Tracor, Inc., and several privately held companies controlled by Carlyle.



    Philip A. Odeen has served as President, Chief Executive Officer and a Director of the Company since May 1992. Mr. Odeen served with Coopers & Lybrand, an international auditing and consulting company, as Vice Chairman, Management Consulting Services from 1991 to 1992, and as Managing Partner from 1978 to 1991. Mr. Odeen has served in a number of government positions, including Director, Program Analysis, National Security Council, and Principal Deputy Assistant Secretary of Defense.



    C. Thomas Faulders, III joined the Company as Executive Vice President, Treasurer and Chief Financial Officer on April 24, 1995. Mr. Faulders served with Comsat Corporation, a provider of international communications and entertainment, as Vice President and Chief Financial Officer from 1992 to 1995. From 1985 to 1992, he served in several senior management positions with MCI Communications Corporation, a long distance service provider.



    Dr. William E. Sweeney, Jr. has served as Executive Vice President and a Director of the Company since October 1990 and as Chairman of the Board of BDM Europe and General Manager and Chairman of the Management Board of IABG since 1993. Dr. Sweeney joined the Predecessor Company in 1977 and has held a number of positions, including senior management positions in the Communications, Command and Control Division, the Communications Technology Group and the Systems Engineering and Development Organization.


    John A. Corsiglia has served as President of BDM Technologies since March 1993. Prior to joining BDM Technologies, Mr. Corsiglia was a Principal of McKinsey & Company, a management consulting firm, from 1990 to 1993. From 1988 to 1990, he was a partner and founder, as well as a Managing Director, of Information Consulting Group, Inc., an information technology systems consulting firm.


    Roy V. Woodle has served as President and Chief Executive Officer of Vinnell since June 1993 and January 1994, respectively. Mr. Woodle joined Vinnell in 1983 as Vice President, Program Development and from 1988 to 1993, he served as Senior Vice President.



    Dr. Jeanette Grasselli Brown was elected to serve as a Director of the Company at the Annual Meeting of Shareholders in May 1995. Dr. Brown is a member of the Ohio Board of Regents. She was a Distinguished Visiting Professor and Director of Research Enhancement at Ohio University from 1989-1995. From 1950 until her retirement in 1988, she was employed by BP America (formerly The Standard Oil Company) in various research positions. She retired as director of corporate research, environmental and analytical sciences. She is a member of the Board of Directors of AGA Gas, Inc., The BFGoodrich Company, Diatrac Holdings, Inc., and USX Corporation.



    James A. D. Geier has served as a Director of the Company since March 1991. From 1970 through 1990, Mr. Geier served as Chief Executive Officer and Chairman of the Board of Cincinnati Milacron, Inc., an advanced manufacturing technology company, where he presently serves as a director and Chairman of the Executive Committee. Mr. Geier presently serves on the Board of Directors of Clark Equipment Company, USX Corporation and The Cincinnati Gear Company.



    Neil Goldschmidt has served as a Director of the Company since July 1993. Mr. Goldschmidt is currently President of Neil Goldschmidt, Inc., a company focusing on strategic planning and problem solving for national and international businesses. From 1987 to 1991, Mr. Goldschmidt was Governor of Oregon. From 1981 to 1986, he served as Vice President of Nike International and President of Nike Canada. Mr. Goldschmidt served as Secretary of Transportation from 1979 to 1981 and as Mayor of Portland, Oregon, from 1972 to 1979.

    Walther Leisler Kiep has served as a Director of the Company since January 1995. Mr. Kiep has been Managing General Partner of Gradmann & Holler, an insurance brokerage firm based in Stuttgart, Germany, since 1968. He is currently Chairman of the Supervisory Board of IABG and Zeneca GmbH. He is a member of the Supervisory Board of Volkswagen AG, Glunz AG, CS-Interglass, AG, and Bau Assekuranz-Vermittlungs GmbH. He is a member of the Advisory Council of the Deutsche Bank AB and of Grunelius KG Privatbankiers, is Chairman of the International Advisory Board of Marsh & McLennan Companies, and is a member of the International European Advisory Board of Fuji-Wolfensohn International.



    Dr. Hans Mark has served as a Director of the Company since August 1991. Dr. Mark is a Professor in the Department of Aerospace Engineering and Engineering Mechanics at the University of Texas at Austin and holder of the John J. McKetta Centennial Energy Chair in Engineering. He served as Chancellor of The University of Texas System from 1984 until 1992 and as Deputy Administrator of NASA from 1981 until 1984. From 1977 until 1979, he was Undersecretary of the USAF and was named Secretary of the USAF in 1979.


    Thomas G. Ricks has served as a Director of the Company since December 1992. Mr. Ricks has served as Vice Chancellor for Asset Management for The University of Texas System since 1992. From 1988 to 1992, he served as Executive Director of Finance and Private Investments for The University of Texas System. Mr. Ricks is a member of the Board of Directors of Argus Pharmaceuticals, Inc., DTM Corporation, LifeCell Corporation and Newfield Exploration Co.


    John M. Slosar has served as a Director of the Company since March 1991. Mr. Slosar is a Senior Vice President and Director of Canny, Bowen Inc., an executive search firm. Previously, Mr. Slosar held key human resources and business planning positions within Ford in a career which spanned nearly 35 years. He also served as Vice President--Administration for Rouge Steel Company, a wholly owned subsidiary of Ford, and Vice President, Employee Relations and Planning, at Ford Aerospace.


    Helmut Sonnenfeldt has served as a Director of the Company since March 1991. Mr. Sonnenfeldt is a Guest Scholar at the Brookings Institution and a recognized researcher, author and commentator on East-West issues, national security and other public policy concerns. Mr. Sonnenfeldt is a trustee of The Johns Hopkins University and is a member of the International Institute of Strategic Studies (London), The Council on Foreign Relations (New York) and various other professional associations. As President of Helmut Sonnenfeldt, Inc., he has provided consulting services on international political and economic issues since 1978.


    Earle C. Williams has served as a Director of the Company since October 1990. From 1990 until his retirement in 1992, Mr. Williams served as President and Chief Executive Officer of the Company. From 1972 to 1990, Mr. Williams served as President and Chief Executive Officer of the Predecessor Company. Mr. Williams is presently a member of the Board of Directors of GAMMA-A Technologies, GTS Duratek, Inc., Nortel Federal Systems, Inc. and the Parsons Corporation.


BOARD COMMITTEES


    The Board of Directors has established an Executive Committee, an Audit and Ethics Committee, a Compensation Committee, and a Nominating Committee. The By-laws of the Company (the "By-laws") permit the creation of additional committees.


    Messrs. Carlucci, Conway and Odeen are members of the Executive Committee. The Executive Committee may act, subject to certain limitations, on all matters concerning management of the business of the Company which may arise between scheduled meetings of the Board of Directors.

    Messrs. Conway, Geier and Ricks are members of the Audit and Ethics Committee. The principal function of the Audit and Ethics Committee is to oversee the performance and review the scope of the audit performed by the Company's independent auditors. The Audit and Ethics Committee also reviews, among other things, the audit report and related findings and recommendations by the auditors and management's responses thereto, and the fees payable to the independent accountants for their services. Additionally, the Audit and Ethics Committee reviews and makes recommendations to the Board with respect to accounting matters, including financial reporting systems and internal accounting controls for the Company. In performing its duties, the Audit and Ethics Committee consults with the financial and accounting officers and the internal auditors of the Company, as well as the independent accountants.



    Messrs. Carlucci, Conway and Slosar are members of the Compensation Committee. The principal functions of the Compensation Committee are to determine the compensation of the President and Chief Executive Officer of the Company, review the compensation of all officers of the Company and officers of subsidiaries at the position of Senior Vice President and above, determine the aggregate cash bonus awards to key employees, administer the 1990 and 1994 Stock Option Plans and select key employees who will receive stock option grants and determine the terms of those grants.



    Messrs. Carlucci, Geier, Goldschmidt and Williams are members of the Nominating Committee. The principal functions of the Nominating Committee are to review and determine the nominees for election as members of the Board of Directors, recommend candidates for approval of the Board to fill any vacancies in the Board, and evaluate the performance of each of the directors of the Company. The Committee considers suggestions from shareholders and other sources regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.


DIRECTOR COMPENSATION


    The Chairman, the Vice Chairman and each director who is not an officer of the Company are paid a director's fee at an annual rate of $24,000, plus $1,000 per day or any portion of a day for attendance at meetings of the Board of Directors and any committees of the Board of Directors, and $250 per hour (travel time excluded) for consulting services outside of such meetings and for visits to the Company's offices or other locations on behalf of the Company for any special purpose, at the request of the President of the Company. Directors are reimbursed for out-of-pocket expenses incurred to attend such meetings and to make such visits. Directors under the Director Stock Purchase Program have the option to purchase shares of Common Stock from the Company at fair market value, as determined from time to time by the Board of Directors, in lieu of receiving all or any of the fees payable by the Company for services provided in their capacities as directors. Following the Offerings, it is expected that directors will have the option to acquire shares under the program in lieu of fees at the fair market value on the date such fees are earned.

EXECUTIVE COMPENSATION


    The following table contains information on compensation for the years ended December 31, 1994, 1993, and 1992 paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose aggregate cash compensation exceeded $100,000 during such years (collectively, the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE



                                                                       LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION                -----------------------
                        --------------------------------------------   RESTRICTED
NAME AND                                              OTHER ANNUAL       STOCK                      ALL OTHER
PRINCIPAL POSITION      YEAR    SALARY    BONUS(2)   COMPENSATION(3)   AWARDS(4)    OPTIONS(5)   COMPENSATION(6)
- ----------------------  ----   --------   --------   ---------------   ----------   ----------   ---------------
Philip A. Odeen(1)....  1994   $400,000   $175,000       $   -0-        $     -0-     10,000         $66,033
President and Chief     1993    400,000    175,000           -0-              -0-     10,000          65,972
]Executive Officer      1992    263,636    200,000           -0-          524,000     25,000           6,498
John A.                 1994    300,019     30,000           -0-              -0-     10,000           7,106
Corsiglia(1)..........  1993    230,784     75,000        87,543          131,000     10,000           4,719
President, BDM          1992        N/A        N/A           N/A              N/A        N/A             N/A
Technologies
Dr. William E.          1994    241,258    145,000       116,551              -0-     10,000           7,040
Sweeney...............  1993    215,747    125,000        46,084              -0-      5,000           6,999
General Manager, IABG   1992    177,152    125,000        31,991              -0-        -0-           6,955
Roy V. Woodle(1)......  1994    250,000    106,000           -0-              -0-      5,000          60,834
President and Chief     1993    212,083    111,253           -0-              -0-     12,000          68,657
Executive Officer,      1992        N/A        N/A           N/A              N/A        N/A             N/A
  Vinnell
Michael J. Mruz(1)....  1994    143,662        -0-           -0-              -0-     10,000           5,027
Former Executive Vice   1993    211,506    125,000           -0-              -0-      5,000           6,999
  President and         1992    177,151    125,000           -0-              -0-        -0-           6,955
Chief Financial and
  Administrative
  Officer


- ------------


(1) Mr. Odeen joined the Company in May 1992. The bonus award shown for Mr. Odeen in 1992 includes a $75,000 bonus paid in connection with his employment with the Company, effective May 1, 1992. Mr. Woodle became an executive officer of the Company upon his promotion to President of Vinnell in June 1993. Mr. Corsiglia joined BDM Technologies in February 1993. Mr. Mruz resigned from the Company in August 1994.


(2) Bonus awards are reflected in the year to which they are attributable and not the year in which they are actually paid. The Company awarded cash bonuses and incentive compensation in the form of cash or shares of Common Stock to certain employees under a Cash and Stock Incentive Compensation Plan which was discontinued in 1992. In 1993, the Company adopted the 1993 Executive Incentive Program (the "Executive Incentive Program"). Individual bonuses under the Executive Incentive Program are determined based on an assessment of the performance of the individual and the Company, with ultimate approval residing with the President, except for Mr. Odeen's bonus which is determined by the Compensation Committee.


(3) Fringe benefit amounts are omitted to the extent the aggregate value of such benefits is less than 10% of salary and bonus, or $50,000. The amount shown for Mr. Corsiglia reflects primarily reimbursement of relocation expenses. The amount shown for Dr. Sweeney reflects reimbursement of relocation expenses, and for 1994, also reflects a cost of living allowance, quarters allowance, and exchange rate fluctuation allowance associated with his overseas assignment.



(4) Restricted stock awards were issued pursuant to the MIS Program under which certain members of management were granted options to purchase Common Stock at an exercise price of $.01 per share. These options vest over a period greater than three years. The options are subject to forfeiture in the event certain tenure and, in part, certain Company performance criteria are not met. The amounts shown represent the full dollar value of the shares of Common Stock based on an appraised value on the date of grant, less the $.01 per share exercise price, regardless of whether the shares were actually purchased. At December 31, 1994, Messrs.

    Odeen and Corsiglia, Dr. Sweeney and Mr. Woodle held 100,000, 25,000, 87,500, and 5,000 shares of restricted Common Stock, respectively, worth $1,399,000, $349,750, $1,224,125, and $69,950, respectively. The value of the Common Stock ownership at year-end is based on a value per share determined by the Board of Directors, less the $.01 per share exercise price paid by the named executive officer upon purchase thereof. The shares of restricted stock are entitled to the same dividends as all other outstanding shares of Common Stock. See "Dividend Policy."



(5) The options listed for Mr. Odeen represent shares of Common Stock issuable upon exercise of options granted under the 1990 Plan, of which 8,334 shares, 3,334 shares, 8,333 shares and 5,783 shares vested in December 1993, March 1994, December 1994 and March 1995, respectively. An additional 8,333 shares, 7,533 shares and 3,350 shares will vest in December 1995, March 1996 and March 1997. The options listed for Mr. Corsiglia represent shares of Common Stock issuable upon exercise of options granted under the 1990 Plan, of which 3,334 shares, 3,333 shares and 3,334 shares vested in February 1994, February 1995 and March 1995, respectively, and an additional 3,333 shares will vest in each of February 1996, March 1996 and March 1997. The options for Dr. Sweeney represent shares of Common Stock issuable upon exercise of options granted under the 1990 Plan, of which 5,667 shares, 1,667 shares, 5,667 shares and 5,001 shares vested in December 1993, March 1994, December 1994 and March 1995, respectively,and an additional 5,666 shares, 4,999 shares and 3,333shares will vest December 1995, March 1996 and March 1997, respectively. The options listed for Mr. Woodle represent shares of Common Stock issuable upon exercise of options granted under the 1990 Plan, of which 2,500 shares, 4,000 shares, 2,500 shares and 5,667 shares vested in November 1993, March 1994, November 1994 and March 1995, respectively, and an additional 2,500 shares, 5,667 shares and 1,666 shares will vest in November 1995, March 1996 and March 1997, respectively.



(6) Amounts shown for 1994 include the dollar value of the life insurance premiums paid on behalf of Messrs. Odeen and Corsiglia, Dr. Sweeney and Messrs. Woodle and Mruz for the last fiscal year, which amounts are $6,500, $5,980, $5,500, $4,128, and $3,667, respectively. Amounts shown for 1994 also include $2,310, $1,126, $1,540, $1,164, and $1,360 of employer matched salary deferral contributions to the 401(k) Plus Plan for Messrs. Odeen and Corsiglia, Dr. Sweeney and Messrs. Woodle and Mruz, respectively. The amount shown for 1994 for Mr. Woodle includes a contribution of $11,542 on his behalf to the Vinnell Corporation Retirement Plan (the "Vinnell Plan"), a defined contribution money purchase plan. The amounts shown for 1994 for Messrs. Odeen and Woodle also include a contribution of $57,223 and $44,000, respectively, to a defined contribution supplemental executive retirement plan ("SERP") on their behalf.

    The following table sets forth information regarding grants of stock options by the Company during the fiscal year ended December 31, 1994 to the Named Executive Officers:



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                            POTENTIAL
                                                                                            REALIZED
                                                   INDIVIDUAL GRANTS                    VALUE AT ASSUMED
                                  ---------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF    % OF TOTAL                                  STOCK PRICE
                                  SECURITIES    OPTIONS                                 APPRECIATION FOR
                                  UNDERLYING   GRANTED TO    EXERCISE OR                   OPTION TERM
                                   OPTIONS    EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------
NAME                              GRANTED(1)  FISCAL YEAR      ($/SH)         DATE        5%        10%
- --------------------------------  ---------   ------------   -----------   ----------   -------   -------
Philip A. Odeen.................    10,000          2%         $ 12.00       3/7/04     $32,591   $51,916
John A. Corsiglia...............    10,000          2            12.00       3/7/04      32,591    51,916
Dr. William E. Sweeney..........    10,000          2            12.00       3/7/04      32,591    51,916
Roy V. Woodle...................     5,000          1            12.00       3/7/04      16,295    25,958
Michael J. Mruz.................    10,000          2            12.00       3/7/04      32,591    51,916


- ------------


(1) All of the above options granted in 1994 were granted under the 1990 Plan. All of these options vest and become exercisable at the rate of 33 1/3% per year over the course of 3 years from the date of grant, except the options granted to Mr. Odeen which become exercisable in 1995 for 2,450 shares of Common Stock, in 1996 for 4,200 shares of Common Stock and in 1997 for 3,350 shares of Common Stock.



    In March 1995, the Company granted options to purchase an aggregate of 30,000 shares of Common Stock to the Named Executive Officers.



    The following table provides information regarding the exercise of options during the fiscal year ended December 31, 1994 by the Named Executive Officers:



                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES



                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                             SHARES                         OPTIONS AT FY-END               AT FY-END
                           ACQUIRED IN        VALUE     --------------------------  --------------------------
NAME                        EXERCISE       REALIZED(3)  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE  EXERCISABLE
- -------------------------- -----------     -----------  -------------  -----------  -------------  -----------
Philip A. Odeen...........    --    (1)      $--            24,999        20,001      $ 132,910     $ 165,840
John A. Corsiglia.........    --    (1)       --            16,666         3,334         78,327        29,173
Dr. William E. Sweeney....    --    (1)       --            18,999        13,001         89,575       109,175
                              --    (2)       --            12,500        --            174,875        --
                           -----------     -----------  -------------  -----------  -------------  -----------
                                                            31,499        13,001        264,450       109,175
Roy V. Woodle.............    --    (1)       --            15,500         9,000         79,875        67,750
                               2,500(2)       34,975         2,500        --             34,975        --
                           -----------     -----------  -------------  -----------  -------------  -----------
                               2,500          34,975        18,000         9,000        114,850        67,750
Michael J. Mruz...........    14,001(1)      117,925        --            --            --             --


- ------------

(1) Option activity and/or status of options granted under the 1990 Plan.


(2) Option activity and/or status of options granted under the MIS Program.


(3) Because there is no established public trading market for the Common Stock, the Common Stock has been valued annually by an independent consulting firm based on a number of factors including, among others, (i) the nature of the business and history of the Company, the character and form of the Company's business and the nature of growth opportunities, (ii) the economic outlook in general and the condition and outlook for the specific industry in which the

    Company competes, (iii) the trend of earnings and cash flow, as recognized and adjusted by the Company, and future prospects for earnings and cash flow growth, (iv) the financial history of the Company as reflected in the balance sheets and operating statements over recent years, (v) the market history of securities and other companies in the same or similar industry, with attention given to various financial ratios of such companies and (vi) sales of the Company's stock. The values disclosed in this table are reflective of this valuation and a determination as to the value of the Common Stock by the Board of Directors.


MANAGEMENT INCENTIVE STOCK PURCHASE PROGRAM


    The Company maintains a Management Incentive Stock Purchase Program (the "MIS Plan") providing for the issuance of options to purchase up to 1,111,111 shares of Common Stock. Since 1990 and as of March 31, 1995, the Company has granted options ("MISOs") to certain members of management to purchase, subject to certain vesting dates and performance goals, 1,094,169 shares of Common Stock (net of forfeitures) at a purchase price of $.01 per share. As of March 31, 1995, options to purchase a total of 1,012,190 shares of common stock had been exercised and options to purchase a total of 81,979 shares were outstanding. Options to purchase a total of 16,942 shares of Common Stock remain available for grant under the Management Incentive Stock Purchase Program.



    The remaining outstanding MISOs will vest on various dates between March 31, 1995 and March 31, 1997 based on tenure, and in part on the Company achieving a specified earnings target ("Operating Profit"). Any shares that do not vest because of the failure of the Company to achieve such Operating Profit will subsequently vest on the first March 31 thereafter that follows a year in which the Company achieves the target cumulative Operating Profit, provided that the last such vesting date shall be March 31, 1997.



    For each of the Named Executive Officers, information regarding grants of MISOs is listed in the Restricted Stock Awards column of the Summary Compensation Table and information regarding the exercise of MISOs and earnings in respect of MISOs is listed in the Aggregate Option Exercises Table.



1990 AND 1994 STOCK OPTION PLANS



    The 1990 and 1994 Stock Option Plans provide for the issuance to officers and key employees of options to purchase up to 2,562,500 shares of Common Stock. The options granted under the 1990 and 1994 Stock Option Plans may either qualify as incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or, subject to the approval of the Compensation Committee, be non-qualified options. The 1990 and 1994 Stock Option Plans are designed to promote the interests of the Company and its stockholders by providing selected officers and key employees with additional incentive and opportunity to increase their proprietary interest in the Company, thereby increasing their personal interest in its continued progress and success. The Board of Directors may suspend or terminate the 1990 and 1994 Stock Option Plans at any time and, subject to certain limitations, amend the 1990 and 1994 Stock Plans or any option granted thereunder, except that no amendment requiring stockholder approval under the provisions of Section 422A of the Code and related regulations relating to incentive stock options will be effective without approval of the stockholders.



    Since 1990 and as of March 31, 1995, the Company has granted options to purchase 1,750,782 shares of Common Stock (net of forfeitures) at an average exercise price of $9.72 per share. As of March 31, 1995, options to purchase a total of 251,176 shares of Common Stock had been exercised and options to purchase a total of 1,499,606 shares of Common Stock were outstanding.

    On May 5, 1995, the Company granted the remaining 16,942 options pursuant to the MIS Plan and an additional 8,058 of options identical to those under the MIS Plan at an exercise price of $.01 per share and 32,500 options pursuant to the 1994 Stock Option Plan at an exercise price of $17.25 per share.


    Information regarding grants of stock options, the exercise of options and earnings in respect of options is provided in the tables for Named Executive Officers of the Company named in the Summary Compensation Table.

BDM RETIREMENT PLAN


    The BDM Retirement Plan (the "Retirement Plan") is a defined benefit plan funded entirely by the Company. The retirement benefit formula, coupled with expected benefits from Social Security, is designed to provide a defined level of income during retirement. All employees of BDM Federal and BDM Technologies who complete a specified number of hours of employment in a plan year are eligible to participate in the Retirement Plan. Under the Retirement Plan, the normal retirement age is 60. Employees are eligible for early retirement at age 55 if they have completed 24 months of active, regular, full-time employment. Participants in the Retirement Plan are generally entitled upon retirement to a benefit equal to the sum of (a) for each year of benefit accrual service for plan years after December 25, 1989, 1.4% of annual compensation up to the 35-year average of the social security-covered compensation (rounded to the nearest $600) plus 1.82% of annual compensation in excess of the 35-year average of the social security-covered compensation (rounded to the nearest $600), and
(b) 1.33% of average annual compensation up to the 35-year average of the social security-covered compensation for 1989, plus 2% of the average annual compensation in excess of the 35-year average of the social security-covered compensation for 1989 multiplied by the number of years of benefit accrual service for plan years prior to December 26, 1989. The maximum number of years of benefit accrual service allowed in making the calculation is 20.


    The Company intends to supplement the benefit payment under the Retirement Plan on behalf of Messrs. Odeen and Woodle through a defined contribution SERP. An annual contribution will be credited to accounts established in the Company for Messrs. Odeen and Woodle in the amounts of $57,223 and $44,000, respectively, which are expected to provide an actuarially determined benefit when Messrs. Odeen and Woodle reach the age of 65, that, when combined with the benefits from the Company's retirement plans, will equal $90,000.


    The Company intends to supplement the benefit payment to Dr. Sweeney and Mr. Corsiglia under the Retirement Plan through a defined benefit SERP to the extent necessary to ensure that such individuals who retire on or after their normal retirement age with 20 or more years of benefit service receive a stated target retirement benefit of 45% of average compensation for the five highest consecutive years of such individuals' employment.



    The years of benefit accrual service under the Retirement Plan and the estimated maximum anticipated annual benefits at normal retirement date for the Named Executive Officers participating in the Retirement Plan, as of December 31, 1994, are presented in the table below. The estimated maximum anticipated annual benefits at normal retirement date for each of such officers who are participants in the SERP as of December 31, 1994 are also presented. In calculating benefits at retirement, annual earnings have been estimated based on no escalation of current plan year earnings. Benefit payments may be subject to a legislated ceiling at the time of retirement.


                                                                  ESTIMATED ANNUAL
                                                                  BENEFIT UNDER THE
                                             CURRENT YEARS OF    BDM RETIREMENT PLAN    ESTIMATED ANNUAL
                                  CURRENT    BENEFIT ACCRUAL          AT NORMAL         BENEFIT UNDER THE
NAME                              AGE(1)         SERVICE           RETIREMENT (3)           SERP (3)
- -------------------------------   -------    ----------------    -------------------    -----------------
Philip A. Odeen................      59              3                 $27,700               $62,300
John A. Corsiglia..............      45              2                  43,158                60,846
Dr. William E. Sweeney.........      56             18                  60,295                94,045
Roy F. Woodle(2)...............      59         --                    --                      47,464
Michael J. Mruz................      49             20                  51,463               --


- ------------


(1) As of December 31, 1994.



(2) Mr. Woodle does not participate in the Retirement Plan.



(3) Benefits for Messrs. Odeen and Woodle are calculated based on retirement at age 65. Benefits for Mr. Corsiglia, Dr. Sweeney and Mr. Mruz are calculated based on retirement at age 60.


EMPLOYMENT AGREEMENTS

    Philip A. Odeen became President and Chief Executive Officer of the Company on May 1, 1992. Pursuant to a letter agreement, dated March 4, 1992, Mr. Odeen is paid a base annual salary of $400,000. Should Mr. Odeen's employment with the Company be terminated prior to December 31, 1995, he will receive a separation allowance in the amount of 24 months' salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    For fiscal years 1991 through 1994, the Compensation Committee of the Board of Directors made all determinations with respect to executive officer compensation. Messrs. Carlucci, Conway and Slosar, each a Director of the Company, served as members of the Compensation Committee in 1994. The Company is not aware of any Compensation Committee interlocks.



    Messrs. Carlucci and Conway are Chairman and Vice Chairman of the Company, respectively, stockholders of the Company and Managing Directors of Carlyle. Mr. Conway owns more than 10% of the capital stock of the general partner of Carlyle. Carlyle is the general partner of The Carlyle Fund, BDM Partners and BDM Acquisition II, stockholders of the Company.



    The Company has retained Carlyle to provide certain financial and investor-relations services, to assist management in evaluating corporate acquisition opportunities and financial strategies and to provide other similar services. In consideration of such services, the Company will pay Carlyle an annual fee of $500,000 plus expenses, a portion of which is offset by the amount which ordinarily would be payable to Mr. Conway for services rendered in his capacity as a Director of the Company. In addition, although no definitive agreement has been executed, it is currently anticipated that Carlyle will serve as a financial advisor to the Company in connection with any acquisition, corporate reorganization, financing, stock offering or similar transaction by the Company, and will receive fees commensurate with its services in connection with any such transaction. However, Carlyle has waived its rights to receive a financial advisory fee in connection with the Offerings. The Company paid Carlyle approximately $505,000, $535,000, and $512,000 for the provision of these services for the years ended December 31, 1994, 1993, and 1992, respectively. In addition, in connection with the acquisition of Vinnell in 1992, Carlyle received from the Company an advisory fee of $250,000, plus expenses.

                              CERTAIN TRANSACTIONS

1990 ACQUISITION


    An investor group led by Carlyle and certain members of management acquired the business and assets of the Predecessor Company for a total cash consideration of approximately $118 million, subject to the assumption of a substantial portion of the liabilities of the Predecessor Company and to adjustment based on an arbitration process instituted to determine the net worth of the Predecessor Company on the acquisition date. In August 1991, the results of the arbitration process determined an increase in net worth of the Predecessor Company of approximately $8.5 million, for a final purchase price of approximately $126.5 million, excluding approximately $7 million in transaction expenses. The purchase price and related transaction expenses were financed by the Company through various sources commonly relied on in leveraged transactions led by management and outside investors, namely $30 million in cash provided in exchange for Common Stock purchased by certain investors pursuant to the Investor Agreement; senior secured borrowings of $80.5 million under a prior credit facility; $10 million in cash received from Carlyle as the purchase price of 100,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"); and $13 million provided by Loral Aerospace Corporation ("LAC"), a subsidiary of Loral, as the purchase price for a subordinated promissory note (the "Subordinated Note") and a subordinated conditional note (the "Conditional Note"), each due October 23, 1997, issued by the Company. The increase in the final purchase price for the Predecessor Company was added to the amount due on the subordinated promissory note, retroactive to October 23, 1990, with interest at an annual rate of 12%. In July 1993, the Company repaid the Subordinated Note. In October 1994, the Conditional Note expired.


    In connection with the 1990 Acquisition, the Company paid a financial advisory fee to Carlyle in the amount of approximately $1.6 million, which amount is included in the transaction expenses of approximately $7 million incurred by the Company.


    Messrs. Carlucci and Conway are Chairman and Vice Chairman of the Company, respectively, stockholders of the Company and Managing Directors of Carlyle. Mr. Conway owns more than 10% of the capital stock of the general partner of Carlyle. Carlyle is the general partner of The Carlyle Fund, BDM Partners and BDM Acquisition II, stockholders of the Company.



    The Company has retained Carlyle to provide certain financial and investor-relations services, to assist management in evaluating corporate acquisition opportunities and financial strategies and to provide similar other services. In consideration of such services, the Company will pay Carlyle an annual fee of $500,000 plus expenses, a portion of which is offset by the amount which ordinarily would be payable to Mr. Conway for services rendered in his capacity as a Director of the Company. In addition, although no definitive agreement has been executed, it is currently anticipated that Carlyle will serve as a financial advisor to the Company in connection with any acquisition, corporate reorganization, financing, stock offering or similar transaction by the Company, and will receive fees commensurate with its services in connection with any such transaction. However, Carlyle has waived its rights to receive a financial advisory fee in connection with the Offerings. The Company paid Carlyle approximately $505,000, $535,000, and $512,000 for the provision of these services for the years ended December 31, 1994, 1993, and 1992, respectively. In addition, in connection with the acquisition of Vinnell in 1992, Carlyle received from the Company an advisory fee of $250,000, plus expenses.


    All future transactions (other than ordinary course transactions such as fixing salaries or awarding employee benefits) and loans between the Company and its directors, officers and principal stockholders will be ratified by a majority of the members of the Board of Directors not having any interest in the transactions and will be on terms believed to be no less favorable to the Company than those generally available from unaffiliated third parties.

ACQUISITION OF VINNELL


    In March 1992, the Company acquired the outstanding stock of Vinnell for approximately $29.6 million. The seller of such stock is presently a member of the Board of Directors of Vinnell. In connection with the acquisition of Vinnell, the Company guaranteed a subordinated promissory note due March 13, 1996 issued by Vinnell to the seller in the principal amount of $3.7 million at an annual rate of interest of 10%. Interest on the note is payable semi-annually, and the principal amount is due on the earlier of March 13, 1996, or six months after the death of the seller. The note was issued in consideration for the seller's agreement not to engage in or associate with any business in competition with Vinnell or employ any employee or consultant of Vinnell until March 13, 1996 with respect to the United States and countries in which Vinnell has entered into contracts to provide services or sell supplies within three years prior to March 13, 1992 or in which Vinnell conducts or seeks to conduct business. The Company intends to prepay this note with the proceeds of the Offerings. The Company also entered into a consulting agreement with the seller for a term of five years providing for the payment of $250,000 in 1992 and $200,000 in each of 1993 through 1996 for the performance of consulting services by the seller in each of such years.


RECENT STOCKHOLDER TRANSACTIONS

    In April 1991, The Carlyle Fund purchased 1,500,000 shares of Common Stock from the Company at a purchase price of $4.00 per share. The Company used a portion of the net proceeds of the 1991 Offering and the sale to the Carlyle Fund to redeem the Series A Preferred Stock issued to Carlyle for $10 million (representing the purchase price at the time of their issuance), plus accrued dividends. The dividends payable upon redemption included an amount equal to the expenses incurred by Carlyle in acquiring the Series A Preferred Stock plus interest on such expenses at an annual rate of 12%.

    In May 1991, the Company sold 500,000 additional shares of Common Stock at a purchase price of $4.00 per share to The Carlyle Fund. The proceeds were used to pay down the Company's outstanding revolving line of credit under a prior credit facility.

    The Company acquired from the Richard King Mellon Foundation ("Mellon") 100,000 shares of Common Stock at $8.00 per share in July 1993 and 100,000 shares of Common Stock at $12.00 per share in March 1994. The Company has reserved such shares for issuance to employees under the Employee Stock Purchase Plan.


    On May 27, 1994, the Company acquired 2,250,000 shares and 350,000 shares of its outstanding Common Stock and Class B Common Stock, respectively, from the Investor Group (as defined herein) for its then fair value of $14.00 per share.


INVESTOR AGREEMENT


    On October 23, 1990, The Carlyle Fund, Mellon, Equitable Capital Private Income and Equity Partnership, II, L.P. ("Equitable Partnership") and Equitable Deal Flow Fund, L.P. ("Equitable Fund") (collectively, the "Investor Group") entered into the Investor Agreement with the Company which contains certain provisions with respect to the transfer of shares of Common Stock by the Investor Group. As a result of the sale of Common Stock by The Carlyle Fund to BDM Acquisition II, BDM Partners, the Board of Regents of The University of Texas System, as trustee of The University of Texas System Common Trust Fund (the "Board of Regents") and the Permanent University Fund of The State of Texas (the "Permanent University Fund"), such parties (together with the Investor Group, the "Principal Stockholders") became subject to the Investors Agreement.



    Pursuant to the terms of the Investor Agreement, if an Investor Group member, or a transferee of a member pursuant to a transaction not involving a public offering or an offering not made pursuant to Rule 144 under the Securities Act (a "Transferee"), desires to sell any shares of Common Stock purchased under the Investor Agreement other than (i) to another Investor Group member, the Company or an affiliate, (ii) to a prospective purchaser in a transaction made pursuant to an effective registration statement or (iii) pursuant to Rule 144 under the Securities Act or pursuant to certain pledges, grants of security interests or other encumbrances effected by an Investor Group member or Transferee with respect to its shares of Common Stock (an "Exempt Transaction"), then the Company and the other Investor Group members have the right (a "first refusal" right) to purchase all, but not less than all, of those shares on the same terms and conditions as those offered by the prospective purchaser. Additionally, if an Investor Group member desires to transfer shares purchased under the Investor Agreement and such transfer, together with all previous transfers made by such member (excluding Exempt Transactions), would exceed an aggregate of 20% of the shares of Common Stock originally held by such member, then the other Investor Group members have the right (a "tag-along right") to include in the proposed transfer, at the same price and on the same terms and conditions, a certain percentage of the shares then held by the other Investor Group members (on a fully diluted basis). Further, if one or more Investor Group members and/or other holders of Common Stock desire to transfer (other than in an Exempt Transaction) 50% or more of the then outstanding Common Stock (on a fully diluted basis), then such members and/or other holders have the right (a "bring-along right") to require all Investor Group members to offer a certain percentage of their Common Stock to the prospective purchaser on the same terms as those that the proposed selling members and/or other holders are willing to accept. Upon consummation of the Offerings, the tag-along and bring-along rights will terminate.



    Any transferee of shares of Common Stock held by the Investor Group pursuant to the exercise of first refusal or tag-along rights (other than a transferee pursuant to an Exempt Transaction) is required to agree to be subject to all of the obligations under the Investor Agreement (including the first refusal provisions contained therein) and the Stockholders Agreement. See "--Stockholders Agreement." Such transferee is also entitled to all the various rights of the Investor Group under the Investor Agreement, including the first refusal, piggy-back and demand registration rights. For a discussion of the piggy-back and demand registration rights of the parties subject to the Investor Agreement, see "Shares Eligible for Future Sale--Registration Rights."


STOCKHOLDERS AGREEMENT


    On October 23, 1990, the Company, Carlyle, the Investor Group and certain Management Representatives entered into a Stockholders Agreement, dated October 23, 1990 (the "Stockholders Agreement"), which contains various provisions with respect to the governance and operations of the Company. As a result of the sale of Common Stock by The Carlyle Fund to BDM Acquisition II, BDM Partners, the Board of Regents and the Permanent University Fund, such parties became subject to the Stockholders Agreement.



    The Stockholders Agreement, as amended, provides that the stockholders subject thereto will vote their shares as follows: seven directors designated by Carlyle, five directors designated by the Management Representatives and three independent directors designated jointly by Carlyle and the Management Representatives; however, by action of the Board of Directors, the number of directors is currently fixed at 13. Such stockholders are therefore able to control the outcome of all matters submitted to a vote of the Company's stockholders, as well as the Company's management, operations and policies. Actions taken to remove or replace a particular director may be taken only by the particular stockholders entitled to nominate such director (and, in the case of the independent directors, by both Carlyle and the Management Representatives).



    The Stockholders Agreement also imposes requirements for approval by at least eight directors of the Company for certain fundamental corporate transactions, amendments to the Certificate of Incorporation or By-laws materially altering the rights of holders of Common Stock and the filing of a registration statement under the Securities Act with respect to an underwritten primary public offering of Common Stock of the Company.



    Upon consummation of the Offerings, the Stockholders Agreement will terminate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



    The following table sets forth beneficial ownership of the Company's Common Stock at March 31, 1995 by (i) each stockholder known by the Company to be the beneficial owner of more than five percent of Common Stock, (ii) each Director of the Company, (iii) each Named Executive Officerof the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto. Unless otherwise indicated, the address of each person is the Company's principal executive office.



                                                             SHARES OF
                                                            COMMON STOCK
                                                           OWNED PRIOR TO           PERCENTAGE OF
                                                            OFFERINGS(1)            COMMON STOCK
             DIRECTORS, OFFICERS AND                 --------------------------    OWNED FOLLOWING
            FIVE PERCENT STOCKHOLDERS                NUMBER       PERCENTAGE(2)    OFFERINGS(1)(2)
- --------------------------------------------------   ---------    -------------    ---------------
The Carlyle Group L.P.(3).........................   5,750,000         62.8%             49.7%
The Board of Regents of the University of Texas
  System(4).......................................   1,000,000         10.9               8.6
  c/o The University of Texas System
  210 West 6th Street
  Austin, TX 78701
Dr. William E. Sweeney, Jr.(5)....................     174,002          1.9               1.5
Philip A. Odeen(6)................................     144,215          1.6               1.2
Earle C. Williams.................................     100,000          1.1            *
William E. Conway, Jr.............................      61,715        *                *
John A. Corsiglia(7)..............................      40,001        *                *
Frank C. Carlucci(8)..............................      35,934        *                *
Roy V. Woodle(9)..................................      20,121        *                *
James A. D. Geier.................................       9,767        *                *
Neil Goldschmidt..................................       5,260        *                *
John M. Slosar(10)................................       4,317        *                *
Helmut Sonnenfeldt................................       2,000        *                *
Dr. Hans Mark.....................................       1,623        *                *
Dr. Jeanette Grasselli Brown......................           0        *                *
Walther Leisler Kiep..............................           0        *                *
Thomas G. Ricks...................................           0        *                *
All Directors and Executive Officers as a group
(total 15 persons)................................     598,955          6.5               5.2


- ------------

* Less than 1% of the outstanding Common Stock.


(1) Pursuant to SEC regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.



(2) Percentages are calculated based on the number of shares of Common Stock outstanding as of March 31, 1995 and options exercisable within 60 days of such date and do not include 400,000 shares of Class B Common Stock outstanding as of such date.



(3) Includes 4,875,000 shares of Common Stock held by The Carlyle Fund, 750,000 shares of Common Stock held by BDM Acquisition II and 125,000 shares of Common Stock held by BDM Partners. Carlyle is the sole General Partner of The Carlyle Fund, BDM Acquisition II and BDM Partners. TWC Corporation is the sole General Partner of Carlyle. Frank C. Carlucci is Chairman and a Managing Director and William E. Conway, Jr. is a Managing Director of Carlyle. Messrs. Carlucci and Conway are each directors and stockholders of the Company.

(4) Includes 218,750 shares held by the Permanent University Fund, 31,250 shares held by the Board of Regents and 750,000 shares held by BDM Acquisition II, the sole limited partner of which is the Permanent University Fund and the Board of Regents.



(5) Includes 143,500 shares held by the William E. Sweeney, Jr. & Elizabeth W. Sweeney Revocable Trust, of which Dr. Sweeney and his wife are the sole trustees. Also includes options to purchase 18,002 shares of Common Stock granted under the 1990 Plan and 12,500 shares of stock under the MIS Plan which are currently exercisable.



(6) Includes 5,000 shares held by The Philip and Marjorie Odeen Charitable Remainder Unitrust, of which Mr. Odeen is the sole trustee. Also includes options to purchase 25,784 shares of Common Stock granted under the 1990 Plan which are currently exercisable.



(7) Includes options to purchase 10,001 shares of Common Stock granted under the 1990 Plan which are currently exercisable.



(8) Voting power for 35,934 of these shares is shared with Mr. Carlucci's wife.



(9) Includes options to purchase 14,667 shares of Common Stock granted under the 1990 Plan which are currently exercisable.



(10) Voting power for 4,317 of these shares is shared with Mr. Slosar's wife.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The authorized Common Stock of the Company consists of 50,000,000 shares of Common Stock, 2,000,000 shares of Class B Common Stock and 500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1995, there were 765 holders of record of Common Stock and two holders of Class B Common Stock. Upon completion of the Offerings, there will be 11,575,656 shares of Common Stock outstanding and 400,000 shares of Class B Common Stock outstanding. As of March 31, 1995, options were exercisable for 838,607 shares of Common Stock.



    Preferred Stock may be issuable in one or more series from time to time at the discretion of the Board of Directors. The Board of Directors is authorized to establish the number of shares to be included in each series and fix the respective designations, powers, preferences, rights, qualifications, restrictions and limitations of each series. The issuance of Preferred Stock could be used as an "anti-takeover" device without requiring further action on the part of the holders of the Common Stock or the Class B Common Stock. The Company has no current plans to issue another series of the Preferred Stock.


    The following is a summary of certain of the detailed provisions of the Certificate of Incorporation regarding the capital stock of the Company. Such summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and to the By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND CLASS B COMMON STOCK


    The holders of Common Stock are entitled to one vote per share for each share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of stockholders of the Company. Each share of the Common Stock and each share of the Class B Common Stock are equal in respect of rights in liquidation and rights to dividends or distributions, except that in the case of dividends or other distributions payable in securities of the Company, only non-voting securities will be distributed with respect to the Class B Common Stock.



    The Class B Common Stock is non-voting except with respect to matters for which class voting is required by the DGCL. The Company is required to convert any shares of Class B Common Stock into shares of Common Stock upon the disposition of such shares by the holder thereof as part of: (1) a sale of all or substantially all of the Common Stock of the Company; (2) a merger or consolidation of the Company in which the stockholders of the Company receive cash and/or marketable securities in exchange for their stock; (3) an underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with, and declared effective by, the SEC (other than a registration statement filed in connection with an employee benefit offering or a merger or acquisition, or an offering of securities in connection with an exchange offer or solely to existing security holders of the Company or present and former employees of the Company or consultants or independent contractors performing substantial services for the Company); (4) a sale pursuant to Rule 144 under the Securities Act, following a public offering as described above; or (5) any other transaction if the conversion of the Class B Common Stock has been approved by a majority of the Board of Directors of the Company.


    Stockholders of the Company do not and will not have any preferential or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of the Company, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may be issued, sold or offered for sale by the Company.

PREFERRED STOCK

    The Company's Board of Directors has the authority, without further stockholder approval, to provide for the issuance of up to 500,000 shares of Preferred Stock in one or more series, to establish the number and designation of shares to be included in each series, and to determine the dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation or dissolution rights of such shares. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holder of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock. No shares of Preferred Stock are currently outstanding. Although the Company currently has no intention to issue Preferred Stock, the issuance of shares of Preferred Stock or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Upon completion of the Offerings, the Company's authorized but unissued capital stock will consist of 38,424,344 shares of Common Stock, 1,600,000 shares of Class B Common Stock and 500,000 shares of Preferred Stock. All of the foregoing authorized but unissued shares of capital stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including issuance pursuant to stock options granted to certain members of management and key employees and other employee plans, and future public offerings to raise additional capital or to facilitate corporate acquisitions.


    The Company does not presently have any plans to issue additional shares of Common Stock other than shares of Common Stock which may be issued upon exercise of existing options or options which may be granted in the future under the Management Incentive Stock Purchase Program, the 1990 Stock Option Plan or the 1994 Stock Option Plan.

TRANSFER AGENT AND REGISTRAR

    Wachovia Bank of North Carolina, N.A. serves as the Transfer Agent and Registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of the Offerings, the Company will have 11,975,656 shares of Common Stock and Class B Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock sold in the Offerings, the 1,339,217 shares of Common Stock sold in the 1991 Offering and the 1,562,500 shares of Common Stock issued, or to be issued, upon exercise of stock options granted under the 1990 Option Plan that have been registered under the Securities Act pursuant to registration statements on Form S-8 will be freely tradable without restriction under the Securities Act by persons other than "affiliates" of the Company without restriction under the Securities Act. In addition, the Company currently intends to register the shares of Common Stock under the 1994 Stock Option Plan pursuant to which options to purchase 188,282 shares have been granted. If registered, such shares will be freely tradable as described above. An additional 360,000 shares of Common Stock are reserved for issuance under the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") of which 231,748 shares had been issued as of March 31, 1995, and will be freely tradable without restriction under the Securities Act when issued. The remaining 7,653,515 shares of issued and outstanding Common Stock were acquired in transactions that were exempt from registration under the Securities Act and consequently may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including Rule 144 under the Securities Act.



    In general, under Rule 144 as presently in effect, if a period of at least two years has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an "affiliate" (as that term is defined in Rule 144) of the Company, as applicable, then the holder of such restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 120,000 shares immediately after the consummation of the Offerings, assuming the over-allotment options are not exercised) or the average weekly trading volume reported by the Nasdaq National Market in the Common Stock during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year period.


    Under Rule 144(k), if a period of at least three years has elapsed since the later of the date restricted shares were acquired from the Company and the date they were acquired from an affiliate of the Company, as applicable, then a holder of such restricted shares who is not an affiliate of the Company at the time of the sale and who has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


    The Company has filed two registration statements on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the 1990 Stock Option Plan and the Employee Stock Purchase Plan. The Company intends to file an additional registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the 1994 Stock Option Plan. Shares registered pursuant to such registration statements are freely tradable except to the extent that the holders thereof are deemed to be "affiliates" of the Company, in which case the transferability of such shares will be subject to the volume limitations set forth in Rule 144 under the Securities Act.



    The Company, the Principal Stockholders and certain directors and executive officers have agreed that during the period beginning on the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company which are substantially similar to the Common Stock, including securities which are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities (other than pursuant to employee stock option plans, employee stock purchase plans or 401(k) plans existing on the date of this Prospectus or in an acquisition in which the person or persons receiving the Common Stock or substantially similar securities agree in writing to be bound by this clause) without the prior written consent of the representatives of the Underwriters except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings..



    As of March 31, 1995, the Company had reserved 1,581,585 shares of Common Stock for issuance upon exercise of outstanding stock options and 828,660 shares of Common Stock for issuance upon exercise of future option grants.



    Prior to the Offerings, there has been no public market for the Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.


REGISTRATION RIGHTS


    Pursuant to the Investor Agreement, upon completion of the Offerings, the stockholders who are subject thereto have registration rights with respect to 6,700,000 shares of Common Stock. Such stockholders have the right, subject to certain exceptions in the case of an underwritten public offering, to include their shares in any registration statement relating to Common Stock (or other securities) filed by the Company under the Securities Act. Once the Common Stock is traded on the Nasdaq National Market, Investor Group members and transferees of their shares of Common Stock (pursuant to transactions that are not Exempt Transactions) holding, at the relevant time, an aggregate of more than 25% of the total number of shares of Common Stock held by the parties to such agreement and their transferees, also have the right to require the Company, subject to certain limitations, to file four registration statements under the Securities Act in respect of more than 25% of the Common Stock owned in the aggregate by the parties to such agreement. All of such stockholders have waived all of their registration rights with respect to this Offerings and to any other registration statements filed by the Company within 180 days after the date of this Prospectus. In connection with these piggy-back and demand registration rights, the Company will pay certain of such stockholders' registration expenses, but not discount or commission expenses in connection with sales of the shares owned by such stockholders.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below and each of such U.S. Underwriters, for whom Goldman, Sachs & Co. and Lehman Brothers Inc., are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:



                                                                         NUMBER OF
                                                                         SHARES OF
                             UNDERWRITER                                COMMON STOCK
- ---------------------------------------------------------------------   ------------
Goldman, Sachs & Co. ................................................
Lehman Brothers Inc. ................................................

                                                                        ------------
      Total..........................................................     2,000,000
                                                                        ------------
                                                                        ------------



    Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.



    The U.S Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less
a concession of $       per share. The U.S. Underwriters may allow, and such
dealers may reallow, a concession not in excess of $       per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 500,000 shares of Common Stock in an international offering outside of the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International and Lehman Brothers International (Europe).



    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (I) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



    The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of the Prospectus to purchase up to an aggregate of 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,000,000 shares of Common Stock offered hereby. The Company has granted the International Underwriters a similar option exercisable up to an aggregate of 75,000 additional shares of Common Stock.



    The Company, the Principal Stockholders and certain directors and executive officers have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including but not limited to securities which are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities (other than pursuant to employee stock option plans, employee stock purchase plans or 401(k) plans existing on the date of this Prospectus or in an acquisition in which the person or persons receiving the Common Stock or substantially similar securities agree in writing to be bound by this clause) without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.



    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.



    Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    Application has been made for the Common Stock to be approved for quotation and trading on the Nasdaq National Market under the symbol "BDMI."



    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


                            VALIDITY OF COMMON STOCK


    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, and for the U.S. Underwriters by Sullivan & Cromwell, Washington, D.C.

                                    EXPERTS


    The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving such reports.


                             ADDITIONAL INFORMATION

    The Company has filed with the SEC under the Securities Act a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the SEC. The Registration Statement may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (7 World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611). Copies of such material can be obtained from the public reference section of the SEC, Washington, D.C. 20549, at prescribed rates. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part hereof.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                       PAGES
                                                                                       -----

BDM International, Inc.

  Report of Independent Accountants.................................................    F-2

  Consolidated Balance Sheets as of March 31, 1995 (unaudited), December 31, 1994
and 1993............................................................................    F-3

  Consolidated Statements of Operations for the three months ended March 31, 1995
and 1994 (unaudited) and for the years ended December 31, 1994, 1993 and 1992.......    F-4

  Consolidated Statements of Stockholders' Equity for the three months ended
    March 31, 1995 and 1994 (unaudited) and for the years ended December 31, 1994,
1993 and 1992.......................................................................    F-5

  Consolidated Statements of Cash Flows for the three months ended March 31, 1995 and 1994 (unaudited) and for the years ended December 31, 1994, 1993
    and 1992........................................................................    F-6

  Notes to Consolidated Financial Statements........................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
  BDM International, Inc.


    We have audited the accompanying consolidated balance sheets of BDM International, Inc. and Subsidiaries (the Company) as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BDM International, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



    As discussed in Note 10 to the consolidated financial statements, effective as of the beginning of 1992, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.



Washington, D.C.
March 10, 1995                                      COOPERS & LYBRAND L.L.P.

                            BDM INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                             MARCH 31,          DECEMBER 31,
                                                            ------------    --------------------
                                                                1995          1994        1993
                                                            ------------    --------    --------
                                                            (UNAUDITED)
    ASSETS
Current assets:
  Cash and cash equivalents..............................     $ 42,885      $ 45,314    $ 48,875
  Accounts receivable, net...............................      188,791       215,923     190,158
  Prepaid expenses and other.............................        7,257         8,842       3,767
                                                            ------------    --------    --------
      Total current assets...............................      238,933       270,079     242,800

Property and equipment, net..............................       41,539        40,569      30,162
Intangible assets, net...................................       12,648        13,814      25,486
Deposits and other.......................................        6,629         5,896         706
Equity in and advances to affiliates.....................        5,029         5,193       4,282
                                                            ------------    --------    --------
      Total assets.......................................     $304,778      $335,551    $303,436
                                                            ------------    --------    --------
                                                            ------------    --------    --------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..................     $149,502      $166,298    $147,710
  Current portion of Long-term debt......................        4,183           426       2,750
  Income taxes payable...................................          798         3,000       1,200
  Deferred tax liability.................................        4,277         5,441       9,392
                                                            ------------    --------    --------
      Total current liabilities..........................      158,760       175,165     161,052

Deferred tax liability...................................        5,242         5,243         428
Long-term debt...........................................       60,130        82,750      48,480
Severance and other......................................       17,482        17,248      22,525
Minority interest........................................       18,735        14,040       8,042
                                                            ------------    --------    --------
      Total liabilities..................................      260,349       294,446     240,527
                                                            ------------    --------    --------
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value; 500,000 shares
authorized, none issued..................................       --             --          --
Common stock, $.01 par value; 9,475,656 and 9,473,275
  shares issued and outstanding at March 31, 1995 and
  December 31, 1994; 12,049,905 shares and 11,949,905
  shares issued and outstanding, respectively at December
31, 1993.................................................           95            95         120
Additional paid in capital...............................       11,968        12,336      48,849
Retained earnings........................................       31,732        28,398      15,320
Treasury stock, at cost, 100,000 shares at December 31,
1993.....................................................       --             --           (800)
Deferred compensation....................................         (183)         (279)       (805)
Cumulative translation adjustment........................          817           555         225
                                                            ------------    --------    --------
      Total stockholders' equity.........................       44,429        41,105      62,909
                                                            ------------    --------    --------
      Total..............................................     $304,778      $335,551    $303,436
                                                            ------------    --------    --------
                                                            ------------    --------    --------



   The accompanying notes are an integral part of these financial statements.

                            BDM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)



                                        THREE MONTHS ENDED
                                      MARCH 31, (UNAUDITED)         YEAR ENDED DECEMBER 31,
                                      ----------------------    --------------------------------
                                        1995          1994        1994        1993        1992
                                      --------      --------    --------    --------    --------
Revenue............................   $191,901      $165,163    $774,249    $558,292    $424,389
                                      --------      --------    --------    --------    --------
Cost of sales......................    156,989       135,334     643,728     460,186     348,191
Selling, general and
administrative.....................     19,385        19,373      82,950      63,847      41,940
Depreciation, amortization and
other..............................      5,622         4,899      20,627      12,089      14,802
                                      --------      --------    --------    --------    --------
Operating profit...................      9,905         5,557      26,944      22,170      19,456
Interest expense, net..............      1,121           248       3,481       4,178       5,302
Equity in earnings of affiliates...       (332)         (386)     (1,841)     (2,223)     (1,852)
Minority interest..................      2,227           582       2,526       1,555       --
                                      --------      --------    --------    --------    --------
Income before income taxes.........      6,889         5,113      22,778      18,660      16,006
Provision for income taxes.........      3,555         2,205       9,700       7,632       6,552
                                      --------      --------    --------    --------    --------
Income before extraordinary gain
  and cumulative effect of
  accounting change................      3,334         2,908      13,078      11,028       9,454
Extraordinary gain, net of tax.....      --            --          --            413       --
Cumulative effect of accounting
change.............................      --            --          --          --           (115)
                                      --------      --------    --------    --------    --------
Net income.........................   $  3,334      $  2,908    $ 13,078    $ 11,441    $  9,339
                                      --------      --------    --------    --------    --------
                                      --------      --------    --------    --------    --------
Earnings per share:
Income before extraordinary gain
  and cumulative effect of
  accounting change................   $   0.33      $   0.24    $   1.20    $   0.92    $   0.81
Extraordinary gain.................      --            --          --           0.03       --
Cumulative effect of accounting
change.............................      --            --          --          --          (0.01)
                                      --------      --------    --------    --------    --------
Net income per share...............   $   0.33      $   0.24    $   1.20    $   0.95    $   0.80
                                      --------      --------    --------    --------    --------
                                      --------      --------    --------    --------    --------
Weighted average shares
outstanding........................      9,979        12,289      10,941      11,983      11,703
                                      --------      --------    --------    --------    --------
                                      --------      --------    --------    --------    --------



   The accompanying notes are an integral part of these financial statements.

                            BDM INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE THREE MONTHS ENDED MARCH 31, 1995 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (IN THOUSANDS)


                                                            CLASS B COMMON
                                                COMMON                      ADDITIONAL                          TREASURY STOCK
                                            --------------  --------------   PAID-IN    RETAINED    DEFERRED    ---------------
                                            SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    EARNINGS  COMPENSATION  SHARES  AMOUNT
                                            ------  ------  ------  ------  ----------  --------  ------------  ------  -------
Balance at January 1, 1992................. 10,091   $101     750     $7     $ 45,853   $   520     $ (2,369)     --      --
 Issuance of common stock..................    499      5    --      --           118     --          --          --      --
 Deferred compensation.....................   --     --      --      --           575     --             598      --      --
 Tax benefits applicable to stock option
plans......................................   --     --      --      --           185     --          --          --      --
 Net Income................................   --     --      --      --        --         9,339       --          --      --
                                                                       -
                                            ------  ------  ------          ----------  --------      ------    ------  -------
Balance at December 31, 1992............... 10,590    106     750      7       46,731     9,859       (1,771)     --      --
 Issuance of common stock..................    709      7    --      --         1,205     --          --          --      --
 Deferred compensation.....................   --     --      --      --           131     --             955      --      --
 Tax benefits applicable to stock option
plans......................................   --     --      --      --           793     --          --          --      --
 Cancellation of deferred compensation
options....................................   --     --      --      --           (11)    --              11      --      --
 Purchase of treasury stock................   --     --      --      --        --         --          --          (100)    (800)
 Cash dividend of $.50 per share...........   --     --      --      --        --        (5,980 )     --          --      --
 Translation adjustments...................   --     --      --      --        --         --          --          --      --
 Net Income................................   --     --      --      --        --        11,441       --          --      --
                                                                       -
                                            ------  ------  ------          ----------  --------      ------    ------  -------
Balance at December 31, 1993............... 11,299    113     750      7       48,849    15,320         (805)     (100)    (800)
 Issuance of common stock..................    251      3    --      --         2,262     --          --          --      --
 Deferred compensation.....................   --     --      --      --        --         --             497      --      --
 Tax benefits applicable to stock option
plans......................................   --     --      --      --            11     --          --          --      --
 Cancellation of deferred compensation
options....................................   --     --      --      --           (29)    --              29      --      --
 Purchase of treasury stock................   --     --      --      --        --         --          --        (2,728) (37,985)
 Cancellation of treasury stock............ (2,478)   (25)   (350)    (3)     (38,757)    --          --         2,828   38,785
 Foreign currency translation adjustments..   --     --      --      --        --         --          --          --      --
 Income tax provision on translation
adjustment.................................   --     --      --      --        --         --          --          --      --
 Net Income................................   --     --      --      --        --        13,078       --          --      --
                                                                       -
                                            ------  ------  ------          ----------  --------      ------    ------  -------
Balance at December 31, 1994...............  9,072     91     400      4       12,336    28,398         (279)     --      --
 Issuance of common stock..................     78      7    --      --           588     --          --          --      --
 Deferred compensation.....................   --     --      --      --            70     --              96      --      --
 Purchase of treasury stock................   --     --      --      --        --         --          --           (74)  (1,033)
 Cancellation of treasury stock............    (74)    (7)   --      --        (1,026)    --          --            74    1,033
 Foreign currency translation adjustment...   --     --      --      --        --         --          --          --      --
 Net Income................................   --     --      --      --        --         3,334       --          --      --
                                                                       -
                                            ------  ------  ------          ----------  --------      ------    ------  -------
Balance, March 31, 1995 (unaudited)........  9,076   $ 91     400     $4     $ 11,968   $31,732     $   (183)     --      --
                                                 ------  ------  ------          ----------  --------      ------    ------  -------
                                                 ------  ------  ------          ----------  --------      ------    ------  -------


                                             CUMULATIVE       TOTAL
                                             TRANSLATION  STOCKHOLDERS'
                                             ADJUSTMENT      EQUITY
                                             -----------  -------------
Balance at January 1, 1992.................     --          $  44,112
 Issuance of common stock..................     --                123
 Deferred compensation.....................     --              1,173
 Tax benefits applicable to stock option
plans......................................     --                185
 Net Income................................     --              9,339

                                                  ---     -------------
Balance at December 31, 1992...............     --             54,932
 Issuance of common stock..................     --              1,212
 Deferred compensation.....................     --              1,086
 Tax benefits applicable to stock option
plans......................................     --                793
 Cancellation of deferred compensation
options....................................     --            --
 Purchase of treasury stock................     --               (800)
 Cash dividend of $.50 per share...........     --             (5,980)
 Translation adjustments...................       225             225
 Net Income................................     --             11,441

                                                  ---     -------------
Balance at December 31, 1993...............       225          62,909
 Issuance of common stock..................     --              2,265
 Deferred compensation.....................     --                497
 Tax benefits applicable to stock option
plans......................................     --                 11
 Cancellation of deferred compensation
options....................................     --            --
 Purchase of treasury stock................     --            (37,985)
 Cancellation of treasury stock............     --            --
 Foreign currency translation adjustments..       643             643
 Income tax provision on translation
adjustment.................................      (313)           (313)
 Net Income................................     --             13,078

                                                  ---     -------------
Balance at December 31, 1994...............       555          41,105
 Issuance of common stock..................     --                595
 Deferred compensation.....................     --                166
 Purchase of treasury stock................     --             (1,033)
 Cancellation of treasury stock............     --            --
 Foreign currency translation adjustment...       262             262
 Net Income................................     --              3,334

                                                  ---     -------------
Balance, March 31, 1995 (unaudited)........     $ 817       $  44,429
                                                       ---     -------------
                                                       ---     -------------


   The accompanying notes are an integral part of these financial statements.

                            BDM INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           THREE MONTHS ENDED
                                                MARCH 31,
                                               (UNAUDITED)             YEAR ENDED DECEMBER 31,
                                           -------------------   ------------------------------------
                                             1995       1994       1994          1993          1992
                                           --------   --------   --------   --------------   --------
Cash flows from operating activities:
  Cash received from customers...........  $220,938   $145,108   $746,335      $530,785      $404,536
  Cash paid to suppliers and employees...  (206,393)  (154,995)  (725,312)     (486,465)     (372,940)
  Income taxes paid......................    (3,122)      (114)   (11,204)       (5,584)         (389)
  Interest received......................       559        480      1,142           223            98
  Interest paid..........................    (1,299)      (719)    (5,087)       (4,824)       (5,113)
                                           --------   --------   --------   --------------   --------
  Net cash provided by (used in)
    operating activities.................    10,683    (10,240)     5,874        34,135        26,192
                                           --------   --------   --------   --------------   --------
Cash flows from investing activities:
  Additions to property and equipment....    (1,832)    (2,611)    (9,641)       (7,046)       (4,159)
  Proceeds from disposals of equipment...     --         --            21           328            42
  Purchase of businesses.................     --        (4,450)    (4,479)       (9,038)      (12,948)
  Cash acquired in business
    combination..........................     --         --         --           20,165         --
  Reimbursement of acquisition costs.....     1,143      --         1,362       --              --
  Contributions from minority owners.....     1,862      --         2,482         4,171         --
  Distributions from unconsolidated
affiliates...............................       500        200      2,775         3,216         4,626
  Investment in unconsolidated
affiliates...............................      (100)      (500)    (1,936)         (500)       (1,500)
                                           --------   --------   --------   --------------   --------
  Net cash (used in) provided by
    investing activities.................     1,573     (7,361)    (9,416)       11,296       (13,939)
                                           --------   --------   --------   --------------   --------
Cash flows from financing activities:
  Net (repayments of) proceeds from
credit Facility     .....................   (19,000)     5,264     31,835        35,451        11,000
  Proceeds from term debt................     --         --         --          --             15,000
  Repayment of term debt.................     --         --         --          (25,972)      (37,819)
  Proceeds from issuance of common
stock....................................       595        307      2,265         1,061            49
  Payment of debt issuance costs.........     --         --          (234)         (580)         (440)
  Payment of dividend....................     --         --         --           (5,980)        --
  Acquisition of common stock............    (1,033)    (1,200)   (37,985)         (800)        --
                                           --------   --------   --------   --------------   --------
  Net cash (used in) provided by
    financing activities.................   (19,438)     4,371     (4,119)        3,180       (12,210)
                                           --------   --------   --------   --------------   --------
Effect of exchange rate changes on
cash.....................................     4,753        (45)     4,100           179         --
                                           --------   --------   --------   --------------   --------
Net (decrease) increase in cash..........    (2,429)   (13,275)    (3,561)       48,790            43
Cash, beginning of period................    45,314     48,875     48,875            85            42
                                           --------   --------   --------   --------------   --------
Cash, end of period......................  $ 42,885   $ 35,600   $ 45,314      $ 48,875      $     85
                                           --------   --------   --------   --------------   --------
                                           --------   --------   --------   --------------   --------



   The accompanying notes are in integral part of these financial statements.

                            BDM INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


1. ORGANIZATION


    BDM International, Inc. (BDM or Company) was privately owned from its inception in 1959 until 1980, when it became a publicly owned company. BDM was purchased by and became a wholly-owned subsidiary of Ford Aerospace Corporation (Ford Aerospace) in June, 1988. BDM remained a wholly-owned subsidiary of Ford Aerospace until members of senior management and an investor group led by The Carlyle Group, L.P. (Carlyle), a private merchant banking firm, acquired substantially all of the assets, liabilities, and business of BDM on October 23, 1990.



    BDM is a multinational information technology company that operates primarily in three interrelated markets: Systems and Software Integration, Computer and Technical Services and Enterprise Management and Operations. The Company serves governmental and commercial clients both domestically and abroad.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation


    The consolidated financial statements include all majority-owned or controlled subsidiaries and joint ventures of the Company. All significant intercompany accounts and transactions have been eliminated. The Company's earnings in unconsolidated joint ventures are accounted for using the equity method.


  Revenue Recognition


    The Company's revenue is derived primarily from long-term contracts of various types. Revenue on cost-reimbursable contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee. Revenue on fixed-price contracts is recognized using the percentage-of-completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Revenue on time-and-material contracts is recognized based on actual hours delivered at the contracted hourly rate plus the cost of any materials incurred. The fees under certain U.S. Government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in sales at the time the amounts can be reasonably determined. Provisions for anticipated contract losses are recognized at the time they become known.



    Progress payments received in advance from customers are applied first to any amount of unbilled accounts receivable of related contracts. Any excess of the payments received in advance over the related unbilled accounts receivable is recorded as an advance payment liability.


  Foreign Currency Translation


    The results of operations from foreign subsidiaries are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars at the exchange rate in effect at the balance sheet date. The resulting cumulative translation adjustments are reflected in stockholders' equity.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Statements of Cash Flows



    Effective in 1993, and as permitted and preferred by the Statement of Financial Accounting Standard No. 95--Statement of Cash Flows, the Company changed its method of reporting cash flows to the direct method. The Statements of Cash Flows for all periods included herein have been restated to conform to the direct method presentation.



    Cash flows from the operations of the Company's foreign subsidiaries are calculated based on their reporting currencies. The effect of exchange rate changes on the cash balances held in foreign currencies is reported separately in the Statements of Cash Flows.


    The Company considers all highly liquid financial instruments with purchased maturities of three months or less to be cash equivalents.

  Property and Equipment


    Property, equipment and furniture are recorded at cost, or assigned fair value if acquired through an acquisition. Furniture and equipment are depreciated over their estimated useful lives, ranging from three to ten years, primarily using the declining balance method. Leasehold improvements are amortized over their estimated useful lives or lease terms, whichever is shorter, using the straight-line method. Maintenance and repairs are charged to expense as incurred.



  Goodwill and Intangible Assets



    Goodwill represents the excess of the cost of acquiring businesses over the fair value of identifiable net tangible and intangible assets acquired. Goodwill is amortized on a straight-line basis over the period for which the Company estimates it will benefit directly from the acquisition. Although the period of benefit from a goodwill asset can be difficult to estimate, the Company considers a goodwill asset to be recoverable as long as the acquisition generates positive cash flow from operations after implementation of the Company's strategic plan or completion of reorganization efforts, if any. Recoverability of individual goodwill assets is evaluated periodically based on current undiscounted cash flow projections of each specific acquired business. To date, the Company has limited the period of amortization of any individual goodwill asset to fifteen years, even though most of the Company's acquisitions would project positive cash flows from operations for a much longer period. Goodwill is currently being amortized over periods ranging from five to fifteen years.



    Intangible assets are recorded at cost, or assigned fair value if acquired through a business acquisition. Intangible assets are amortized on a straight-line basis over the term of the underlying asset or the estimated period of benefit, currently ranging from three to five years, or in the case of contract backlog, over the remaining terms of the acquired contracts in relation to the recognition of related contract revenue.


  Income Taxes


    Effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standard No. 109--Accounting for Income Taxes (SFAS
109). SFAS 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recorded in a company's financial statements or tax returns. Deferred tax

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

assets and liabilities represent the tax effects of differences between the financial statement carrying amounts and the tax basis carrying amounts of the Company's assets and liabilities. These differences are calculated based upon the statutory tax rates in effect in the years in which the differences are expected to reverse. The effect of subsequent changes in tax rates on deferred tax balances is recognized in the period in which a tax rate change is enacted.



    Foreign income taxes that are reimbursable pursuant to the contracts generating the foreign income are classified as contract costs rather than as a component of the Company's provision for income tax.



  Earnings Per Share



    Earnings per share is computed by dividing net income by the sum of the weighted average number of common and common equivalent shares outstanding. The Company's common equivalent shares, consisting entirely of options to purchase common stock, are calculated using the treasury stock method which assumes the exercise of all outstanding stock options with the hypothetical proceeds being used to repurchase shares for treasury.


  Concentrations of Credit Risk

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and accounts receivable.


    The Company's cash management policy is to use available cash balances, primarily of its domestic subsidiaries, to reduce the outstanding balance of the credit facility. To mitigate exposures to foreign currency risks associated with using the available cash of foreign subsidiaries or joint ventures, only the portion of available cash balances deemed not to be needed for short-term operations of the foreign subsidiary are considered eligible for inclusion in the centralized cash management activities of the Company. The majority of the cash balance at March 31, 1995 and December 31, 1994, belonged to IABG (as defined below) (the Company's German subsidiary) (see Note 3). At March 31, 1995 and December 31, 1994, $40,500,000 and $37,040,000, respectively, was invested primarily in deposits with various German banks, with purchased maturities of one month or less. These investments are insured up to amounts prescribed by German law. Although there were no other investments as of March 31, 1995, and December 31, 1994, significant excess cash balances of domestic subsidiaries not used to extinguish debt are routinely invested in high quality commercial paper for periods ranging from overnight to one week. It is the Company's policy to hold such investments to maturity. Forward contracts denominated in foreign currencies are considered for purchase by the Company to hedge long-term commitments in the event that other than temporary fluctuations in the participating currencies are projected. The Company does not engage in speculative activities.



    The Company generally provides uncollateralized credit to its customers. Advance payments are secured from a large portion of foreign government customers pursuant to the appropriations practices of the related governments. The Company also continually assesses the financial strength of commercial contractors for whom significant subcontracts are performed.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Fair Value of Financial Instruments


    The carrying value of financial instruments approximates fair value since all such instruments are either short-term in nature or bear interest rates which are indexed to current market interest rates.


  Reclassifications

    Certain reclassifications have been made to the prior year financial statements and disclosures to conform them to the current year presentation.


3. ACQUISITIONS



  Geoscience Consultants, Ltd.



    On February 16, 1994, the Company acquired Geoscience Consultants, Ltd., an environmental services business, for an acquisition price of approximately $4,300,000. The acquisition was financed with borrowings from the Company's credit facility. Goodwill resulting from the transaction, accounted for as a purchase, approximated $3,200,000 and is being amortized on a straight-line basis over ten years. A three year covenant not-to-compete for $150,000 was also issued in connection with the acquisition.



  Industrieanlagen-Betriebsgesellschaft mbH



    On November 16, 1993, the Company acquired management control, through a 45% ownership interest, in Industrieanlagen-Betriebsgesellschaft mbH (IABG), located in Ottobrunn, Germany. The interest was acquired primarily from IVG, a company formerly owned by the German Government (IVG was privatized during 1993), pursuant to a privatization plan initiated by the German Government. IABG performs diversified technical services in the areas of defense technology, information systems, organizational analysis, structural analysis and testing and environmental programs on behalf of ministries of the German Government as well as other governmental and private sector clients.



    On the original acquisition date, IVG retained a 15% ownership interest in IABG and held the remaining 40% ownership interest in trust, for sale to employees and other investors, subject to the Company's approval. In October 1994, 12% of the trust was sold to Buck Werke GmbH & Co. KG, a German services company, and an additional 5% was acquired by IVG. The Company plans to complete the privatization of the remaining 23% trust balance through a sale to IABG's employees and other investors in 1995.



    The Company and IVG had originally entered into a voting rights agreement, which gave the Company control of IVG's 15% voting authority enabling the Company to exercise 60% in total voting authority. In connection with the sale of an additional 5% of IABG to IVG in October 1994, the original voting rights agreement was revised to provide IVG with direct control of 12% of IABG's total voting authority while ensuring that the Company would retain the right to vote IVG's remaining 8% ownership for a total voting authority of 53%. IVG cannot unilaterally terminate the voting rights agreement. In the event that BDM and IVG cannot agree on a vote, BDM will be required to acquire the 8% portion of IABG at a price based on a previously accepted valuation method contained in the

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



3. ACQUISITIONS--(CONTINUED)


original acquisition agreement. The Company's majority voting authority enables it to manage the operations of IABG; therefore, the accompanying financial statements consolidate the financial statements of IABG and present the 55% ownership as minority interest. As long as BDM maintains its ownership position in IABG, no owner other than BDM will have voting authority exceeding their ownership percentage.



    The total consideration paid for the acquisition included the purchase price of $1,705,500, a finders fee of $2,060,800 and transaction costs of approximately $2,119,700. The transaction, accounted for as a purchase, generated an excess of the purchase price over the book value of net assets acquired of approximately $10,600,000. A subsequent valuation of the fair value of the acquired assets and liabilities, completed in September 1994, resulted in the allocation of the entire excess purchase price to certain acquired technical equipment and buildings with fair values exceeding their respective acquisition date carrying values. Effective January 1, 1994, the allocated excess purchase price is being depreciated over the estimated useful lives of the specific underlying assets averaging nine years, and ranging from three to thirteen years.



    In addition to the purchase price consideration, the privatization plan requires the new owners to guarantee equity infusions in IABG of $22,650,000 during the first two years of ownership. As of December 31, 1994, installment payments against this requirement had been made by the owners at the acquisition date and on the first anniversary thereof totaling $6,453,000 and $6,236,000, respectively, representing 100% and 77% of the equity infusions actually required as of those dates. The remaining 23% portion of the second infusion, $1,862,000, was paid in March 1995 by a bank trustee which will administer the remaining ownership transfer to employees and other investors in 1995. The third installment commitment of $8,098,000, is due from all of the owners on November 16, 1995. The Company's share of all of the above acquisition costs and equity guarantees is 45%.


  Vinnell Corporation


    On March 13, 1992, the Company acquired the outstanding common stock of Vinnell Corporation (Vinnell) for approximately $29,600,000, including transaction expenses. The purchase price was $41,700,000, less $16,700,000 of Vinnell's cash on hand at the acquisition date, a promissory note for $3,700,000 issued to the seller in consideration for a four year not-to-compete agreement and approximately $900,000 in transaction expenses. The Company also entered into a consulting agreement with the former owner which provides for annual compensation of $200,000 per year through 1996. This acquisition, accounted for as a purchase, generated goodwill of $8,168,000, which is being amortized over fifteen years.


  Pro Forma Information (unaudited)


    The following pro forma combined condensed statements of operations set forth the consolidated results of operations of the Company and these above mentioned acquisitions as if the transactions had occurred as of January 1, 1994 and 1993 unless actually acquired prior to those dates. This unaudited pro forma information does not purport to be indicative of the actual financial

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



3. ACQUISITIONS--(CONTINUED)


position or the results that would actually have occurred if the combinations had been in effect for the full years ended December 31 (dollars in thousands, except per share data).



                                                                          1994        1993
                                                                        --------    --------
Revenue..............................................................   $774,829    $745,415
                                                                        --------    --------
Minority interest....................................................   $ (2,526)   $ (3,518)
                                                                        --------    --------
Net income before extraordinary items................................   $ 13,078    $ 11,976
                                                                        --------    --------
Net income...........................................................   $ 13,078    $ 12,389
                                                                        --------    --------
Net income per common share..........................................   $   1.20    $   1.03
                                                                        --------    --------


  Other Acquisitions


    Other individually immaterial business acquisitions completed in 1993 were accounted for as purchases. Goodwill of approximately $2,400,000 was generated by the combined other purchases and is being amortized over periods ranging from five to ten years (See Note 7).

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


4. SUPPLEMENTAL CASH FLOW INFORMATION


    The following is a reconciliation of net income to net cash provided (used) by operating activities for the years periods ended (dollars in thousands):



                                             THREE MONTHS
                                           ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                         --------------------    --------------------------------
                                           1995        1994        1994        1993        1992
                                         --------    --------    --------    --------    --------
Net income............................   $  3,334    $  2,908    $ 13,078    $ 11,441    $  9,339
  Noncash adjustments to net income:
    Extraordinary items...............      --          --          --            413       --
    Accounting change.................      --          --          --          --            115
    Depreciation and amortization.....      5,434       3,915      16,466      10,488      11,964
    Loss on disposal of property......      --          --          --            208         515
    Equity in earnings of
affiliates............................       (332)       (386)     (1,841)     (2,223)     (1,852)
    Minority interest.................      2,227         582       2,526       1,555       --
    Deferred taxes....................      1,060       2,776       2,563       5,261       2,155
    Provision for contract losses.....        665         551       5,138       1,633         748
    Deferred compensation expense.....         96         148         497       1,086       1,173
    Other.............................      --          --           (749)        691       1,108
  Cash effect of changes in current
    assets and liabilities:
    Accounts receivable...............     26,623      18,361     (36,543)    (28,674)    (17,204)
    Prepaid expenses and other........      1,099         343     (10,265)      2,579       6,425
    Accounts payable..................    (27,321)    (38,867)     13,204      28,477      12,074
    Income taxes payable..............     (2,202)       (571)      1,800       1,200        (368)
                                         --------    --------    --------    --------    --------
      Net cash provided (used) by
operating activities..................   $ 10,683    $(10,240)   $  5,874    $ 34,135    $ 26,192
                                         --------    --------    --------    --------    --------
                                         --------    --------    --------    --------    --------
Noncash financing activities:
  Note payable exchanged for covenant
not-to-compete........................                                                   $  3,700
                                                                                         --------
                                                                                         --------

                            BDM INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



5. ACCOUNTS RECEIVABLE



    Accounts receivable consisted of the following as of (dollars in thousands):



                                                                              DECEMBER 31,
                                                             MARCH 31,    --------------------
                                                               1995         1994        1993
                                                             ---------    --------    --------
U.S. government contracts:
  Billed..................................................   $  90,805    $118,727    $103,123
  Unbilled:
    Retention.............................................      22,981      28,642      21,130
    Other.................................................      15,547      20,173      22,750
                                                             ---------    --------    --------
      Total...............................................     129,333     167,542     147,003
Other contracts:
  Billed..................................................      47,803      42,597      38,293
  Unbilled:
    Retention.............................................       2,806       4,598       1,726
    Other.................................................      23,002      10,962       6,513
                                                             ---------    --------    --------
      Total...............................................      73,611      58,157      46,532
Other.....................................................       3,914       7,760       8,599
Allowance for possible contract losses and uncollectible
  amounts.................................................     (18,067)    (17,536)    (11,976)
                                                             ---------    --------    --------
      Net accounts receivable.............................   $ 188,791    $215,923    $190,158
                                                             ---------    --------    --------
                                                             ---------    --------    --------



    As of March 31, 1995, December 31, 1994 and 1993, approximately $8,138,000, $12,146,000 and $18,136,000, respectively, in advance payments from customers had been applied against the unbilled portion of applicable contract receivables.



    Unbilled retention balances are billable at contract completion or upon attainment of other specified contract milestones. Other unbilled amounts consisted primarily of: contractually earned services not yet billable because of stipulated installment billing provisions, approximately $8,800,000, $8,400,000 and $1,200,000 at March 31, 1995, December 31, 1994 and 1993,
respectively; revenue recognized pursuant to customer authorizations prior to the execution of contractual documentation, approximately $1,400,000 , $2,430,000 and $11,413,000 at March 31, 1995, December 31, 1994 and 1993,
respectively; and a specific receivable related to a contract whereby the Company will owe severance to terminated employees at contract completion, approximately $7,800,000 , $7,770,000 and $7,609,000 at March 31, 1995, December
31, 1994 and 1993, respectively. This liability is included in accrued severance. Management anticipates that substantially all unbilled receivables as of March 31, 1995 and December 31, 1994, exclusive of retention balances, will be billed and collected within one year. Based on the Company's experience with similar contracts in recent years, retention balances of approximately $5,000,000 , and $6,655,000 at March 31, 1995 and December 31, 1994
respectively, were are not expected to be collected within the coming year. It is common industry practice however, to include such amounts in working capital.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



6. PROPERTY AND EQUIPMENT



    Property and equipment consisted of the following as of (dollars in thousands):



                                                                                DECEMBER 31,
                                                                 MARCH 31,   -------------------
                                                                   1995        1994       1993
                                                                 ---------   --------   --------
Equipment and office furniture.................................  $  57,295   $ 52,492   $ 35,160
Leasehold improvements.........................................     11,505     10,965      8,084
                                                                 ---------   --------   --------
                                                                    68,800     63,457     43,244
Accumulated depreciation and amortization......................    (27,261)   (22,888)   (13,082)
                                                                 ---------   --------   --------
  Net property and equipment...................................  $  41,539   $ 40,569   $ 30,162
                                                                 ---------   --------   --------
                                                                 ---------   --------   --------



    Depreciation expense was $3,242,000 and $2,934,000 for the three months ended March 31, 1995 and 1994, respectively, and $12,491,000, $7,312,000 and
$8,510,000 for the years ended December 31, 1994, 1993 and 1992, respectively (See Note 7 re:IABG).



7. INTANGIBLE ASSETS



    Intangible assets consisted of the following as of (dollars in thousands):



                                                                                DECEMBER 31,
                                                                MARCH 31,    ------------------
                                                                  1995        1994       1993
                                                                ---------    -------    -------
Goodwill.....................................................    $11,479     $13,326    $21,941
  Less: Accumulated amortization.............................     (1,978)     (2,124)    (1,419)
                                                                ---------    -------    -------
                                                                   9,501      11,202     20,522
  Intangible Assets:
  Covenant not-to-compete....................................      3,850       3,850      3,700
  Debt issue costs...........................................        784         814        580
  Contract backlog...........................................      3,752       3,752      3,752
  Software licenses..........................................      2,369       1,309      1,141
                                                                ---------    -------    -------
                                                                  10,755       9,725      9,173
    Less: Accumulated amortization...........................     (7,608)     (7,113)    (4,209)
                                                                ---------    -------    -------
                                                                   3,147       2,612      4,964
                                                                ---------    -------    -------
      Total..................................................    $12,648     $13,814    $25,486
                                                                ---------    -------    -------
                                                                ---------    -------    -------



    Goodwill recorded in connection with the IABG acquisition in 1993 of $10,900,000 was reallocated to the excess of the fair values over the acquisition date carrying values of certain acquired technical equipment and test facilities as a result of a valuation of all acquired assets and liabilities, completed in September 1994.



    Unamortized goodwill totalling $1,640,000 and $440,000 was expensed during the three months ended March 31, 1995 and the year ended December 31,1994 as a result of the Company's evaluation of the recoverability of the respective goodwill recorded in two separate business acquisitions.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES


    The components of accounts payable and accrued expenses were as follows as of (dollars in thousands):



                                                                              DECEMBER 31,
                                                             MARCH 31,    --------------------
                                                               1995         1994        1993
                                                             ---------    --------    --------
Accounts payable..........................................   $  53,404    $ 74,357    $ 61,678
Accrued expenses:
  Advance payments........................................      25,549      24,096      17,356
  Accrued salaries/benefits...............................      32,094      33,131      35,483
  Accrued vacation........................................      17,858      15,548      12,110
  Restructuring/severance.................................      17,770      12,030      12,953
  Environmental matters...................................       1,987       2,381       2,900
  Other...................................................         840       4,755       5,230
                                                             ---------    --------    --------
                                                             $ 149,502    $166,298    $147,710
                                                             ---------    --------    --------
                                                             ---------    --------    --------



  Restructuring/Severance Liability/Debt Forgiveness



    Prior to the Company's acquisition of IABG (See Note 3), IABG found it necessary to reduce its reliance on the German Government for the majority of its revenue. In addition to redirecting marketing efforts in non-defense areas, IABG sought means to reduce operating costs. IABG therefore determined that it would be necessary to reduce its workforce through involuntary terminations. As prescribed by German law and pursuant to the German Government plan for privatization of IABG, a severance plan was developed by IABG providing for the estimated number of involuntary employee reductions, the conditions for termination and the method for determining the amount of severance due to the terminating employees. IABG's workforce reductions began in 1994 and will continue through 1997. In connection with the approval of the plan by the German Government and prior to acquisition of IABG by the Company, an estimate for the severance totalling $35,000,000 was accrued. Benefits paid through December 31, 1994, and during the three months ended March 31, 1995, totalling $7,900,000 and $2,600,000, respectively, have been applied against the original accrual. Management believes the remaining liability will be adequate to cover future benefits claimed pursuant to the plan. The remaining liability as of March 31, 1995, has been classified among current and long-term liabilities according to IABG's plan for effecting the actual employee reductions.



    As an incentive to new investors acquiring IABG, the German Government privatization plan agreed to fund a portion of the above severance liability in an amount equal to the principal balance of two notes held by IABG payable to the German Ministry of Defense (MOD), for a total amount of $10,000,000. As payments for the severance liability are made to terminated employees, the MOD is forgiving an equivalent amount of the debt. Severance payments made through December 31, 1994, resulted in debt extinguishment of $7,900,000. The remaining debt of $2,100,000 was extinguished as of March 31, 1995. The balance due on these notes was previously included as part of the accrued severance liability.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


9. DEBT


    Long-term debt consisted of the following as of (dollars in thousands):



                                                                                DECEMBER 31,
                                                                MARCH 31,    ------------------
                                                                  1995        1994       1993
                                                                ---------    -------    -------
Working Capital Facility.....................................    $60,000     $79,000    $44,684
Subordinated Seller Note.....................................      3,700       3,700      3,700
FACE Acquisition Note........................................      --          --         2,481
Other........................................................        613         476        365
                                                                ---------    -------    -------
                                                                  64,313      83,176     51,230
Less current portion.........................................     (4,183)       (426)    (2,750)
                                                                ---------    -------    -------
Total long-term debt.........................................    $60,130     $82,750    $48,480
                                                                ---------    -------    -------
                                                                ---------    -------    -------



    Working Capital Facility. In July 1993, the Company entered into a new credit agreement which provided for a working capital facility of up to $100,000,000 for an original term of three years with two options to extend the term for one additional year. The facility was amended in May 1994, increasing the borrowing capacity to $125,000,000 and extending the term of the facility for one of the option years. In April 1995, the Company exercised the second one year option to extend the term of the facility through July 20, 1998. Through December 31, 1995, the Company can borrow up to the total amount of the facility. Effective January 1, 1996, the aggregate amount of borrowing, defined to include outstanding letters of credit, pursuant to the amendment is limited to a percentage of the Company's eligible receivables as defined in the agreement. The Company has the option to borrow principal at interest rates based either on the bank's prime rate or the LIBOR rate plus margins, with unused credit also accruing a standard interest charge. The outstanding borrowings are collateralized by a security interest in the Company's accounts receivable. Costs incurred to obtain the facility have been capitalized and are being amortized over the term of the agreement. The Company was eligible to borrow an additional $58,605,650 and $39,606,163 as of March 31, 1995 and December 31, 1994, respectively.



    The credit agreement contains financial covenants, the most restrictive being a minimum tangible net worth. Other covenants include minimum fixed charge coverage and interest coverage ratios and minimum ratios of receivables to outstanding debt. The agreement contains certain other restrictive covenants including limitations on new investments and dividends. As of March 31, 1995 and December 31, 1994, the Company was in compliance with all covenants.



    Predecessor Credit Facility. In connection with the early termination of the predecessor credit facility, the Company recorded an extraordinary loss, net of the related tax benefit, of $1,300,000 during the year ended December 31, 1993 in connection with the expensing of unamortized debt issuance costs incurred in obtaining the predecessor facility.



    The Company had also entered into an interest rate swap agreement to reduce exposure to changes in interest rates. This agreement, which matured on October 23, 1993, required the payment of interest on a $30,000,000 notional amount at the spread between the prevailing LIBOR interest rate and 8.01%.



    Subordinated Seller Note. In connection with the acquisition of Vinnell in 1992, the Company issued a subordinated promissory note to the former owner in the amount of $3,700,000. The note

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


9. DEBT--(CONTINUED)

bears interest at 10% per annum, and is payable semi-annually. The principal balance and unpaid accrued interest is due the earlier of: (1) the fourth anniversary of the acquisition date on March 13, 1996, or (2) six months after the death of the former owner.



    FACE Acquisition Note. Effective January 1, 1993, the Company acquired FACE Holding BV (a Netherlands company). To finance the acquisition, the Company executed a line of credit arrangement in April 1993 with a Netherlands bank for up to $2,700,000. The outstanding balance incurred interest at 2% above the prime rate of the Dutch Central Bank. In August 1994, this amount was repaid with borrowings from the Company's working capital credit facility.



    Subordinated Conditional Note. In connection with the acquisition of the Company in 1990, in exchange for $3,000,000 in consideration, the Company issued the right to additional future consideration based upon the Company's actual earnings before interest and taxes (EBIT) for the years 1991 through 1993. The Company reflected the $3,000,000 consideration as an estimate for this liability, thereafter termed the Subordinated Conditional Note. At the conclusion of 1993, it became evident that the EBIT level necessary to trigger the additional purchase price consideration would not be attained for any of the years 1991 through 1993. The Subordinated Conditional Note included a provision that if the EBIT levels were not met, the Company would not be liable for any conditional amount, or interest thereon, including the amount paid as consideration. Accordingly, during the year ended December 31, 1993, the Company recognized an extraordinary gain of $1,700,000, net of related income tax expense, on the reversal of the amount initially assigned to the conditional principal liability. Interest expense had not been accrued on the assigned value of the right to the conditional principal amount.



    Maturities. Maturities of long-term debt outstanding at December 31, 1994, prior to any exercise of currently available extension options, are as follows:
1996--$3,728,805; 1997-- $79,021,604.



    Interest Expense. Total interest expense incurred during the three months ended March 31, 1995 and 1994 was $1,710,000 and $801,000, reflecting weighted average interest rates of 8.5% and 5.5%, respectively. Total interest expense incurred during calendar years 1994, 1993 and 1992 was $5,053,000, $4,631,000 and $5,678,000, respectively. The weighted average interest rate incurred for the years ended December 31, 1994, 1993 and 1992, respectively was 7.0%, 10.3% and 10.7%.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


10. INCOME TAXES

    The provisions for income taxes for the quarters ended March 31, 1995 and 1994 were calculated by applying the projected annual effective rate to income before tax adjusted for known differences between income before tax for financial reporting and income tax reporting purposes. The effective rate for the first quarter of 1995 increased to approximately 52% of pretax income due to the expensing of $1.6 million in goodwill which is not deductible for income tax purposes.

    The components of income before taxes were as follows for the years ended December 31, (dollars in thousands):


                                                                  1994       1993       1992
                                                                 -------    -------    -------
Domestic......................................................   $12,335    $10,648    $12,076
Foreign.......................................................    10,443      8,012      3,930
                                                                 -------    -------    -------
  Income before taxes.........................................   $22,778    $18,660    $16,006
                                                                 -------    -------    -------
                                                                 -------    -------    -------



    The provision for income taxes included the following for the years ended December 31, (dollars in thousands):



                                                                     1994      1993      1992
                                                                    ------    ------    ------
Current provision:
  Federal........................................................   $3,193    $  138    $  300
  State..........................................................      942     1,033       522
  Foreign........................................................    3,000     1,200      --
                                                                    ------    ------    ------
      Total current provision....................................    7,135     2,371       822
                                                                    ------    ------    ------
Deferred provision (benefit):
  Federal........................................................    1,629     3,365     4,871
  State..........................................................      223        97       859
  Foreign........................................................      713     1,799      --
                                                                    ------    ------    ------
      Total deferred provision...................................    2,565     5,261     5,730
                                                                    ------    ------    ------
      Total provision for income taxes...........................   $9,700    $7,632    $6,552
                                                                    ------    ------    ------
                                                                    ------    ------    ------



    The actual provision for income taxes as a percentage of pre-tax income varies from the U.S. federal statutory income tax rate for the following reasons:



                                                                           1994    1993    1992
                                                                           ----    ----    ----
U.S. federal statutory income tax rate..................................   35.0%   35.0%   34.0%
State income taxes, net of federal income tax benefits..................    6.0     6.0     6.0
Tax effect relating to non-deductible goodwill amortization.............    1.6     1.6     0.9
Differences between U.S federal statutory and foreign income tax
  rates.................................................................    --     (2.8)    --
Effect of U.S. federal tax rate increase on cumulative deferred tax
  liability.............................................................    --      1.1     --
                                                                           ----    ----    ----
Effective income tax rate...............................................   42.6%   40.9%   40.9%
                                                                           ----    ----    ----
                                                                           ----    ----    ----

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


10. INCOME TAXES--(CONTINUED)

    The sources and tax effects of temporary differences which result in a net deferred income tax liability were as follows as of December 31, (dollars in thousands):



                                                                            1994       1993
                                                                           -------    -------
Financial reporting basis of net assets acquired........................   $ 4,725    $ --
Other...................................................................       480      --
  Revenue recognition...................................................    26,531     21,265
                                                                           -------    -------
  Gross deferred tax liability..........................................   $31,736    $21,265
                                                                           -------    -------
                                                                           -------    -------

Financial reporting depreciation in excess of tax depreciation..........   $   646    $   726
Financial reporting basis of net assets acquired........................     --         2,122
Accrued expenses........................................................     7,994      2,679
Foreign operating loss carryforward.....................................     4,400      7,000
Less: valuation allowance...............................................     --        (7,000)
Reserve provisions in excess of deductible write-offs...................     3,797      2,862
Tax credit carryforwards................................................     4,215      2,969
Other...................................................................     --            87
                                                                           -------    -------
  Gross deferred tax asset..............................................   $21,052    $11,445
                                                                           -------    -------
                                                                           -------    -------
  Net deferred liability................................................   $10,684    $ 9,820
                                                                           -------    -------
                                                                           -------    -------



    As of December 31, 1994, the Company had foreign tax credit carryforwards (FTC's) of $4,215,000 expiring in various years through 1999. Utilization of the FTC's is subject to certain limitations, including the future amount of taxable foreign source income, the effective tax rate on such income and the amount of future U.S. taxable income. The Company also has a net operating loss carryforward of $10,700,000 generated by IABG prior to its acquisition in 1993 by the Company to offset future taxable income in Germany. The related deferred tax asset was entirely reserved as of December 31, 1993 pending the Company's finalization of purchase accounting for the IABG acquisition. The reserve was subsequently eliminated in 1994, as a result of this finalization (See Note 3), since the differences in the basis of depreciable assets for financial reporting purposes and income tax reporting purposes resulting from IABG's fixed asset write-up provide assurance of future taxable income for financial reporting purposes sufficient to utilize the remaining net operating loss carryforward. The term of this net operating loss carryforward is not limited.



    Effective January 1, 1992, the Company adopted SFAS No. 109, which requires the use of the liability method of accounting for income taxes. The Company recorded a cumulative charge to income of $115,000 or $.01 per share as a result of accounting for the difference between the financial reporting and the tax bases of assets and liabilities. In addition, SFAS 109 required that the Company restate certain assets and liabilities acquired in prior business combinations as well as related deferred taxes resulting in a decrease of the remaining assets of these combinations of $824,000. The effect on 1992 pretax income from continuing operations as a result of these asset adjustments was a decrease in income of approximately $360,000.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



11. STOCKHOLDERS' EQUITY



  Description of Capital Stock



    Pursuant to a Certificate of Incorporation revised on March 7, 1994, the Company is authorized to issue a total of 52,500,000 shares of capital stock, consisting of 500,000 shares of Preferred Stock, 50,000,000 shares of Common Stock and 2,000,000 shares of Class B Common Stock, all shares with $.01 par value. The Preferred Stock may be issuable in one or more series from time to time at the discretion of the Board of Directors. The Board of Directors is authorized to fix the respective designation, relative rights, preferences, qualifications, restrictions, and limitations of each series.



    Each share of Common Stock is entitled to one vote in elections of directors and all other matters required or permitted to be submitted to a vote of the stockholders. The holders of Class B Common Stock have no voting rights. Holders of both Common Stock and Class B Common Stock are entitled to receive dividends, when and if declared by the Board of Directors of the Company. The shares of Class B Common Stock are convertible into the same number of shares of Common Stock upon their dispostion in connection with the occurrence of certain events including a sale of all or substantially all of the Common Stock of the Company; a merger or consolidation of the Company in which the stockholders of the Company receive cash and/or marketable securities in exchange for their stock; and an underwritten public offering of Common Stock of the Company.



  Fair Value of Common Stock



    Since the acquisition of the Company in October 1990, and through the date of this report, there has been no public market for the Company's Common Stock and Class B Common Stock. The fair value of the Company's Common Stock and Class B Common Stock is determined by the Board of Directors based primarily on periodic valuations performed by an independent valuation company.



  Stockholders Agreement



    At the time of the purchase of the Company in October 1990, certain members of the Company's then senior management (the Management Group), the Carlyle Group (Carlyle) and certain outside investors (the Investor Group) entered into a Stockholders Agreement. As subsequently amended, the Stockholders Agreement provides that the parties subject thereto will vote their shares as follows: seven directors, designated by Carlyle, five directors designated by the Management Group, and three independent directors designated jointly by Carlyle and the Management Group. All recipients of management incentive stock pursuant to the Management Incentive Stock Purchase Program (see Note 12) are subject to the terms of the Stockholders Agreement. Upon consummation of a contemplated public offering, the Stockholders Agreement will terminate in accordance with the terms.



  Investor Stock Purchase Agreement



    An Investor Stock Purchase Agreement, also executed at the time of the purchase of the Company in October 1990, provides the Company and members of the Investor Group with the right of first refusal in the event any member of the Investor Group desires to sell the shares purchased under the agreement, subject to certain exceptions. The agreement also provides for anti-dilution, piggy-back and demand registration rights. Most of the expenses incurred in connection with the exercise of such registration rights by certain stockholders would be borne by the Company.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



11. STOCKHOLDERS' EQUITY--(CONTINUED)


  Common Stock Purchase



    On May 27, 1994, the Company acquired 2,250,000 shares and 350,000 shares of its outstanding Common Stock and Class B Common Stock, respectively, from the Investor Group for its then fair value of $14.00 per share. Subsequent to all stock purchases to date (See Note 12), the Investor Group still retains a majority ownership of the Company's outstanding common stock. Coincident with this stock purchase, these common shares, as well as all previously acquired treasury shares, were cancelled.



12. EQUITY PARTICIPATION PROGRAMS



  Employee Stock Purchase Plan



    The Company implemented an Employee Stock Purchase Plan in March 1993. The Plan allows participants to buy Common Stock at the fair market value through payroll deductions. Each participating employee may purchase up to 26 shares of Common Stock per month at the fair market value per share. On various occasions since inception of the Plan, the Company has acquired 74,072, 14,349, 100,000 and 100,000 shares of its outstanding Common Stock at its then fair market value averaging $13.95, $13.50, $12.00 and $8.00, respectively. During the three months ended March 31, 1995 and the years ended December 31, 1994 and 1993, the Plan participants purchased 26,399, 127,120 and 78,229 shares for an average of $14.93, $12.75 and $8.00 per share, respectively. As of March 31, 1995, the Company had 50,324 shares reserved for issuance pursuant to the Plan. The Company's working capital credit facility (see Note 9) limits the number of outstanding shares that can be acquired each year for the Employee Stock Purchase Plan to 150,000 shares. The Company reserves the right to discontinue this plan.



  1990 Stock Option Plan



    In 1990, the Company established the 1990 Stock Option Plan (the 1990 Plan) (Non-MIS Plan) to provide officers and key employees with up to 1,562,500 qualified or non-qualified incentive stock options to purchase shares of Common Stock. The 1990 Plan provides that qualified incentive stock options (as defined in the Internal Revenue Code) have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Non-qualified incentive stock options have exercise prices as determined by the Compensation Committee of the Board of Directors. The 1990 Plan provides for adjustments in the number of shares related to stock options and their respective exercise prices in the event of stock dividends or stock splits, and for adjustments in the event that the Company effects a recapitalization or other change in its capital structure. Options granted pursuant to the 1990 Plan vest over periods ranging from one to four years. As of March 31, 1995, all options available pursuant to this Plan had been granted. The Company had 1,311,324 shares of Common Stock reserved for issuance upon exercise of this Plan's remaining outstanding.



  1994 Stock Option Plan



    In 1994, the Company's Board of Directors reserved 1,000,000 shares of Common Stock and established the 1994 Stock Option Plan (the 1994 Plan) (Non-MIS
Plan) to succeed the 1990 Plan. The continuation 1994 Plan has identical provisions as the predecessor 1990 Plan. No options were issued pursuant to this plan in 1994. At March 31, 1995, the Company had 1,000,000 shares

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



12. EQUITY PARTICIPATION PROGRAMS--(CONTINUED)


of Common Stock reserved for issuance upon exercise of outstanding options and of future option grants.



  Management Incentive Stock Purchase Program



    In 1991, the Company established the Management Incentive Stock Purchase Program (MIS Plan), which provides for the granting of up to 1,111,111 nonqualified options to purchase shares of Common Stock to certain senior members of management. The option exercise price is $.01 per share. Intended to serve as incentive compensation for the management member, a portion of each option grant vested each year based on management's ability to meet defined minimum performance criteria. The majority of remaining outstanding options became fully vested on March 31, 1995 as the related minimum performance criteria established for 1994 was achieved. Upon option grant, the Company records deferred compensation equal to the difference between the fair market value of the Company's Common Stock on the date of grant and the option exercise price. The deferred compensation is expensed over the vesting term of the underlying options. As of March 31, 1995, the Company had 98,921 shares of Common stock reserved for issuance upon exercise of the outstanding options and for issuance upon exercise of future option grants.



    Stock option activity pursuant to these plans has been as follows:



                                                                               NON-MIS PLANS
                                                    MIS PLAN             -------------------------
                                           --------------------------                   EXERCISE
                                                       EXERCISE PRICE                    PRICE
                                            SHARES       PER SHARE        SHARES       PER SHARE
                                           --------    --------------    ---------    ------------
Balance,
  January 1, 1992.......................    980,000         $.01           618,450    $4.00-$5.25
  Granted...............................    124,375          .01            80,300        5.25
  Exercised.............................   (474,377)         .01           (10,060)       4.00
  Forfeited.............................    (17,187)         .01           (56,250)    4.00-5.25
                                           --------                      ---------
Balance,
  December 31, 1992.....................    612,811          .01           632,440     4.00-5.25
  Granted...............................     25,000          .01           429,925     5.25-8.00
  Exercised.............................   (506,147)         .01          (102,310)    4.00-5.25
  Forfeited.............................     (2,811)         .01           (19,540)    4.00-8.00
                                           --------                      ---------
Balance,
  December 31, 1993.....................    128,853          .01           940,515     4.00-8.00
  Granted...............................      --          --               471,050     8.00-14.00
  Exercised.............................    (17,291)         .01           (99,678)    4.00-8.00
  Forfeited.............................    (20,208)         .01           (95,589)    4.00-12.00
                                           --------                      ---------
Balance,
  December 31, 1994.....................     91,354          .01         1,216,298     4.00-14.00
  Granted...............................      5,000          .01           360,950       17.25
  Exercised.............................    (14,375)         .01           (37,728)    4.00-14.00
  Forfeited.............................      --          --               (39,914)    4.00-12.00
                                           --------                      ---------
Balance,
  March 31, 1995........................     81,979         $.01         1,499,606    $4.00-$17.25
                                           --------                      ---------
                                           --------                      ---------

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



12. EQUITY PARTICIPATION PROGRAMS--(CONTINUED)


    At December 31, 1994, 509,404 options were exercisable under the 1990 Plan and no options were exercisable pursuant to the MIS Plan. At March 31, 1995, 760,795 options were exercisable under the non-MIS Plans and 77,813 options were exercisable under the MIS Plan.



    On May 5, 1995, the Company granted 25,000 options pursuant to the MIS Plan at an exercise price of $.01 and 32,500 options pursuant to the 1994 Plan at an exercise price equal to the then fair value per common share of $17.25.



  Directors' Stock Purchase Plan



    Members of the Company's Board of Directors are eligible to receive their compensation in the form of Common Stock in lieu of cash. During the first quarter of 1995 and during 1994 and 1993, the Company issued 3,752, 14,296 and 23,018 shares, respectively, of Common Stock for this purpose. During 1994, the Company purchased 13,750 shares of its outstanding Common Stock for $14.00 per share for use by this plan. As of March 31, 1995, the Company had 8,983 shares of Common Stock reserved for issuance upon the exercise of the board members' option to receive compensation in this form.



13. RETIREMENT PLANS



    The Company maintains a 401(k) plan covering substantially all full-time employees of the Company's domestic subsidiaries. Employees may direct the investment of their contributions among several mutual fund options. Employees may contribute up to the maximum allowed by federal regulations, currently 15% of their monthly salary or a maximum of $9,240. The Company contributes an amount equal to 25% of the first 4% of the employee's salary contributed to the plan by the employee. For the three months ended March 31, 1995 and 1994, and for the years ended December 31, 1994, 1993 and 1992, the Company's contribution was approximately $189,000, $203,000, $842,430, $719,000 and $657,000,
respectively. At the time of the Company's change in ownership in 1990, employees were allowed a one-time option to purchase the Company's Common Stock with balances in their plan. A total of 342,979 common shares were held by the participants of the plan as of December 31, 1994 and March 31, 1994.



    The Company also sponsors several other defined contribution plans for substantially all of the employees of IABG. Participation in the plans is voluntary; however, participants are required to make contributions to the plans equal to 50% of the amount of the Company contribution. Company contributions are based on percentages of the employees' monthly salary up to maximum monthly benefits. The plans are fully funded and assets of the plans are invested in insurance company annuities. The Company incurred $955,000, $800,000, $3,453,000 and $423,000, respectively, in plan contribution expense for the three months ended March 31, 1995 and 1994 and for the year ended December 31, 1994 and in 1993 since the November 16, 1993 acquisition date.



    The Company has a defined benefit pension plan (the Retirement Plan) and a supplemental executive retirement plan (SERP) providing noncontributory retirement benefits for eligible employees. Benefits are determined based upon years of service and employee compensation. The Company's funding policy is to contribute annually, at a minimum, amounts required by applicable laws and regulations. Retirement Plan assets are invested principally in a group annuity contract with an insurance company, as well as in a portfolio of diversified equity securities and mutual funds.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



13. RETIREMENT PLANS--(CONTINUED)


    The actuarily determined cumulative net periodic pension expense for these defined benefit plans included the following components for the years ended December 31, (dollars in thousands):



                                                                     1994      1993      1992
                                                                    ------    ------    ------
Service cost.....................................................   $4,975    $3,686    $3,408
Interest cost on projected benefit obligation....................    5,752     4,385     3,811
Actual return on plan assets.....................................     (526)   (5,864)   (5,967)
Net amortization and deferral....................................   (5,590)      521       677
                                                                    ------    ------    ------
Net periodic pension expense.....................................   $4,611    $2,728    $1,929
                                                                    ------    ------    ------
                                                                    ------    ------    ------



    During the three months ended March 31, 1995 and 1994, the Company accrued a quarterly estimate of $1,300,000 and $1,152,000 for the respective 1995 and 1994 expense.



    The funded status of the Company's defined benefit plans as well as other disclosures required by Statement of Financial Accounting Standard No. 87--Accounting for Employee Benefit Plans (SFAS 87) were as follows (dollars in thousands):


                                                       DECEMBER 31, 1994        DECEMBER 31, 1993
                                                     ---------------------    ---------------------
                                                     RETIREMENT               RETIREMENT
                                                        PLAN        SERP         PLAN        SERP
                                                     ----------    -------    ----------    -------
Actuarial present value of vested benefit
  obligation......................................    $ 66,516     $ 1,593     $ 67,646     $ 1,755
                                                     ----------    -------    ----------    -------
                                                     ----------    -------    ----------    -------
Actuarial present value of accumulated benefit
  obligation......................................    $ 68,774     $ 1,607     $ 69,693     $ 1,762
                                                     ----------    -------    ----------    -------
                                                     ----------    -------    ----------    -------
Plan assets at fair value.........................    $ 66,073     $ --        $ 67,920     $ --
Actuarial present value of projected benefit
  obligation......................................     (73,700)     (1,794)     (75,677)     (1,812)
                                                     ----------    -------    ----------    -------
Plan assets less than projected benefit
  obligation......................................      (7,627)     (1,794)      (7,757)     (1,812)
Unrecognized prior service cost...................       3,588           6        4,104           7
Unrecognized net gain (loss)......................      (1,331)        140        2,016         342
Adjustment required to recognize minimum
  liability.......................................      (--)        (--)           (136)       (299)
                                                     ----------    -------    ----------    -------
Accrued pension cost..............................    $ (5,370)    $(1,648)    $ (1,773)    $(1,762)
                                                     ----------    -------    ----------    -------
                                                     ----------    -------    ----------    -------



    The actuarial present values of the vested benefit obligations shown above represent the amount to which employees are entitled based on the employees' expected dates of separation or retirement. Assumptions, based on actual historical results, used in accounting for the defined benefit plans were as follows as of December 31:



                                                                         1994     1993     1992
                                                                         -----    -----    ----
Discount rate for projected benefits..................................    8.50%    7.50%   7.25%
Discount rate for pension costs.......................................    7.50     7.25    8.00
Average wage increases................................................    4.00     4.00    5.00
Expected long-term return on plan assets..............................   10.00    10.00    9.00



    The Company also maintains another defined benefit pension plan covering nine past and present members of the management board of IABG. Benefits are determined based on the members' years of service and compensation. The Company had an accrued balance of

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



13. RETIREMENT PLANS--(CONTINUED)


$6,444,000, and $5,699,000 for this pension obligation as of March 31, 1995 and December 31, 1994, respectively. The contribution expense amounted to $33,000 and $70,000 for the three months ended March 31, 1995 and 1994 and to $554,000 in calendar year 1994 and to $128,000 for the period of ownership in 1993. No additional pension disclosures required by SFAS 87 have been provided since the majority of the members covered by the plan have retired and the liability reflected in these financial statements for this plan will not increase significantly in the future.



    The Company maintains a self-insurance plan to cover the costs of certain employee health benefits. As of March 31, 1995, December 31, 1994 and 1993, the estimated balance accrued for the cost of incurred but unreported claims was approximately $2,000,000. The Company's annual liability for claims expense is contractually limited pursuant to an agreement with an insurance company. The actual claims expense for 1994 did not exceed the contractual maximum.



14. TRANSACTIONS WITH RELATED PARTIES



    The Chairman, Vice Chairman and a member of the Company's Board of Directors are the Chairman and two Managing Directors, respectively, of Carlyle. The Company retains Carlyle to provide certain advisory and consulting services for an annual fee of $500,000 plus expenses. Total amounts incurred by the Company related to these services for the three months ended March 31, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 were approximately $125,000, $125,000, $505,000, $535,000 and $512,000, respectively. Upon completion of a contemplated public offering, Carlyle will waive its right to receive this fee in the future in exchangeprimarily for a number of shares of Common Stock to be determined by dividing $1,620,000 by the initial public offering price per share of the shares of Common Stock offered thereby. Also in 1992, the Company paid $250,000 to Carlyle as an advisory fee for services rendered in connection with the acquisition of Vinnell.



    Prior to its privatization by the German Government in 1993, IVG was majority owned by the German Government (See Note 3). Contract revenue derived by IABG from the German Government and its ministries totalled $28,950,000 and $21,736,000 for the three months ended March 31, 1995 and 1994 and $118,543,000 for the year ended December 31, 1994 and $16,300,000 for the period from November 17, 1993 through December 31, 1993. The total amount receivable from the German Government at March 31, 1995 and December 31, 1994 and 1993 was $0, $3,325,476 and $11,576,000, respectively.



    IABG leases most of its facilities from IVG (a 20% owner of IABG). Total rent expense incurred with IVG for the three months ended March 31, 1995 and 1994 was $1,926,000 and $1,840,000, respectively and was $7,305,000 and
$1,054,000 for the year ended December 31, 1994 and for the period in 1993, since the acquisition by the Company. IABG earns a market rate of interest on a related $5,000,000 lease deposit with IVG. Interest income earned during 1994 since the installment payments of the lease deposit in 1994 totalled $19,700.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



15. UNCONSOLIDATED AFFILIATES



    The Company has ownership interests ranging from 33% to 50% in certain unconsolidated joint ventures. The Company's investments in and advances to the unconsolidated joint ventures, as well as the location of the ventures' operations, are summarized as follows (dollars in thousands):



                                                                                   DECEMBER 31,
                                                                    MARCH 31,    ----------------
                                                     OWNERSHIP %      1995        1994      1993
                                                     -----------    ---------    ------    ------
VBR, Turkey.......................................          50%      $ 1,790     $1,880    $1,807
AWV, Sultanate of Oman............................          50         1,756      1,793     1,173
Seavin, Egypt.....................................          50         1,043      1,174     1,142
Others............................................       33-42           440        346       160
                                                                    ---------    ------    ------
                                                                     $ 5,029     $5,193    $4,282
                                                                    ---------    ------    ------
                                                                    ---------    ------    ------



    Combined summarized financial information of all of the Company's joint ventures is as follows as of and for the respective three and twelve months periods ended (dollars in thousands):


                                                           MARCH 31,            DECEMBER 31,
                                                       ------------------    ------------------
                                                        1995       1994       1994       1993
                                                       -------    -------    -------    -------
Current assets......................................   $13,397    $14,382    $14,943    $14,356
Non-current assets..................................       774         20        775      --
Current liabilities.................................     3,722      4,860      5,181      6,243
Non-current liabilities.............................       245      --           245      --
Revenue.............................................    15,114     18,405     72,946     92,791
Gross profit........................................       896      1,037      4,663      5,660
Net income..........................................       532        657      3,681      4,446



16. MAJOR CUSTOMERS AND GEOGRAPHIC OPERATIONS



  Major Customers



    Revenue from major customers was as follows for the periods ended (dollars in thousands):



                                            MARCH 31,                    DECEMBER 31,
                                       --------------------    --------------------------------
                                         1995        1994        1994        1993        1992
                                       --------    --------    --------    --------    --------
U.S. Government (including sub-
  contract revenues from government
  primes):
  Dept. of Defense..................   $ 67,008    $ 52,755    $244,671    $261,082    $213,388
  Other federal agencies............     27,231      32,209     132,309     122,579     111,397
Foreign Defense Agencies............     46,466      41,060     193,523     122,227      73,747
Other foreign government agencies...     11,984      11,110      54,433       --          --
State and local governments.........      9,721       5,309      40,533      22,332      16,978
Commercial..........................     29,491      22,720     108,780      30,072       8,879
                                       --------    --------    --------    --------    --------
    Total...........................   $191,901    $165,163    $774,249    $558,292    $424,389
                                       --------    --------    --------    --------    --------
                                       --------    --------    --------    --------    --------



    No contracts individually represented more than 10% of total revenue for the quarter ended March 31, 1995 or for 1994 while contracts individually representing more than 10% of total revenue for the years ended December 31, 1993 and 1992, totalled $74,768,000 and $96,568,000, respectively.

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)



  Geographic Operations



    Revenue, profit after allocable contract costs (cost of sales, selling, general and administrative expenses, and depreciation expense) and assets by geographic area of all consolidated subsidiaries were as follows as of or for the respective three and twelve month periods ended (dollars in thousands):



                                            MARCH 31,                    DECEMBER 31,
                                       --------------------    --------------------------------
                                         1995        1994        1994        1993        1992
                                       --------    --------    --------    --------    --------
Revenue:
  United States.....................   $111,987    $ 97,078    $438,474    $414,528    $351,110
  Europe............................     48,801      40,847     201,418      32,940       --
  Middle East.......................     31,113      27,238     134,357     110,824      73,279
                                       --------    --------    --------    --------    --------
    Total...........................   $191,901    $165,163    $774,249    $558,292    $424,389
                                       --------    --------    --------    --------    --------
                                       --------    --------    --------    --------    --------
Profit After Allocable Contract
  Costs:
  United States.....................   $  6,900    $  5,966    $ 26,958    $ 23,957    $ 22,060
  Europe............................      1,606         738       4,693       4,116       --
  Middle East.......................      3,791         819      10,554       6,656       4,858
                                       --------    --------    --------    --------    --------
    Total...........................   $ 12,297    $  7,523    $ 42,205    $ 34,729    $ 26,918
                                       --------    --------    --------    --------    --------
                                       --------    --------    --------    --------    --------
Assets:
  United States.....................   $168,355    $170,730    $209,983    $167,851    $139,235
  Europe............................     99,479      69,973     103,582      96,240       --
  Middle East.......................     36,944      31,180      21,986      39,345      35,581
                                       --------    --------    --------    --------    --------
    Total...........................   $304,778    $271,883    $335,551    $303,436    $174,816
                                       --------    --------    --------    --------    --------
                                       --------    --------    --------    --------    --------


17. COMMITMENTS AND CONTINGENCIES

  Government Audits


    Payments to the Company on United States or foreign government contracts are subject to adjustments upon audit by various agencies of the respective governments. Audits currently in progress are in varying stages of completion; however, management does not expect the results of these audits, or audits related to any operations prior to March 31, 1995 and December 31, 1994, subsequently initiated, to have a material effect on the Company's financial position or results of future operations.


  Litigation and Claims


    The Company is a party to various legal actions, claims, government inquiries and audits resulting from the normal course of business. Although the total amount of liability with respect to these matters cannot be ascertained, management of the Company believes that any resulting liability should not have a material effect on the results of future operations.


  Environmental Matters

    One of the Company's wholly owned subsidiaries was previously notified by the United States Environmental Protection Agency (EPA) that it is one of several potentially responsible parties

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


17. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

(PRPs) for remediation in connection with asbestos present at two sites. The subsidiary, along with another PRP, entered into a consent decree with the EPA in 1992, by which the subsidiary and the other PRP are obligated to reimburse the EPA for costs incurred in its assessment and monitoring of approximately $1,600,000 and to undertake work to address the environmental exposure as defined in the consent decree. The Company originally accrued $4,400,000 which management believed to be the best estimate of the liability for this claim. Amounts paid and charged against this provision through 1994 total approximately $2,019,000. Management believes that the remaining accrual for this contingency of $2,381,000 is sufficient to cover costs to be incurred related to the subsidiary's performance pursuant to the consent decree.



    Another of the Company's subsidiaries was previously notified by the Massachusetts Department of Environmental Protection that it is also one of several PRPs in an environmental matter arising as a result of work performed on a contract with the U.S. Air Force. The Company has been, and management believes the Company will continue to be, reimbursed by the U.S. Air Force for all costs incurred in connection with addressing the claimed environmental hazard associated with the former contract. No costs were incurred in 1995 or in 1994 relative to this contingency.



  Lease Obligations



    The Company leases office space and equipment under various operating lease agreements. Leases for principal office space typically have terms of five to twenty years and carry optional renewal periods of five to twenty years. Most leases include provisions for periodic rent escalations based on changes in various economic indices. Amounts representing aggregate rent expense on all operating leases, excluding equipment rented for use on specific contracts and reimbursed pursuant to the terms of those contracts, totalled $7,686,000, $8,014,000, $35,426,000, $23,933,000 and $22,756,000 for the three months ended
March 31, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992, respectively.



    Future minimum payments on non-cancellable operating leases were as follows on December 31, 1994 (dollars in thousands):



                                                         WHOLLY OWNED
                                                         SUBSIDIARIES                IABG
                                                     --------------------    --------------------
                   YEAR ENDING                       OFFICE                  OFFICE
                   DECEMBER 31,                       SPACE     EQUIPMENT     SPACE     EQUIPMENT
- --------------------------------------------------   -------    ---------    -------    ---------
1995..............................................   $20,056     $ 1,094     $ 7,944      $ 580
1996..............................................    15,862         714       6,775        227
1997..............................................    11,299         556       6,775         99
1998..............................................     7,154         419       6,775      --
1999..............................................     1,482          55       6,775      --
  Thereafter......................................     1,731       --         27,102      --
                                                     -------    ---------    -------    ---------
    Total.........................................   $57,584     $ 2,838     $62,146      $ 906
                                                     -------    ---------    -------    ---------
                                                     -------    ---------    -------    ---------



    The Company's share of the future minimum lease commitments of IABG is 45%. The remaining 55% commitment is the responsibility of the subsidiary's other owners.



    IABG is required to provide cash collateral of $6,400,000 to the lessor for its facilities which are leased through the year 2004. Approximately $4,800,000 of this commitment was paid in 1994

                            BDM INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS
                                   UNAUDITED)


17. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

and the remaining $1,600,000 is due on November 16, 1995. The amount of the collateral balance will be reduced by the landlord by $2,400,000 prior to the end of the lease term in $600,000 increments paid every two years beginning on November 16, 1997. Cash on deposit is interest-bearing and interest income will accrue at current market rates payable quarterly.



    After the termination of certain of the leases for operating facilities of IABG, the Company is liable for costs to be incurred, cumulatively up to $7,000,000 adjusted for inflationary changes in a specified economic index, for any removal or repair of buildings and facilities deemed necessary by the lessor. For any year that the related lease is extended beyond the year 2013, the commitment is reduced by 1/10th per year to a minimum commitment of $1,000,000. The Company's share of the reclamation costs would be 45%. No amounts have been accrued for this contingency.



  Sublease Commitments



    Sublease rental income earned was $990,000, $1,106,000, $4,379,000,
$2,579,000 and $1,312,000 during the three months ended March 31, 1995 and 1994 and during the years ended December 31, 1994, 1993 and 1992, respectively. Future minimum payments on non-cancellable subleases were as follows as of December 31, 1994 (dollars in thousands):



YEAR ENDING
DECEMBER 31,
- ----------------------------------------------------------------
1995............................................................   $2,243
1996............................................................    1,440
1997............................................................      831
1998............................................................      426
1999............................................................       45
    Thereafter..................................................     --
                                                                   ------
    Total.......................................................   $4,985
                                                                   ------
                                                                   ------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES UNDER ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION
IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO ITS DATE.


                                 --------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Available Information.................     2
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    14
Use of Proceeds.......................    17
Dividend Policy.......................    17
Dilution..............................    18
Capitalization........................    19
Selected Consolidated Financial
Information...........................    20
Management's Discussion and Analysis
 of Financial Condition and Results of
Operations............................    22
Business..............................    28
Management............................    36
Certain Transactions..................    46
Security Ownership of Certain
 Beneficial Owners and Management.....    49
Description of Capital Stock..........    51
Shares Eligible for Future Sale.......    53
Underwriting..........................    55
Validity of Common Stock..............    56
Experts...............................    57
Additional Information................    57
Index to Consolidated Financial
Statements............................   F-1





                                2,500,000 SHARES


                             BDM INTERNATIONAL, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

                                     [LOGO]

                                 --------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                      REPRESENTATIVES OF THE UNDERWRITERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                         ALTERNATE INTERNATIONAL



                   SUBJECT TO COMPLETION, DATED MAY 12, 1995



[LOGO]



                                2,500,000 SHARES
                            BDM INTERNATIONAL, INC.



                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                              -------------------


    Of the 2,500,000 shares of Common Stock offered, 500,000 shares are being offered hereby in an international offering outside the United States and 2,000,000 shares are being offered in a concurrent United States offering. The initial public offering price and aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".



    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $17.00 and $19.00. For factors to be considered in determining the initial public offering price, see "Underwriting".



    SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.



    Application has been made for the Common Stock to be approved for quotation and trading on the Nasdaq National Market under the symbol "BDMI".


                              -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              -------------------


                                  INITIAL PUBLIC     UNDERWRITING     PROCEEDS TO
                                  OFFERING PRICE     DISCOUNT(1)      COMPANY(2)
                                  --------------     ------------     -----------
Per Share.....................               $                  $               $
Total(3)......................               $                  $               $


- ------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



(2) Before deducting estimated expenses of $650,000 payable by the Company.



(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 375,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting".


                              -------------------


    The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about      , 1995.



GOLDMAN SACHS INTERNATIONAL                             LEHMAN BROTHERS

                              -------------------


                  The date of this Prospectus is       , 1995.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK



    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "non-U.S. holder"). This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position (including the tax position of certain U.S. expatriates) and does not deal with U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Each prospective holder is urged to consult a tax advisor with respect to the U.S. federal tax consequences of acquiring, holding and disposing of Common Stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other tax jurisdiction.



DIVIDENDS



    Dividends paid to a non-U.S. holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of such holder. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of such holder, are subject to tax at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



    Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations, not currently in effect, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.



    A non-U.S. holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.



GAIN ON DISPOSITION OF COMMON STOCK



    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States , (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and either
(a) such individual's "tax home" for the U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes and the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock. The Company has not been, is not, and does not anticipate becoming a "U.S. real property holding corporation" for federal income tax purposes.

FEDERAL ESTATE TAXES



    Common Stock held by a non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.



U.S. INFORMATION REPORTING REQUIREMENT AND BACKUP WITHHOLDING TAX



    U.S. information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above, and backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30% withholding discussed above or that are not so subject because an applicable tax treaty reduces such withholding. Otherwise, backup withholding of U.S. federal income tax at a rate of 31% may apply to dividends paid with respect to the Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's U.S. taxpayer identification number) in the manner required by U.S. law and applicable regulations. Generally, the payor of the dividends may rely on the payees' address outside the United States in determining that the withholding discussed above applies, and consequently, that the backup withholding provisions do not apply.



    As a general proposition, U.S. information reporting and backup withholding also will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Common Stock is currently subject to both U.S. backup withholding and information reporting unless the holder certifies non-U.S. status under penalties of perjury or otherwise establishes an exemption.



    A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service.



                                  UNDERWRITING



    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the International Underwriters named below and each of such International Underwriters, for whom Goldman Sachs International and Lehman Brothers International (Europe), are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:



                                                                         NUMBER OF
                                                                         SHARES OF
                             UNDERWRITER                                COMMON STOCK
- ---------------------------------------------------------------------   ------------
Goldman Sachs International..........................................
Lehman Brothers International (Europe)...............................

                                                                        ------------
      Total..........................................................      500,000
                                                                        ------------
                                                                        ------------

    Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.



    The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $       per share. The International Underwriters may
allow, and such dealers may reallow, a concession not in excess of $       per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



    The Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 2,000,000 shares of Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the International Offering is a condition to the closing of the U.S. offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co. and Lehman Brothers Inc.



    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



    The Company has granted the International Underwriters an option exercisable for 30 days after the date of the Prospectus to purchase up to an aggregate of 75,000 additional shares of Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 500,000 shares of Common Stock offered hereby. The Company has granted the U.S. Underwriters a similar option exercisable up to an aggregate of 300,000 additional shares of Common Stock.



    The Company, the Principal Stockholders and certain directors and executive officers have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including but not limited to securities which are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities (other than pursuant to employee stock option plans, employee stock purchase plans or 401(k) plans existing on the date of this Prospectus or in an acquisition in which the person or persons receiving the Common Stock or substantially similar securities agree in writing to be bound by this clause) without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.



    Each International Underwriter has also agreed that (a) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985 of Great Britain, (b) it has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares at Common Stock in, from or otherwise involving the United Kingdom, and
(c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.



    Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.



    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.



    Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives of the International Underwriters and U.S. Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    Application has been made for the Common Stock to be approved for quotation and trading on the Nasdaq National Market under the symbol BDMI.



    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.



                            VALIDITY OF COMMON STOCK



    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, and for the International Underwriters by Sullivan & Cromwell, Washington, D.C.



                                    EXPERTS



    The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving such reports.

                             ADDITIONAL INFORMATION



    The Company has filed with the SEC under the Securities Act a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the SEC. The Registration Statement may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (7 World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611). Copies of such material can be obtained from the public reference section of the SEC, Washington, D.C. 20549, at prescribed rates. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part hereof.

                                                         ALTERNATE INTERNATIONAL


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES UNDER ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION
IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO COMMON STOCK CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                 --------------

                               TABLE OF CONTENTS
                                         PAGE
                                         ----
Available Information.................     2
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    14
Use of Proceeds.......................    17
Dividend Policy.......................    17
Dilution..............................    18
Capitalization........................    19
Selected Consolidated Financial
 Information..........................    20
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................    22
Business..............................    28
Management............................    36
Certain Transactions..................    46
Security Ownership of Certain
 Beneficial Owners and Management.....    49
Description of Capital Stock..........    51
Shares Eligible for Future Sale.......    53
Certain United States Tax Consequences
to Non-U.S. Holders of Common Stock...    55
Underwriting..........................    56
Validity of Common Stock..............    58
Experts...............................    58
Additional Information................    59
Index to Consolidated Financial
 Statements...........................   F-1




                                2,500,000 SHARES



                             BDM INTERNATIONAL, INC.



                                  COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)



                                 --------------

                                     [LOGO]

                                 --------------



                          GOLDMAN SACHS INTERNATIONAL



                                LEHMAN BROTHERS



                      REPRESENTATIVES OF THE UNDERWRITERS


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee:


SEC Registration Fee....................................................   $  1,507
NASD Filing Fees........................................................        437
Nasdaq National Market Listing Fee......................................          0
Transfer Agent and Registrar Fees and Expenses..........................      *
Printing and Engraving Expenses.........................................    100,000
Legal Fees and Expenses.................................................    300,000
Accounting Fees and Expenses............................................    150,000
Blue Sky Fees and Expenses..............................................      *
Miscellaneous Expenses..................................................     98,056
                                                                           --------
      Total.............................................................   $  *    +
                                                                           --------
                                                                           --------


- ------------

* To be completed by amendment.


+ An additional $550,000 of expenses were incurred in connection with the initial filing of the registration statement on March 30, 1994 and were expensed in the year ended December 31, 1994.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that such person undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

    In accordance with Section 145 of the DGCL, Section 13 of the By-laws provides that the Company shall indemnify any director, officer or employee of the Company entitled to indemnity under the DGCL to the fullest extent permitted by the DGCL; provided, however, that the Company may not be permitted to indemnify any person in connection with any proceeding initiated by such person, unless such proceeding is authorized by a majority of the directors of the Company. Article Eighth of the Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Article Eighth of the Certificate of Incorporation will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

    Section 8 of the Underwriting Agreement, a form of which is included in
Exhibit 1.1 to this Registration Statement, provides for indemnification of directors and officers of the Company by the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since October 23, 1990, the Company has sold and issued the following unregistered securities:

    1. In connection with the 1990 Acquisition, the Company sold an aggregate of 6,750,000 shares of Common Stock and 750,000 shares of Class B Common Stock at a purchase price of $4.00 per share as follows: The Carlyle Fund purchased 6,000,000 shares of Common Stock, Mellon purchased 750,000 shares of Common Stock, The Equitable Partnership purchased 562,500 shares of Class B Common Stock and The Equitable Fund purchased 187,500 shares of Class B Common Stock.

    2. In connection with the 1990 Acquisition, the Company sold 100,000 shares of Series A Preferred Stock to The Carlyle Fund at a purchase price of $100.00 per share.


    3. In connection with the 1990 Acquisition, the Company issued to LAC a Conditional Note, dated October 23, 1990, which expired October 23, 1994.


    4. In connection with the 1991 Offering, the Company sold 1,500,000 shares of Common Stock to The Carlyle Fund at a purchase price of $4.00 per share.

    5. In May 1991, the Company sold 500,000 shares of Common Stock to The Carlyle Fund at a purchase price of $4.00 per share.

    6. To finance the acquisition of the outstanding common stock of Vinnell in March 1992, the Company issued to the seller a subordinated promissory note, dated March 13, 1992, in the principal amount of $3.7 million at an annual interest rate of 10%.


    7. In connection with the acquisition of FACE, effective January 1, 1993, the Company issued to ING Bank in April 1993 a note in the principal amount of approximately $2.75 million which bears interest at the rate of 2% above the prime rate of the Dutch Central Bank. This note was repaid in full in August 1994.



    8. In connection with the execution and delivery of the Credit Facility, the Company and the subsidiaries of the Company named therein issued a Revolving Credit Note, dated July 20, 1993, in the principal amount of $23 million and payable jointly and severally by the Company and the subsidiaries of the Company named therein.


    9. Under the 1990 Stock Option Plan, the Compensation Committee of the Board of Directors granted to certain employees incentive stock options to purchase a total of 1,562,500 shares of Common Stock, net of forfeitures, at an exercise price ranging from $4.00 to $17.25 per share, since the inception of the plan on December 1990.


    10. Under the Director Stock Purchase Program, the Company sold to certain directors a total of 47,146 shares of Common Stock at a purchase price ranging from $5.25 to $8.00 per share, since the inception of the program on July 1992.


    11. Since December 1990, the Compensation Committee has granted to selected members of management MISOs to purchase a total of 1,119,169 shares of Common Stock, net of forfeitures, at an exercise price equal to par value $.01 per share.



    12. Under the 1994 Stock Option Plan, the Compensation Committee of the Board of Directors granted to certain employees incentive stock options to purchase a total of 220,782 shares of Common Stock, net of forfeitures, at an exercise price of $17.25 per share, since the inception of the plan in 1994.



    No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as transactions not involving a public offering, the respective purchasers thereof having acquired such shares for their respective accounts without a view to the distribution thereof.


ITEM 16. EXHIBITS


EXHIBIT
  NO.                                         DESCRIPTION
- -------   -----------------------------------------------------------------------------------
   1.1    Form of Underwriting Agreement.*
   3.1    Amended and Restated Certificate of Incorporation.++++
   3.2    Amended and Restated By-Laws.++++
   4.1    Specimen Common Stock certificate.*
   4.2    Stockholders Agreement, dated October 23, 1990, among BDM Holdings, Inc., The
          Carlyle Group, L.P., The Carlyle Partners Leveraged Capital Fund I, L.P., Equitable
          Partnership, II, L.P., Equitable Deal Flow Fund, L.P., the Richard King Mellon
          Foundation, Earle C. Williams, Michael J. Mruz and Dr. William E. Sweeney.+
   4.3    Amendment No. 1 to Stockholders Agreement, dated December 10, 1990.+
   4.4    Amendment No. 2 to Stockholders Agreement, dated April 30, 1992.++++
   4.5    Amendment No. 3 to Stockholders Agreement, dated January 5, 1993.+++++
   4.6    Investor Stock Purchase Agreement, dated October 23, 1990, among
          BDM Holdings, Inc., The Carlyle Partners Leveraged Capital Fund I, L.P., Equitable
          Partnership, II, L.P., Equitable Deal Flow Fund, L.P., the Richard King Mellon
          Foundation.+
   4.7    Amendment No. 1 to Investor Stock Purchase Agreement, dated            , 1995.*
   4.8    Form of Lock-up Agreement, dated             , 1994.*
   4.9    Certain instruments defining the rights of holders of long-term debt of BDM
          International, Inc. are omitted pursuant to Section(b)(4)(iii) of Item 601 of
          Regulation S-K under the Securities Act. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.
   5.1    Opinion of Willkie Farr & Gallagher.*


EXHIBIT
  NO.                                         DESCRIPTION
- -------   -----------------------------------------------------------------------------------
  10.1    Transaction Agreement, dated October 2, 1990, among New BDM, Inc., BDM Holdings,
          Inc., The Carlyle Group, L.P., Loral Corporation and Loral Aerospace Corporation.+
  10.2    Amendment No. 1 to Transaction Agreement, dated October 23, 1990, New BDM, Inc.,
          BDM Holdings, Inc., The Carlyle Group, L.P., Loral Corporation and Loral Aerospace
          Corporation.+
  10.3    Non-Competition Agreement, dated March 13, 1992, by and among the selling shareholder, BDM Holdings, Inc. and Vinnell Corporation.++
  10.4    Stock Purchase and Redemption Agreement, dated March 13, 1992, by and among the selling shareholder, Vinnell Corporation and BDM Holdings, Inc.++
  10.5    Vinnell Corporation Promissory Note, dated March 13, 1992, in the principal amount of $3,700,000 issued to the selling shareholder.++
  10.6    Subordinated Guaranty Agreement, dated March 13, 1992, by and among the selling shareholder, BDM Holdings, Inc. and Vinnell Corporation.++
  10.7    Consulting Agreement, dated March 13, 1992, among BDM Holdings, Inc., the selling shareholder and Vinnell Corporation.++
  10.9    Credit Agreement, dated as of July 20, 1993, among BDM International, Inc., certain subsidiaries of BDM International, Inc. and the several banking institutions named therein with CoreStates Bank, N.A. as Agent.++++
  10.10   First Amendment to the Credit Agreement, dated as of March   , 1994, by and among
          BDM International, Inc., each of its subsidiaries' signatories thereto, the banking institutions' signatories thereto and CoreStates Bank, N.A.++++
  10.11   Second Amendment to the Credit Agreement, dated as of May 27, 1994, by and among
          BDM International, Inc., each of its subsidiaries signatories thereto, the banking institutions' signatories thereto, and CoreStates Bank, N.A.+++++
  10.12   Security Agreement, dated as of July 20, 1993, among BDM International, Inc., certain subsidiaries of BDM International, Inc. and the several banking institutions named therein with CoreStates Bank, N.A. as Agent.++++
  10.13   Agreement, dated November 16, 1993, among the Federal Republic of Germany,
          Industrieanlagen-Betriebsgesellschaft mbH, BDM International, Inc.,
          Industrieverwaltungsgesellschaft AG and IABG Holding GmbH.+++
  10.14   Voting Rights Agreement, dated November 16, 1993, between
          Industrieverwaltungsgesellschaft AG and BDM Europe BV.+++
  10.15   1990 Stock Option Plan.+
  10.16   Form of Management Incentive Stock Purchase Agreement.+
  10.17   Form of Director Stock Purchase Plan Purchase Authorization.++++
  10.18   BDM International, Inc. 401(k) PLUS Plan.+
  10.19   The BDM Corporation Retirement Plan.+
  10.20   The BDM Corporation Supplemental Executive Retirement Plan, effective December 26,
          1984.+
  10.21   BDM International, Inc. Defined Contribution Supplemental Executive Retirement
          Plan, effective October 8, 1993.++++
  10.22   The BDM Corporation Cash and Stock Incentive Compensation Plan.+
  10.23   Letter Agreement, dated March 4, 1992, between BDM International, Inc. and Philip
          A. Odeen.++++
  10.24   1994 Stock Option Plan.+++++
  11      Statement of Computation of Earnings Per Share.
  21      Subsidiaries of BDM International, Inc.+++++

EXHIBIT
  NO.                                         DESCRIPTION
- -------   -----------------------------------------------------------------------------------
  24.1    Consent of Coopers & Lybrand.
  24.2    Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).
  25.1    Power of Attorney of the Board of Directors (included on the signature page hereof).
  27.     Financial Data Schedule.


- ------------

    * To be filed by amendment.

    + Incorporated by reference to Registration Statement on Form S-1 (File No.
      33-38405) of BDM Holdings, Inc. filed with the SEC on February 14, 1991.

   ++ Incorporated by reference to Current Report on Form 8-K (File No.
      33-38405) of BDM International, Inc. filed with the SEC on March 13, 1992.

  +++ Incorporated by reference to Amendment No. 1 to Current Report on Form
      8-K/A (File No. 33-38405) of BDM International, Inc. filed with the SEC on January 31, 1994.


 ++++ Incorporated by reference to Registration Statement on Form S-1 (File No.
      33-77096 of BDM International, Inc. filed with the SEC on March 30, 1994.



+++++ Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 000-23966) of BDM International, Inc. filed with the SEC on March 31, 1995.


ITEM 17. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, By-Laws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on May 12, 1995.


                                          BDM INTERNATIONAL, INC.


                                          By /s/ PHILIP A. ODEEN


                                             ...................................


                                             Name: Philip A. Odeen
                                            Title: President and Chief Executive
                                                   Officer


    Each of the undersigned officers and directors of BDM International, Inc. hereby severally constitutes and appoints Philip A. Odeen and C. Thomas Faulders, III, each their attorney in fact for the undersigned, in any and all capacities, each with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                     TITLE                     DATE
- --------------------------------------------------  ---------------------------------   ------------
           /s/ PHILIP A. ODEEN                      President and Chief Executive       May 12, 1995
..................................................    Officer, Director
                 Philip A. Odeen

       /s/ C. THOMAS FAULDERS, III                  Executive Vice President,           May 12, 1995
..................................................    Treasurer and Chief Financial
             C. Thomas Faulders, III                  Officer

         /s/ FRANK C. CARLUCCI                      Chairman of the Board of             May 5, 1995
..................................................    Directors
                Frank C. Carlucci

   /s/ DR. JEANNETTE G. BROWN                       Director                             May 5, 1995
..................................................
          Dr. Jeannette G. Brown

       /s/ WILLIAM E. CONWAY, JR.                   Vice Chairman and Director           May 5, 1995
..................................................
              William E. Conway, Jr.

          /s/ JAMES A.D. GEIER                      Director                             May 5, 1995
..................................................
                 James A.D. Geier

          /s/ NEIL GOLDSCHMIDT                      Director                             May 5, 1995
..................................................
                 Neil Goldschmidt

..................................................  Director                             May  , 1995
               Walter Leisler Kiep

                    SIGNATURE                                     TITLE                     DATE
- --------------------------------------------------  ---------------------------------   ------------
..................................................  Director                             May  , 1995
                  Dr. Hans Mark

          /s/ THOMAS G. RICKS                       Director                             May 5, 1995
..................................................
                 Thomas G. Ricks

          /s/ JOHN M. SLOSAR                        Director                             May 5, 1995
..................................................
                  John M. Slosar

         /s/ HELMUT SONNENFELDT                     Director                             May 5, 1995
..................................................
                Helmut Sonnenfeldt

     /s/ DR. WILLIAM E. SWEENEY, JR.                Director                             May 5, 1995
..................................................
           Dr. William E. Sweeney, Jr.

          /s/ EARLE C. WILLIAMS                     Director                             May 5, 1995
..................................................
                Earle C. Williams

                                            EXHIBIT INDEX
EXHIBIT
  NO.                                         DESCRIPTION
- -------   -----------------------------------------------------------------------------------
   1.1    Form of Underwriting Agreement.*
   3.1    Amended and Restated Certificate of Incorporation.++++
   3.2    Amended and Restated By-Laws.++++
   4.1    Specimen Common Stock certificate.*
   4.2    Stockholders Agreement, dated October 23, 1990, among BDM Holdings, Inc., The
          Carlyle Group, L.P., The Carlyle Partners Leveraged Capital Fund I, L.P., Equitable
          Partnership, II, L.P., Equitable Deal Flow Fund, L.P., the Richard King Mellon
          Foundation, Earle C. Williams, Michael J. Mruz and Dr. William E. Sweeney.+
   4.3    Amendment No. 1 to Stockholders Agreement, dated December 10, 1990.+
   4.4    Amendment No. 2 to Stockholders Agreement, dated April 30, 1992.++++
   4.5    Amendment No. 3 to Stockholders Agreement, dated January 5, 1993.+++++
   4.6    Investor Stock Purchase Agreement, dated October 23, 1990, among
          BDM Holdings, Inc., The Carlyle Partners Leveraged Capital Fund I, L.P., Equitable
          Partnership, II, L.P., Equitable Deal Flow Fund, L.P., the Richard King Mellon
          Foundation.+
   4.7    Amendment No. 1 to Investor Stock Purchase Agreement, dated            , 1995.*
   4.8    Form of Lock-up Agreement, dated             , 1994.*
   4.9    Certain instruments defining the rights of holders of long-term debt of BDM
          International, Inc. are omitted pursuant to Section(b)(4)(iii) of Item 601 of
          Regulation S-K under the Securities Act. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.
   5.1    Opinion of Willkie Farr & Gallagher.*
  10.1    Transaction Agreement, dated October 2, 1990, among New BDM, Inc., BDM Holdings,
          Inc., The Carlyle Group, L.P., Loral Corporation and Loral Aerospace Corporation.+
  10.2    Amendment No. 1 to Transaction Agreement, dated October 23, 1990, New BDM, Inc.,
          BDM Holdings, Inc., The Carlyle Group, L.P., Loral Corporation and Loral Aerospace
          Corporation.+
  10.3    Non-Competition Agreement, dated March 13, 1992, by and among the selling shareholder, BDM Holdings, Inc. and Vinnell Corporation.++
  10.4    Stock Purchase and Redemption Agreement, dated March 13, 1992, by and among the selling shareholder, Vinnell Corporation and BDM Holdings, Inc.++
  10.5    Vinnell Corporation Promissory Note, dated March 13, 1992, in the principal amount of $3,700,000 issued to the selling shareholder.++
  10.6    Subordinated Guaranty Agreement, dated March 13, 1992, by and among the selling shareholder, BDM Holdings, Inc. and Vinnell Corporation.++
  10.7    Consulting Agreement, dated March 13, 1992, among BDM Holdings, Inc., the selling shareholder and Vinnell Corporation.++
  10.9    Credit Agreement, dated as of July 20, 1993, among BDM International, Inc., certain subsidiaries of BDM International, Inc. and the several banking institutions named therein with CoreStates Bank, N.A. as Agent.++++
  10.10   First Amendment to the Credit Agreement, dated as of March   , 1994, by and among
          BDM International, Inc., each of its subsidiaries' signatories thereto, the banking institutions' signatories thereto and CoreStates Bank, N.A.++++


                                            EXHIBIT INDEX
EXHIBIT
  NO.                                         DESCRIPTION
- -------   -----------------------------------------------------------------------------------
  10.11   Second Amendment to the Credit Agreement, dated as of May 27, 1994, by and among
          BDM International, Inc., each of its subsidiaries signatories thereto, the banking institutions' signatories thereto, and CoreStates Bank, N.A.+++++
  10.12   Security Agreement, dated as of July 20, 1993, among BDM International, Inc., certain subsidiaries of BDM International, Inc. and the several banking institutions named therein with CoreStates Bank, N.A. as Agent.++++
  10.13   Agreement, dated November 16, 1993, among the Federal Republic of Germany,
          Industrieanlagen-Betriebsgesellschaft mbH, BDM International, Inc.,
          Industrieverwaltungsgesellschaft AG and IABG Holding GmbH.+++
  10.14   Voting Rights Agreement, dated November 16, 1993, between
          Industrieverwaltungsgesellschaft AG and BDM Europe BV.+++
  10.15   1990 Stock Option Plan.+
  10.16   Form of Management Incentive Stock Purchase Agreement.+
  10.17   Form of Director Stock Purchase Plan Purchase Authorization.++++
  10.18   BDM International, Inc. 401(k) PLUS Plan.+
  10.19   The BDM Corporation Retirement Plan.+
  10.20   The BDM Corporation Supplemental Executive Retirement Plan, effective December 26,
          1984.+
  10.21   BDM International, Inc. Defined Contribution Supplemental Executive Retirement
          Plan, effective October 8, 1993.++++
  10.22   The BDM Corporation Cash and Stock Incentive Compensation Plan.+
  10.23   Letter Agreement, dated March 4, 1992, between BDM International, Inc. and Philip
          A. Odeen.++++
  10.24   1994 Stock Option Plan.+++++
  11      Statement of Computation of Earnings Per Share.
  21      Subsidiaries of BDM International, Inc.+++++
  24.1    Consent of Coopers & Lybrand.
  24.2    Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).
  25.1    Power of Attorney of the Board of Directors (included on the signature page hereof).
  27.     Financial Data Schedule.


- ------------

    * To be filed by amendment.

    + Incorporated by reference to Registration Statement on Form S-1 (File No.
      33-38405) of BDM Holdings, Inc. filed with the SEC on February 14, 1991.

   ++ Incorporated by reference to Current Report on Form 8-K (File No.
      33-38405) of BDM International, Inc. filed with the SEC on March 13, 1992.

  +++ Incorporated by reference to Amendment No. 1 to Current Report on Form
      8-K/A (File No. 33-38405) of BDM International, Inc. filed with the SEC on January 31, 1994.

 ++++ Incorporated by reference to Registration Statement on Form S-1 (File No.
      33-77096 of BDM International, Inc. filed with the SEC on March 30, 1994.

+++++ Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 000-23966) of BDM International, Inc. filed with the SEC on March 31, 1995.